As Filed With the Securities and Exchange Commission On August 3, 2001

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Interpool, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7359,6159 (Primary Standard Industrial Classification Code Number)	13-3467669 (I.R.S. Employer Identification Number)

211 College Road East
Princeton, New Jersey 08540
(609) 452-8900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Martin Tuchman
Chairman and Chief Executive Officer
Interpool, Inc.
211 College Road East
Princeton, New Jersey 08540
(609) 452-8900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attn: Jeffrey S. Lowenthal (212) 806-5400	Cleary, Gottlieb, Steen and Hamilton One Liberty Plaza New York New York 10006 Attn: Allan G. Sperling (212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_| ________________

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_| ________________

CALCULATION OF REGISTRATION FEE

                                            Proposed Maximum
Title of Each Class of                          Aggregate           Proposed Maximum
Securities                Amount to be      Offering Price Per     Aggregate Offering      Amount of
to be Registered          Registered(1)        Security                 Price           Registration fee
--------------------------------------------------------------------------------------------------------
Common Stock, $.001
  par value..........   6,325,000 shares       $19.02 (2)         $120,301,500 (2)         $30,076.00
(1)	Includes 825,000 shares of Common Stock issuable upon exercise of the over-allotment options to be granted to the Underwriters.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the closing price of the Common Stock on August 2, 2001 on the New York Stock Exchange.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2001

PROSPECTUS

5,500,000 SHARES

INTERPOOL, INC.

COMMON STOCK
$ PER SHARE

          We are selling 5,500,000 shares of our common stock. We have granted the underwriters an option to purchase up to 825,000 additional shares of common stock to cover over-allotments.

          Our common stock is listed on the New York Stock Exchange under the symbol "IPX." The last reported sales price of our common stock on the New York Stock Exchange on August 2, 2001 was $19.02 per share.

           Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and accurate. Any representation to the contrary is a criminal offense.

                                                                               PER SHARE            TOTAL
                                                                               ---------            -----
Public Offering Price                                                      $                    $
Underwriting Discounts                                                     $                    $
Proceeds to Interpool, before expenses                                     $                    $
         The underwriters expect to deliver the shares to purchasers on or about ___________, 2001

Salomon Smith Barney
                    ABN AMRO Rothschild LLC
                                            A.G. Edwards & Sons, Inc.
                                                                        U.S. Bancorp Piper Jaffray

          , 2001

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

Summary
Risk Factors
Forward Looking Statements
Use of Proceeds
Price Range of Common Stock
Dividend Policy
Capitalization
Selected Consolidated Financial and Operating Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Certain Relationships and Related Party Transactions
Principal Stockholders
Description of Capital Stock
Shares Eligible for Future Sale
Underwriting
Legal Matters
Experts
Available Information
Index to Financial Statements	1 7 10 11 11 12 12 13 15 25 33 41 43 45 47 48 50 50 50 F-1

SUMMARY

          This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and related notes, before making an investment decision. Unless otherwise noted, references to "Interpool," "we," "our" and "us" refer to Interpool, Inc., a Delaware corporation, and its subsidiaries.

Interpool, Inc.

          We are the largest lessor of intermodal chassis in the United States and one of the world's leading lessors of intermodal dry freight standard containers. At March 31, 2001, our chassis fleet totaled approximately 176,000 chassis and our container fleet totaled approximately 664,000 twenty-foot equivalent units ("TEUs"). From 1996 to 2000, we increased the size of our chassis fleet at a compound annual rate of 32% and our container fleet at a compound annual rate of 21%.

          We concentrate on leasing equipment to our customers on a long-term basis. Substantially all of our new equipment is initially leased for terms of five to eight years and approximately 66% of our total fleet of chassis and 88% of our total fleet of containers are currently on long-term lease. We believe our focus on long-term leasing has enabled us to:

•	maintain high utilization rates of our equipment, which over the last five years averaged 98%;

•	achieve more stable and predictable earnings;

•	concentrate on the expansion of our asset base through the purchase and lease of new equipment to fulfill specific orders for new long-term leases; and

•	operate with low overhead and staff levels.

           Approximately 34% of our chassis are currently leased on a short-term basis to satisfy customers' peak or seasonal requirements, generally at higher rates than under long-term leases. For customers who require daily or weekly chassis rentals, we operate chassis pools at major domestic shipping ports and terminals. These chassis pools consist of our chassis and those of our customers.

           Approximately 12% of our containers are currently leased on a short-term basis. Our 50%-owned affiliate, Container Applications International, Inc. ("CAI"), markets our containers available for short-term leasing as part of its fleet, thereby facilitating redeployment of our containers at the end of long-term leases. Our relationship with CAI maximizes utilization of our container fleet, and increases our leverage in the marketplace by giving us the world's third largest container lessor fleet on a combined basis.

          In October 2000, we firmly established our position as the largest chassis lessor in the United States by acquiring the North American Intermodal Division of Transamerica Leasing, Inc. ("Transamerica") for approximately $672 million. As a result of the acquisition, we increased our chassis fleet from approximately 103,000 to 176,000 units. In March 2001, we sold 40,000 rail trailers and domestic containers we acquired in the Transamerica transaction, along with 10,000 of our existing rail trailers and domestic containers, to GE Capital for approximately $345 million. Over the last three years, our intermodal transportation equipment asset mix has shifted from 37% chassis and 63% containers in 1998 to 57% chassis and 43% containers in 2001. A significant benefit of the change in asset mix is that chassis have a longer average useful life than containers.

          We lease our chassis and containers to a diversified customer base of over 400 customers, including all of the world's 20 largest international container shipping lines and major North American railroads. We lease containers to shipping lines operating in all major ports throughout the world. The chassis leasing business is almost exclusively a domestic business, and our customers include railroads, domestic shipping companies and international shipping lines doing business in the United States. We provide customer service and market to our customers through a worldwide network of offices, agents and marketing representatives. We believe one of the key factors in our ability to compete effectively has been the long-standing relationships that our management and marketing representatives have established with most of the world's large shipping lines and major North American railroads. As a result of these relationships, 7 of our top 10 customers have been customers for at least 10 years.

           Interpool and its predecessors have been involved in the leasing of chassis since 1976 and containers since 1968. Our senior management and marketing representatives have on average over 20 years of experience in the intermodal transportation industry. In 1968, Martin Tuchman, our Chairman, CEO and co-founder, was actively involved in the development of the uniform standards for containerization which are used in the industry today and which helped to facilitate the growth of containerization.

Market Opportunity

          The efficiencies and cost savings inherent in intermodal transportation of containerized cargo have facilitated the dramatic growth of international trade and domestic commerce. Intermodal transportation permits movement of cargo in a standard dry freight container by means of a combination of ship, rail and truck without unpacking and repacking of the contents during transit. The container is the predominant means of transporting manufactured goods in international commerce. The domestic chassis fleet has also grown to accommodate the increased container traffic. In addition, container traffic has grown steadily through business cycles.

As a result of the financial and operational flexibility of leasing, leasing companies have played a significant role in the growth of intermodal transportation, supplying approximately half of the world's chassis and container requirements, with the balance owned predominantly by shipping lines and railroads. We have increased the size of our container fleet at a compound annual rate of approximately 26% since 1990, significantly outpacing the 9% compound growth rate of container traffic through the world's major ports during that period.

Our Strategy

          Our objective is to continue to expand on our market position as a leading long-term lessor of intermodal transportation equipment. To achieve this objective, we intend to continue to:

•	focus on our core business of domestic chassis and international marine container leasing;

•	concentrate on long-term leasing to achieve high utilization rates and more stable and predictable earnings;

•	be a low cost provider of intermodal equipment;

•	purchase chassis and containers to fulfill specific customer orders; and

•	make strategic acquisitions of complementary businesses and asset portfolios on an opportunistic and financially disciplined basis.

Corporate Information

          Our executive offices are located at 211 College Road East, Princeton, New Jersey 08540. Our main telephone number is (609) 452-8900. We were incorporated in the State of Delaware in 1988. Our principal website is located at www.interpool.com. The information contained on that website, as well as any of our other websites, is not part of this prospectus.

The Offering

Common stock offered	5,500,000 shares

Common stock to be outstanding immediately after the offering	32,921,452 shares
Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including:
• • •	debt reduction equipment purchases possible future acquisitions

NYSE symbol	IPX

This information is based on the number of shares of common stock outstanding at March 31, 2001. It excludes 4,496,501 shares of common stock issuable upon the exercise of outstanding options (of which 4,386,501 are currently exercisable) at a weighted average exercise price of $10.30 per share. A total of 6,150,000 shares of common stock have been reserved for issuance or issued under the stock option plans (including those described in the preceding sentence).

Unless otherwise specified, the information contained in this prospectus assumes that the underwriters' over-allotment option is not exercised.

Summary Consolidated Historical and Pro Forma Financial and Operating Data

          The following table sets forth our summary consolidated historical and pro forma financial and operating data for the periods and at the dates indicated. The historical financial data for each of the five years in the period ended December 31, 2000 are derived from and qualified by reference to the historical consolidated financial statements that have been audited and reported upon by Arthur Andersen LLP, independent public accountants. The historical financial data for the three months ended March 31, 2000 and 2001, and as of March 31, 2001 are derived from our unaudited financial statements. In our opinion, this unaudited information has been prepared on a basis consistent with the audited consolidated historical financial statements appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and results of operations for such periods. The pro forma income statement data gives effect to the acquisition of the North American Intermodal Division of Transamerica as if the transaction occurred on January 1, 2000. This information should be read in conjunction with our historical consolidated financial statements and the notes thereto. The historical and proforma results presented are not necessarily indicative of future results.

                                                                                Pro Forma      Three
                                                                                 Year          Months
                                                                                 Ended         Ended
                                        Year Ended December 31,                 December 31,   March 31,
                        1996(1)(2)     1997       1998      1999(3)    2000(4)     2000      2000     2001
                        ----------     ----       ----      -------    -------     ----      ----       ----

                               (in thousands, except per share amounts)       (unaudited)      (unaudited)
INCOME STATEMENT DATA:
Revenues:                $ 147,148    $161,425  $ 182,316  $ 217,840   $287,055  $344,412  $61,152   $86,395
Earnings before
interest and taxes          81,481      86,474     96,624     79,628    122,300   147,403   24,627    36,388

Income before change
   in accounting
   principle and
   extraordinary item       34,196      33,091     37,614     21,871     42,956    48,521    9,043    11,002
Net income                 $34,196     $27,663    $37,614    $22,611    $44,456   $50,021  $10,543   $11,835
Income per share
   before change in
   accounting
   principle and
   extraordinary item:
    Basic                    $1.24       $1.17      $1.36      $0.79      $1.57     $1.77    $0.33     $0.40
    Diluted                  $1.16       $1.13      $1.31      $0.77      $1.54     $1.74    $0.33     $0.38
Net income per share:
    Basic                    $1.24       $0.73      $1.36      $0.82      $1.62     $1.82    $0.38     $0.43
    Diluted                  $1.16       $0.71      $1.31      $0.80                $1.80    $0.38     $0.41
                                                                        $1.60
Weighted average
shares outstanding:
    Basic                   25,953      27,552     27,561     27,571     27,421    27,421   27,421    27,421
    Diluted                 31,438      29,370     28,615     28,234     27,834    27,834   27,421    29,122
Cash dividends               $0.13       $0.15      $0.15      $0.15      $0.15     $0.15  $0.0375   $0.0375
declared per common
share:

                                          As of March 31, 2001
                                        Actual         as Adjusted(5)
                                        ------         -----------

                                             (in thousands)
                                             --------------

                                               (unaudited)

BALANCE SHEET DATA:

Cash, short-term investments and        $199,423        $199,423
   marketable securities
Total assets                           1,902,907       1,902,907
Debt and capital lease obligations     1,346,788       1,248,888
Stockholders' equity                     340,412         438,412

                                                   AS OF DECEMBER 31,                           AS OF MARCH 31,
                          ------------ ------------ -------------- --------------- ---------    ----------------
                            1996          1997         1998         1999           2000            2001
                            ----          ----         ----         ----           ----            ----
Fleet Data:

Chassis
Chassis units              57,000        63,000        76,000      90,000        175,000         176,000
Utilization rate            94%           96%           96%          95%          97%             96%
Containers
Containers (in TEUs)      301,000       426,000       500,000     575,000        650,000         664,000
Utilization rate            98%           98%           99%         99%           99%             99%
 ___________________
(1)	The 1996 income statement data includes non-recurring expense items totaling $3.9 million.

(2)	Restated to give effect to a three-for-two stock split effective March 27, 1997. In 1997, we adopted Statement of Financial Accounting Standards No. 128.

(3)	1999 results included costs of $6.8 million after tax associated with the write-down of certain container equipment with manufacturer's defects subject to a warranty claim for which the expense was not recoverable due to the bankruptcy of the manufacturer. Additionally, 1999 results included $13.5 million less revenue and approximately $8 million less after tax income than 1998 in the finance lease business primarily due to our decision to de-emphasize this business and sell assets to a securitization vehicle.

(4)	The 2000 results included contributions from the Transamerica assets, which we acquired on October 24, 2000. The acquisition was effective October 1, 2000. The 2000 results included only the chassis acquired from Transamerica, as the acquired rail trailers and domestic containers were identified as assets held for sale at the time of purchase.

(5)	Reflects the receipt and application of the estimated net proceeds from the sale of common stock in this offering, assuming a public offering price of $19.02 per share (the closing price on August 2, 2001).

RISK FACTORS

           You should carefully consider the risks described below before buying shares in this offering. Investing in our common stock involves a high degree of risk. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In that case, the trading price of our common stock could decline, and you could lose some or all of your investment.

Risks Relating to Our Business and Operations

We are subject to the cyclicality of world trade which may impair demand for our chassis and containers.

          The demand for our chassis and containers primarily depends upon levels of world trade of finished goods and component parts. Recessionary business cycles, political conditions, the status of trade agreements and international conflicts may have an impact on our operating results. The demand for leased chassis also depends upon domestic economic conditions and volumes of exports to the United States which are likely to be adversely affected if the value of the United States dollar declines. When the volume of world trade decreases, our business of leasing chassis and containers may be adversely affected as the demand for such equipment is reduced. A substantial decline in world trade may also adversely affect our customers, leading to possible defaults and the return of equipment prior to the end of a lease term.

We operate in a highly competitive industry, which may adversely affect our results of operations or ability to expand our business.

          The transportation equipment leasing industry is highly competitive. We compete with numerous domestic and foreign leasing companies, some of which have greater financial resources and access to capital than we do. Some of our competitors have large underutilized inventories of chassis and containers, which could lead to significant downward pressure on pricing and margins. In addition, if the available supply of intermodal transportation equipment were to increase significantly as a result of, among other factors, new companies entering the business of leasing and selling such equipment, our competitive position could be adversely affected.

          We, like other suppliers of leased chassis and containers, are dependent upon decisions by shipping lines and other transportation companies to lease rather than buy their equipment. In addition, our ability to achieve our strategy of expanding our business in response to customer demand for long term leasing would be adversely affected if our customers shifted to more short-term leasing over long-term leasing. Most of the factors affecting the decisions of our customers are outside our control. Operating costs such as storage and repair and maintenance costs also increase as utilization decreases.

Sustained Asian economic instability could have an adverse affect on our business.

           Certain of the shipping lines to which we lease containers are entities domiciled in several Asian countries. In addition, many of our customers are substantially dependent upon shipments of goods exported from Asia. From time to time there have been economic disruptions, financial turmoil and political instability in this region. If such events were to occur in the future, they could adversely affect these customers and lead to a reduced demand for leasing of our containers or otherwise adversely affect us.

Defaults by our customers could have an adverse affect on our business.

          We are dependent upon our lessees continuing to make lease payments for our equipment. A default by a lessee may cause us to lose revenues for past services and incur expenses for storage, collection and recovery. Repossession from defaulting lessees may be difficult and more expensive in certain jurisdictions.

          If a long-term lessee defaults, we may be unable to release recovered equipment for comparable rates or terms. We cannot assure you that our reserves for anticipated losses will not increase over historical levels or be sufficient to cover actual losses, or that our earnings will not be adversely affected by customer defaults.

Changes in market price, availability or transportation costs of containers in china could adversely affect our ability to maintain our supply of containers.

           China is currently the largest container producing nation in the world and we currently purchase substantially all of our containers from manufacturers in China. In the event that it were to become more expensive for us to procure containers in China or to transport these containers at a low cost from China to the locations where they are needed by customers, either because of increased tariffs imposed by the United States or other governments or for any other reason, we would have to seek alternative sources of supply. We may not be able to make alternative arrangements quickly enough to meet our equipment needs, and such alternative arrangements may increase our costs.

We are controlled by a limited number of stockholders, and there may be conflicts of interest between these stockholders and our public stockholders.

           Following this offering, approximately 61.7% of our common stock will be beneficially owned, directly or indirectly, in the aggregate by Warren L. Serenbetz, Martin Tuchman, Raoul J. Witteveen and Arthur L. Burns, each of whom is our director and/or either an executive officer or consultant, and certain members of their immediate families. Such individuals, either directly or indirectly, have the ability to elect all of the members of our Board of Directors and to control the outcome of all matters submitted to a vote of our stockholders. Messrs. Serenbetz, Tuchman, Witteveen and Burns, as well as certain family members and affiliated entities, are parties to a Stockholders' Agreement that imposes certain restrictions on their ability to dispose of their shares of our common stock and requires them to vote for the re-election of Messrs. Serenbetz, Tuchman, Witteveen and Burns as our directors.

We are dependent on certain key members of management; loss of those key members could adversely affect our business and prospects.

          Our growth and continued profitability are dependent upon, among other factors, the abilities, experience and continued service of certain members of our senior management, particularly Martin Tuchman, our Chairman and Chief Executive Officer, and Raoul J. Witteveen, our President and Chief Operating Officer. Each of Messrs. Tuchman and Witteveen holds, either directly or indirectly, a substantial equity interest in Interpool and also is a director of Interpool. We cannot assure you, however, that we will be able to retain the services of either of Messrs. Tuchman or Witteveen. The loss of either such individual could adversely affect our business and prospects.

The volatility of the residual value of equipment could adversely affect our operating results.

           Although our operating results primarily depend upon equipment leasing, our profitability is also affected by the residual values (either for sale or continued operation) of our chassis and containers upon expiration of their leases. These values, which can vary substantially, depend upon, among other factors, the maintenance standards observed by lessees, the need for refurbishment, our ability to remarket equipment, the cost of comparable new equipment, the availability of used equipment, rates of inflation, market conditions, the costs of materials and labor and the obsolescence of the equipment. In addition, operating leases are subject to greater residual risk than direct finance leases. Most of these factors are outside of our control.

Loss of our eligibility for tax benefits under the U.S.-Barbados tax treaty could adversely affect our results.

          We currently receive certain tax benefits under an income tax convention between the United States and Barbados (the "Tax Convention"), the jurisdiction in which our subsidiary Interpool Limited, which operates our container business, is incorporated. There can be no assurance that at some future date the Tax Convention will not be modified in a manner adverse to us or repealed in its entirety, nor can there be any assurance that we will continue to be eligible for such tax benefits.

We may need additional capital in the future and adequate financing may not be available to us on acceptable terms, or at all.

          Our business is highly dependent upon the availability of capital. In particular, the growth of our fleet through new equipment purchases or acquisitions, as well as the refinancing of our existing debt, will require further debt or equity financings. There can be no assurance that any additional financing will be available to us on acceptable terms, or at all. If we raise additional funds by issuing equity securities, further dilution to the existing stockholders may result.

Risks Relating to Our Offering

The price of our common stock could continue to fluctuate.

          The market price for our common stock has fluctuated in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

•	announcements of developments related to our business;

•	fluctuations in our quarterly results of operations;

•	sales of substantial amounts of our shares into the marketplace;

•	general conditions in our industry or the worldwide economy;

•	a shortfall in revenues or earnings compared to securities analysts' expectations;

•	changes in analysts' recommendations or projections;

•	announcements of new acquisitions; and

•	an outbreak of war or hostilities.

          The current market price of our common stock may not be indicative of future market prices.

If our stockholders sell substantial amounts of our common stock after this offering, the market price of our common stock may fall.

           Sales of a substantial number of shares of our common stock in the public market by our stockholders, or the perception that such sales may occur, could adversely affect the price of our common stock. Upon the closing of this offering, we will have outstanding an aggregate of 32,921,452 shares of common stock, of which 14,204,311 shares will be freely tradeable without restriction or further registration under the Securities Act. A total of 18,717,141 shares of our common stock are held by our "affiliates" and other holders of restricted securities within the meaning of Rule 144 under the Securities Act and may only be sold in compliance with Rule 144. In addition, the shares of common stock beneficially owned by our executive officers, directors and the parties to the Stockholders’ Agreement are subject to lock-up agreements under which these persons have agreed, subject to customary exceptions, not to offer or sell any of their shares of common stock for a period of 90 days from the date of this prospectus without the prior written consent of Salomon Smith Barney Inc. on behalf of the underwriters.

Our charter documents and Delaware law may inhibit a takeover and limit our growth opportunities, which could cause the market price of our shares to decline.

          Our Restated Certificate of Incorporation and Restated By-laws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. These provisions apply even if the offer may be considered beneficial by some stockholders. If a change of control or change in management is delayed or prevented, the market price of our shares could decline. In addition, our Restated Certificate of Incorporation and Restated Bylaws contain provisions that may discourage acquisition bids for Interpool.

FORWARD-LOOKING STATEMENTS

          This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements under "Summary," "Risk Factors," "Management Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

          The net proceeds from the sale of 5,500,000 shares of common stock in this offering will be approximately $98 million (approximately $113 million if the underwriters' over-allotment option is exercised in full), assuming a public offering price of $19.02 per share of common stock (the closing price on August 2, 2001) and after deducting underwriting discounts and our estimated offering expenses. The net proceeds of the offering will be used for general corporate purposes, including debt reduction, equipment purchases and possible future acquisitions.

PRICE RANGE OF COMMON STOCK

          Our common stock is traded on the New York Stock Exchange under the symbol "IPX." The following table sets forth for the periods indicated, the high and low last reported sale prices for the common stock on the New York Stock Exchange. All share and per share data have been rounded to the nearest cent.

                                                       Common Stock Price
                                                       ------------------
                                                       High            Low
                                                       ----            ---
Year ended December 31, 1998

First Quarter...................................       $15.50           $13.25
Second Quarter..................................        16.19            14.38
Third Quarter...................................        18.94             9.88
Fourth Quarter..................................        17.13            10.00
Year ended December 31, 1999
First Quarter...................................        16.75            12.44
Second Quarter..................................        15.25            10.50
Third Quarter...................................        13.50             7.50
Fourth Quarter..................................         9.13             6.88
Year ended December 31, 2000
First Quarter...................................         8.00             5.25
Second Quarter..................................         9.75             5.31
Third Quarter...................................        13.63             8.31
Fourth Quarter..................................        17.63            11.56
Year ended December 31, 2001
First Quarter...................................        18.44            12.56
Second Quarter..................................        17.00            13.55
Third Quarter (through August 2, 2001)..........        19.45            14.91

          As of August 1, 2001, there were approximately 1,100 record holders of our common stock. On August 2, 2001, the last reported sale price of Interpool common stock on the New York Stock Exchange was $19.02 per share.

DIVIDEND POLICY

          We paid a quarterly dividend in the amount of $.05 per share on our common stock in July 2001. The Board of Directors' present intention is to continue to pay dividends at this level. Prior to July 1, 2001, we had paid a quarterly dividend of $.0375 per share on our common stock for the prior 17 quarters.

CAPITALIZATION

          The following table sets forth our short-term debt and capitalization as of March 31, 2001. Our short-term debt and capitalization is presented:

•	on an actual basis; and

•	on an as adjusted basis to reflect the receipt and application of the estimated net proceeds from the sale of common stock in this offering, assuming a public offering price of $19.02 per share (the closing price on August 2, 2001).

          You should read the information in this table together with our consolidated financial statements and the related notes and with "Selected Consolidated Historical Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                     As of March 31, 2001
                                                                 Actual               as Adjusted
                                                                        (In Thousands)
Short-term debt obligations (including current portion
of long-term debt and capital lease obligations)....            $107,764                $107,764
                                                                ========                ========

Long-term debt and capital obligations (less current
portion)............................................           1,239,024               1,141,024
                                                               ---------               ---------

Minority interest in equity of subsidiaries.........               1,879                   1,879
                                                                   -----                   -----

Stockholders' equity:

Preferred stock, par value $.001 per share, 1,000,000
   authorized, none issued............................                 -                       -
Common stock, par value $.001 per share, 100,000,000
   shares authorized, 27,579,952 shares issued,
   actual, and 33,079,952 shares issued, as adjusted..                28                      33
Additional paid-in capital............................           124,184                 222,179
Treasury stock, at cost, 158,500 shares...............           (1,170)                 (1,170)
Retained earnings.....................................           228,762                 228,762
                                                                --------                 -------
Accumulated other comprehensive income (loss), net of
   taxes..............................................          --------                (11,392)
                                                                (11,392)
         Total stockholders' equity...................           340,412                 438,412
                                                              ----------              ----------
         Total capitalization.........................        $1,581,315              $1,581,315
                                                              ==========              ==========
_____________________

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

          The following table sets forth our selected consolidated historical financial and operating data for the periods and at the dates indicated. The historical financial data for each of the five years in the period ended December 31, 2000, and at December 31, 1996, 1997, 1998, 1999, and 2000, are derived from and qualified by reference to the historical consolidated financial statements that have been audited and reported upon by Arthur Andersen LLP, independent public accountants. The historical financial data for the three months ended March 31, 2000 and 2001 are derived from our unaudited financial statements. In our opinion, this unaudited information has been prepared on a basis consistent with the audited consolidated historical financial data appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and results of operations for such periods. This information should be read in conjunction with our Management's Discussion and Analysis of Financial Condition and Results of Operations and our historical consolidated financial statements and the notes thereto. The historical results presented are not necessarily indicative of future results.

                                                                                           Three Months Ended
                                                                                                March 31,
                                                           Year Ended December 31,
                                       1996(1)(2)   1997     1998        1999 (3)   2000 (4)  2000       2001
                                       ----         ----     ----        ----       ----      ----       ----
                                               (in thousands, except per share amounts)         (unaudited)
INCOME STATEMENT DATA:
Revenues:                             $ 147,148  $ 161,425   182,316   $ 217,840 $ 287,055   61,152     86,395

Costs and expenses:

   Lease operating expenses              17,235     23,287    25,071      37,112    54,255   10,863     19,078
   Administrative expenses               12,370     14,573    17,826      29,050    35,958    8,985      9,792
   Provision for doubtful accounts        1,126      1,972     2,142       7,686     3,417      862      1,167
   Market value adjustment for
    derivative investments                   --         --        --          --        --       --        870
   Depreciation and amortization of
   leasing equipment                     31,976     35,611    42,651      61,736    68,406   15,452     20,803
   Other (income)/expense, net            (932)      (492)   (1,998)       2,628     2,719      363    (1,703)
   Interest expense                      42,784     54,131    64,271      66,406    87,230   18,057     25,164
   Interest income                      (3,299)    (5,248)  (11,061)    (12,049)  (16,511)  (4,423)    (2,678)
   Non-recurring charges                 3,892         --        --          --        --       --         --

Income before provision for income
taxes and extraordinary items            41,996     37,591    43,414      25,271    51,581   10,993     13,902

Provision for income taxes                7,800      4,500     5,800       3,400     8,625    1,950      2,900

Income before change in accounting
principle and extraordinary item         34,196     33,091    37,614      21,871    42,956    9,043     11,002

Cumulative effect of change in
accounting principle, net of
applicable taxes of $440, $449 and
$449                                         --         --        --          --       660      660        833

Extraordinary gain (loss) on debt
retirement, net of applicable taxes
of ($1,825), $494, $560 and $560             --    (5,428)        --         740       840      840         --

   Net income                           $34,196    $27,663   $37,614     $22,611   $44,456  $10,543    $11,835

Income per share before change in
accounting principle and
extraordinary item:

    Basic                                 $1.24      $1.17     $1.36       $0.79     $1.57    $0.33      $0.40
    Diluted                               $1.16      $1.13     $1.31       $0.77     $1.54    $0.33      $0.38

Net income per share:

    Basic                                  1.24       0.73      1.36        0.82      1.62    $0.38      $0.43
    Diluted                                1.16       0.71      1.31        0.80      1.60    $0.38      $0.41

Weighted average shares outstanding:

    Basic                                25,953     27,552    27,561      27,571    27,421   27,421     27,421
    Diluted                              31,438     29,370    28,615      28,234    27,834   27,421     29,122

Cash dividends declared per common        $0.13      $0.15     $0.15       $0.15     $0.15  $0.0375    $0.0375
share:

                                                                                                             As of
                                                    As of December 31,                                      March 31,
                               -------------------------------------------------------------------    ------------------------

                           1996       1997          1998          1999           2000           2000        2001
                           ----       ----          ----          ----           ----        -------        ----
Balance Sheet Data:                            (in thousands)                                    (unaudited)
                                                                                                 -----------
Cash, short-term
 investments and
 marketable Securities    $70,055     $42,976     $112,298   $207,626     $156,291    $96,209     $199,423
Total assets             $939,418  $1,114,456  $1,362,234`  $1,443,259  $2,194,831 $1,398,892   $1,902,907
Debt and capital lease
   obligations           $602,704    $744,227     $932,157   $998,228   $1,618,036   $943,571   $1,346,788
Stockholders' equity     $280,546    $250,446     $283,215   $301,367     $342,231   $310,864     $340,412

                                                                                As of March
                                     As of December 31,                             31,
                           1996       1997     1998       1999        2000          2001
                           ----       ----     ----       ----        ----          ----
Fleet Data
Chassis
Number of chassis units   57,000     63,000    76,000     90,000     175,000       176,000
Utilization rate           94%         96%      96%        95%         97%           96%
CONTAINERS
Number of containers
(in TEUs)                301,000     426,000  500,000    575,000     650,000       664,000
Utilization rate           98%         98%      99%       99%          99%           99%

_____________________
(1)	The 1996 income statement data includes non-recurring expense items totaling $3.9 million.

(2)	Restated to give effect to a three-for-two stock split effective March 27, 1997. In 1997, we adopted Statement of Financial Accounting Standards No. 128.

(3)	1999 results included costs of $6.8 million after tax associated with the write-down of certain container equipment with manufacturer's defects subject to a warranty claim for which the expense was not recoverable due to the bankruptcy of the manufacturer. Additionally, 1999 results included $13.5 million less revenue and approximately $8 million less after tax income than 1998 in the finance lease business primarily due to our decision to de-emphasize this business and sell assets to a securitization vehicle.

(4)	The 2000 results included contributions from the Transamerica assets, which we acquired on October 24, 2000. The acquisition was effective October 1, 2000. The 2000 results include only the chassis acquired from Transamerica as the acquired rail trailers and domestic containers were identified as assets held for sale at the time of purchase.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion in conjunction with "Risk Factors," "Selected Consolidated Historical Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

General

          We generate revenues through leasing transportation equipment, primarily intermodal chassis and dry freight standard containers. Most of our revenues are derived from payments under operating leases and income earned under finance leases, under which the lessee has the right to purchase the equipment at the end of the lease term.

           Revenue derived from an operating lease generally consists of the total lease payment from the customer. In 1998, 1999 and 2000, revenues derived from operating leases were $148.0 million (81% of revenues), $189.2 million (90% of revenues) and $266.0 million (93% of revenues), respectively.

           Revenue derived from a direct finance lease consists only of income recognized over the term of the lease using the effective interest method. The principal component of the direct finance lease payment is reflected as a reduction to the net investment in the direct finance lease. In 1998, 1999 and 2000, total payments from direct finance leases were $128.1 million, $86.7 million and $88.9 million, respectively. In 1998, 1999 and 2000, the revenue component of total lease payments totaled $34.3 million (19% of revenues), $20.7 million (10% of revenues) and $21.1 million (7% of revenues). The decrease in the revenue component of total lease payments during 1999 was a result of the reduction in finance lease revenues of $14.2 million as a result of the securitized lease receivables.

          Our mix of operating and direct finance leases is a function of customer preference and demand and our success in meeting those customer requirements. During the initial two years of either an operating lease or a direct finance lease, the contribution to our earnings before interest and taxes is very similar. In subsequent periods, however, the operating lease will generally be more profitable than a direct finance lease, primarily due to the return of principal inherent in a direct finance lease. However, after the long-term portion (and any renewal) of an operating lease expires, the operating lease will have redeployment costs and related risks which are avoided under a direct finance lease.

          We conduct business with shipping line customers throughout the world and are thus subject to the risks of operating in disparate political and economic conditions. Offsetting this risk is the worldwide nature of the shipping business and the ability of our shipping line customers to shift their operations from areas of unfavorable political and/or economic conditions to more promising areas. Substantially all of our revenues are billed and paid in U.S. dollars. In addition, our container purchases are paid for in U.S. dollars. We believe these factors substantially mitigate foreign currency rate risks.

          Our container leasing operations are conducted through our subsidiary, Interpool Limited, a Barbados corporation. Our effective tax rate benefits substantially from the application of an income tax convention, pursuant to which the profits of Interpool Limited from container leasing operations are exempt from federal taxation in the United States. Such profits are subject to Barbados tax at rates which are significantly lower than the applicable rates in the United States. See "--United States Federal Income Tax." Our chassis leasing operations are conducted primarily through Trac Lease and Interpool. The short-term portion of our container leasing operations is conducted through our 50%-owned affiliate, CAI. Certain other United States equipment leasing activities are conducted through Interpool itself.

          We own a 51% interest in Personal Computer Rental, a nationwide lessor of computers and related equipment which we purchased in May 1999. Our computer leasing segment is comprised of Personal Computer Rental and Microtech. Revenues from the computer leasing segment in 1998, 1999 and 2000 were $8.1 million, $28.1 million and $44.8 million, respectively. Income before taxes from in 1998, 1999 and 2000 was $.7 million, $2.0 million and $2.4 million, respectively.

Results of Operations

Three Months Ended March 31, 2001 compared to Three Months Ended March 31, 2000

           Revenues. Our revenues increased to $86.4 million for the three months ended March 31, 2001, from $61.2 million in the three months ended March 31, 2000, an increase of $25.2 million or 41%. The increase was due to our October 2000 acquisition of the North American Intermodal Division of Transamerica Leasing Inc. which resulted in $19.5 million of additional leasing revenues, increased operating lease revenues of $6.0 million primarily generated by an expanded fleet, and increased finance lease revenues of $.4 million, partially offset by reduced revenues of $.7 million generated by the computer leasing segment. Utilization rates of the chassis and container operating lease fleets at March 31, 2001 were 95% and 99%, respectively, and at March 31, 2000 were 96% and 99%, respectively.

           Lease Operating and Administrative Expenses. Our lease operating and administrative expenses increased to $30.0 million for the three months ended March 31, 2001 from $20.7 million in the three months ended March 31, 2000, an increase of $9.3 million. The increase was primarily due to our October 2000 acquisition of assets from Transamerica, which resulted in $6.4 million of additional lease operating and administrative expenses, as well as higher operating and administrative expenses resulting from expanded operations generating increased equipment rental, commissions, maintenance and repairs and salary expense, partially offset by reduced consulting and legal expenses.

           Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses increased to $20.8 million in the three months ended March 31, 2001 from $15.5 million in the three months ended March 31, 2000, an increase of $5.3 million. The increase was due to an increased fleet size, as well as $4.0 million of depreciation and amortization as a result of the October 2000 acquisition of assets from Transamerica.

           Other (Income)/expense, Net. The change in other (income)/expense, net of $2.1 million was primarily due to a gain of $1.8 million on the sale of the rail trailers and domestic containers previously owned by us to TIP Intermodal Services, a GE Capital Company. These rail trailers and domestic containers were not acquired from Transamerica as part of the October 2000 acquisition. Additionally, exclusive of the sale of the above-mentioned rail trailers and domestic containers to TIP Intermodal Services, our net loss on sale of leasing equipment decreased $.6 million during the three months ended March 31, 2001, partially offset by a decrease in our income from unconsolidated subsidiaries of $.3 million during the three months ended March 31, 2001.

           Interest Expense, Net. Our net interest expense increased to $22.4 million in the three months ended March 31, 2001 from $13.6 million in the three months ended March 31, 2000, an increase of $8.8 million. The increase in net interest expense was due to increased interest expense of $7.1 million, as well as decreased investment income of $1.7 million. The increase in interest expense was primarily due to increased borrowings to acquire the Transamerica assets and fund capital expenditures, resulting in incremental interest expense of $6.3 million, as well as increased borrowing costs resulting in incremental interest expense of $.8 million.

           Provision for Income Taxes. Our provision for income taxes increased to $2.9 million from $2.0 million primarily due to higher taxable income, as well as a higher effective tax rate resulting from greater income contribution from the domestic intermodal division.

           Income Before Cumulative Effect of Change in Accounting Principle and Extraordinary Gain. As a result of the factors described above, our net income before cumulative effect of change in accounting principle and extraordinary gain was $11.0 million in the three months ended March 31, 2001 versus net income of $9.0 million in the three months ended March 31, 2000.

           Cumulative Effect of Change in Accounting Principle. We recorded the cumulative effect of a change in accounting principle of $.8 million in the three months ended March 31, 2001. This represents the cumulative effect through December 31, 2000 regarding our accounting for swap transactions not accounted for as hedges in accordance with the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of Statement 133 on January 1, 2001 increased liabilities by approximately $9.0 million, with offsetting amounts recorded as decreases to deferred tax liabilities of $2.4 million and accumulated other comprehensive income of $7.4 million.

          We recorded the cumulative effect of a change in accounting principle of $.7 million in the three months ended March 31, 2000. This represents a change in our accounting for our maintenance and repairs expense from an accrual to cash basis, in accordance with a recent Securities and Exchange Commission recommendation.

           Extraordinary Gain. We recorded an extraordinary gain on the retirement of debt of $.8 million in the three months ended March 31, 2000.

           Net Income. As a result of the factors described above, our net income increased to $11.8 million in the three months ended March 31, 2001 from $10.5 million in the three months ended March 31, 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

           Revenue. Our revenues increased to $287.1 million for the year ended December 31, 2000, from $217.8 million in the year ended December 31, 1999, an increase of $69.3 million or 32%. The increase was due to increased operating lease revenues of $59.2 million primarily generated by an expanded chassis and container fleet, as well as an $18.0 million increase in leasing revenues contributed by PCR as compared to the prior year as a result of the acquisition of PCR, which took place in May 1999. Additionally, our October 2000 acquisition of the North American Intermodal Division of Transamerica resulted in $20.8 million of additional leasing revenues generated by the assets acquired which are not included as part of the assets held for sale as more fully detailed in Notes 5 and 6 to the 2000 Consolidated Financial Statements.

           Lease Operating and Administrative Expenses. Our lease operating and administrative expenses increased to $93.6 million for the year ended December 31, 2000 from $73.8 million in the year ended December 31, 1999, an increase of $19.8 million. The increase was primarily due to a $13.2 million increase in lease operating and administrative expenses contributed by PCR as compared to the prior year as a result of the acquisition of PCR, which took place in May 1999. Additionally, our October 2000 acquisition of Transamerica's North American Intermodal Division resulted in $6.5 million of additional lease operating and administrative expenses, as well as higher operating and administrative expenses resulting from expanded operations generating increased equipment rental, licensing, consulting, insurance and salary expense, partially offset by additional bad debt reserves for specific losses incurred during the three months ended March 31, 1999.

           Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses increased to $68.4 million in the year ended December 31, 2000 from $61.7 million in the year ended December 31, 1999, an increase of $6.7 million. The increase was due to $4.1 million of depreciation and amortization as a result of the acquisition of assets from Transamerica, a $3.3 million increase in depreciation and amortization as a result of the acquisition of PCR, which took place in May 1999, as well as an increased fleet size, partially offset by a write-down during 1999 of certain equipment for which the residual value was impaired, and a change in the depreciation life of chassis from 15 years to 17.5 years effective October 1, 2000.

           Other (Income)/Expense, Net. The change in other (income)/expense, net of $.1 million was due to an increase in our income from unconsolidated subsidiaries of $.4 million. Additionally, our net loss on sale of leasing equipment was $1.7 million in the year ended December 31, 2000, as compared to a net loss of $1.2 million in 1999.

           Interest Expense, Net. Our net interest expense increased to $70.7 million in the year ended December 31, 2000 from $54.3 million in the year ended December 31, 1999, an increase of $16.4 million. The increase in net interest expense was due to increased interest expense of $20.8 million, as well as increased investment income of $4.4 million. The increase in interest expense was primarily due to increased borrowings to and capital expenditures, including interest expense on the debt incurred to acquire the North America Intermodal Division of Transamerica, resulting in incremental interest expense of $19.6 million, as well as increased borrowing costs resulting in incremental interest expense of $1.2 million. The increase in investment income during 2000 was primarily due to increased cash and short-term investment levels held, in anticipation of the acquisition of Transamerica assets.

           Provision for Income Taxes. Our provision for income taxes increased to $8.6 million from $3.4 million primarily due to increased taxable income, as well as a greater income contribution from the domestic intermodal division.

           Income Before Cumulative Effect of Change in Accounting Principle and Extraordinary Gain. As a result of the factors described above, our income before cumulative effect of change in accounting principle and extraordinary gain increased to $43.0 million in the year ended December 31, 2000 from $21.9 million in the year ended December 31, 1999.

           Cumulative Effect of Change in Accounting Principle. We recorded the cumulative effect of a change in accounting principle of $.7 million in the three months ended March 31, 2000. This represents a change in our accounting for our maintenance and repairs expense from an accrual to cash basis, as recommended by the Securities and Exchange Commission.

           Extraordinary Gain. We recorded an extraordinary gain on the retirement of debt of $.8 million in the year ended December 31, 2000.

           Net Income. As a result of the factors described above, our net income increased to $44.5 million in the year ended December 31, 2000 from $22.6 million in the year ended December 31, 1999.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

           Revenue. Our revenues increased to $217.8 million for the year ended December 31, 1999, from $182.3 million in the year ended December 31, 1998, an increase of $35.5 million or 19%. The increase was due to increased operating lease revenues of $23.5 million primarily generated by an expanded chassis and container fleet, $18.3 million in leasing revenues generated by the assets acquired in the PCR acquisition, as well as a gain of $7.9 million recognized from a securitization completed during the three months ended March 31, 1999, partially offset by a decrease in finance lease revenues of $14.2 million. Subsequent to the securitization, we recognized revenue only on our retained interest in the securitized lease receivables.

           Lease Operating and Administrative Expenses. Our lease operating and administrative expenses increased to $73.8 million for the year ended December 31, 1999 from $45.0 million in the year ended December 31, 1998, an increase of $28.8 million. The increase was primarily due to additional bad debt reserves for specific losses, $15.3 million of lease operating and administrative expenses as a result of the acquisition of PCR, as well as higher operating and administrative costs resulting from expanded operations generating increased commission, insurance and salary expense.

           Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses increased to $61.7 million in the year ended December 31, 1999 from $42.6 million in the year ended December 31, 1998, an increase of $19.1 million. The increase was due to a $6.8 million write-down of certain container equipment for which the residual value was impaired, an increased fleet size, as well as $2.2 million of depreciation and amortization as a result of the acquisition of PCR. A specific manufacturer of containers provided us with defective containers subject to a warranty claim for which the expenses are not recoverable due to the bankruptcy of the manufacturer. We isolated the unit numbers of the defective containers and analyzed the proceeds received upon the sale of these defective containers. We then reduced the book value of these defective containers to scrap value in order to approximate their net realizable value.

           Other (Income)/Expense, Net. The change in other (income)/expense, net of $4.6 million, was due to a decrease in our income from unconsolidated subsidiaries of $2.1 million. Additionally our net loss on sale of leasing equipment was $1.2 million in the year ended December 31, 1999 versus a gain of $1.3 million in 1998.

           Interest Expense, Net. Our net interest expense increased to $54.3 million in the year ended December 31, 1999 from $53.2 million in the year ended December 31, 1998, an increase of $1.1 million. The increase in net interest expense was due to increased interest expense of $2.1 million, as well as increased investment income of $1.0 million. The increase in interest expense was primarily due to increased borrowings to fund capital expenditures resulting in incremental interest expense of $3.9 million, partially offset by reduced borrowing costs resulting in interest expense savings of $1.8 million.

           Provision for Income Taxes. Our provision for income taxes decreased to $3.4 million from $5.8 million primarily due to lower taxable income.

           Income Before Extraordinary Gain. As a result of the factors described above, our income before extraordinary gain decreased to $21.9 million in the year ended December 31, 1999 from $37.6 million in the year ended December 31, 1998.

           Extraordinary Gain. We recorded an extraordinary gain on the retirement of debt of $.7 million in the year ended December 31, 1999.

           Net Income. As a result of the factors described above, our net income decreased to $22.6 million in the year ended December 31, 1999 from $37.6 million in the year ended December 31, 1998.

Liquidity and Capital Resources

          We use funds from various sources to finance the acquisition of equipment for lease to customers. The primary funding sources are cash provided by operations, borrowings, generally from banks, securitization of lease receivables, the issuance of capital lease obligations and the sale of our securities. In addition, we generate cash from the sale of equipment being retired from our fleet. In general, we seek to meet debt service requirements from the leasing revenue generated by our equipment. Since 1990, we have been steadily increasing our fleet of chassis and containers and adding to our portfolio of finance leases. We generated cash flow from operations of $162.6 million, $157.9 million, and $191.5 million in 1998, 1999 and 2000, respectively. In 1998, 1999 and 2000 net cash provided by financing activities was $183.1 million, $250.3 million and $616.5 million, respectively, resulting from the issuance of debt in excess of debt payments and dividends paid. We purchased equipment costing $263.0 million in 1998, $324.3 million in 1999 and $320.3 million in 2000.

          We generated cash flow from operations of $34.8 million and $46.4 million in the first three months of 2000 and 2001, respectively, and net cash used for financing activities was $54.8 million and $244.9 million for the first three months of 2000 and 2001, respectively. We purchased the following amounts of equipment: $99.6 million for the three months ended March 31, 2000 and $34.9 million for the three months ended March 31, 2001.

          The following table sets forth certain historical cash flow information for the three years ended December 31, 2000 and the first quarter of 2001:

                                                                                         Three Months Ended
                                                   Year Ended December 31,                     March 31,
                                         ----------------------------------------  -----------------------------
                                            1998       1999             2000            2000       2001
                                            ----       ----             ----            ----       ----
                                                               (dollars in millions)

Net cash provided by operating
activities                                 $162.6     $157.9           $191.5          $34.8      $46.4
Proceeds from disposition of leasing
equipment                                     8.3       15.2             85.4            3.6        5.0
Acquisition of leasing equipment          (182.4)     (201.0)          (255.5)        (75.6)      (21.1)
Investment in direct financing leases      (80.7)     (123.3)          (64.7)         (23.9)      (13.8)
Net proceeds (payments) of issuance
of long-term debt and capital lease
obligations in excess of payment of
long-term debt and capital lease
obligations                                153.1       74.1             469.6         (22.2)     (104.1)

          In March 1999, we established a container securitization facility of $250.0 million. This program provides us with a lower cost of capital for our finance lease business and access to an additional source of funding. On March 31, 1999, we securitized approximately $235.5 million of lease receivables through utilization of $190.0 million of this facility and recorded a pre-tax gain of $7.9 million which is included in revenues; other costs and associated tax effect brought the net gain to $5.5 million. A portion of the gain has been deferred to record an estimate of the losses under recourse provisions for the lease receivables securitized. Included in other investment securities at March 31, 2001, are approximately $27.6 million of retained interests in the securitized lease receivables. At March 31, 2001, $94.8 million of the container securitization facility was utilized.

          In October 2000, we established a secured financing facility in the amount of $300.0 million, of which $100.0 million is due on October 23, 2001. The remaining $200.0 million is payable in quarterly installments of $.5 million beginning January 31, 2001, with a balloon payment of $196.5 million due on October 24, 2002. At March 31, 2001, $124.5 million of this facility was outstanding with an interest rate of 9.0%. This facility was used to fund the Transamerica transaction.

          In July 2000, we established a chassis securitization facility of $280.0 million. In October 2000, this chassis securitization facility was increased to $300.0 million. At March 31, 2001, $284.8 million of this facility was outstanding.

          We have a $215.0 million revolving credit facility with a group of commercial banks; on March 31, 2001, $150.0 million was outstanding, with an interest rate of 7.69%. In July 2000, this facility was renewed and amended with the term extended to July 31, 2005. The credit limit remains at $215.0 million through July 31, 2003; thereafter declining to $193.5 million through July 31, 2004 and $172.0 million through July 31, 2005. In addition, as of March 31, 2001, we had available lines of credit of $78.0 million under various facilities, under which $54.4 million was outstanding. Interest rates under these facilities ranged from 6.1% to 7.5%.

          In February 1998, we issued $100.0 million principal amount of 6-5/8% Notes due 2003 (the "6-5/8% Notes"). The net proceeds were used to repay $83.0 million in borrowings under the revolving credit agreement and for other general corporate purposes. During the fourth quarter of 1999, we retired $17.0 million of the 6-5/8% Notes and recognized an extraordinary gain of $.7 million. During the first quarter of 2000, we retired $8.2 million of the 6-5/8% Notes and recognized an extraordinary gain of $.5 million. As of March 31, 2001, $74.8 million principal amount of 6-5/8% Notes remain outstanding.

          In April 1998, we acquired a 50% interest in CAI, a container leasing company which primarily engages in short-term master leases. We also advanced CAI subordinated debt. Our investment in and advances to CAI totaled approximately $50.7 million.

          In October 2000, we completed the acquisition of the North American Intermodal Division of Transamerica Leasing, Inc., a subsidiary of Transamerica Finance Corporation and AEGON N.V. Under the terms of the agreement, we acquired substantially all of the domestic containers, chassis and trailers of the North American Intermodal Division and related assets and assumed certain of the liabilities of the business. We paid approximately $672 million, with such acquisition being financed through a combination of cash and proceeds from committed secured financing facilities equal to approximately $365.0 million. In the acquisition, we acquired approximately 70,000 chassis, 23,000 rail trailers and 18,000 domestic containers. In March 2001, we sold 40,000 rail trailers and domestic containers previously acquired in the Transamerica transaction along with 10,000 of our existing rail trailers and domestic containers to TIP Intermodal Services, a GE Capital company, for approximately $345 million.

           During 1999, we authorized the repurchase of up to 1,000,000 shares of our common stock. We purchased a total of 158,500 shares during the fourth quarter of 1999, for an aggregate purchase price of $1.17 million.

          As of March 31, 2001, commitments for capital expenditures totaled approximately $31.3 million. We believe that the net proceeds of this offering, cash on hand, cash flow from operations and borrowings under our credit facilities will be sufficient to meet the working capital needs of our business and capital expenditures for the next twelve months. Required debt repayments are $107.8 million for the next 12 months. We expect to make these repayments, and any voluntary debt reduction, over the next twelve months with these same resources described above or with long-term financing. In addition, we expect to rely in substantial part on long-term financing, for any purchase of equipment or strategic acquisitions to expand our business in the future. We cannot assure you that additional long-term financing will be available to us for these purposes on acceptable terms or at all. In addition, from time to time, Interpool explores new sources of capital both at the parent and subsidiary levels.

          From time to time, we enter into discussions with third parties regarding potential acquisitions or business combinations. If additional capital were to be required for any such acquisition, there can be no assurance that such additional capital would be available on terms acceptable to us.

          In 2000, we entered into interest rate swap contracts with notional amounts totaling $185.0 million. The terms of the interest rate swap contracts are for two and seven years. The interest rate swap contracts convert variable rate debt into fixed rate debt. The maturity of these contracts coincides with the maturity of the underlying debt instruments hedged. At December 31, 2000, the notional amount was approximately $184.1 million.

          In 1998, we entered into interest rate swap contracts with notional amounts totaling $79.7 million. The terms of the interest rate swap contracts are for three, five and seven years. The interest rate swap contracts convert variable rate debt into fixed rate debt. The maturity of these contracts coincides with the principal and maturity of the underlying debt instruments hedged. The notional amount was reduced for 2000 when a portion of the debt was retired. At December 31, 2000, the notional amount was approximately $44.0 million.

           Interest rate swap contracts are intended to be an integral part of borrowing transactions and, therefore, are not recognized at fair market value. Interest differentials paid or received under these contracts are recognized as yield adjustments to the effective yield of the underlying debt instruments hedged. Interest rate swap contracts would only be recognized at fair value if the hedged relationship is terminated. Gains or losses accumulated prior to termination of the relationship would be amortized as a yield adjustment over the shorter of the remaining life of the contract, or the remaining period to maturity of the underlying debt instrument hedged. If the contract remained outstanding after termination of the hedged relationship, subsequent changes in market value of the contract would be recognized in earnings. We do not use leverage swaps and we do not use leverage in any of our investment activities that would put principal capital at risk.

United States Federal Income Tax

          We are subject to federal and state income taxes as a Subchapter "C" corporation under the Internal Revenue Code. Interpool, Trac Lease and other United States subsidiaries file a consolidated United States federal income tax return. This consolidated group is liable for federal income taxes on its worldwide income.

           Personal Holding Company Issues. The federal income tax laws have two requirements for classifying a company as a personal holding company. Interpool and its subsidiaries currently satisfy the first requirement, the ownership of more than 50% of the value of Interpool's stock by five or fewer individuals. Whether or not Interpool or any of its subsidiaries satisfies the second requirement, that at least 60% of such corporation's adjusted ordinary gross income constitutes personal holding company income, will depend upon such corporation's income mix.

           Based upon current management projections, Interpool will be considered a personal holding company for federal income tax purposes for 2001 (and possibly in subsequent years). If Interpool or any of its subsidiaries is classified as a personal holding company for federal income tax purposes, in addition to its regular federal income tax liability, Interpool's or such subsidiary's undistributed personal holding company income (generally taxable income with certain adjustments, including a deduction for federal income taxes and dividends paid) would be subject to a personal holding company tax at the highest marginal federal income tax rate applicable to unmarried individuals. Management anticipates that for 2001 Interpool's current level of dividends will be sufficient to avoid having any undistributed personal holding company income, and thus does not anticipate that there will be any personal holding company tax imposed for 2001. There can be no assurance, however, that Interpool will not at some point in the future become liable for such personal holding company tax. Furthermore, Interpool may at some point in the future elect to increase the dividend rate on its common stock in order to avoid such tax.

           Interpool has incurred certain losses from leasing activities that are characterized for tax purposes as "Suspended Passive Losses." These losses can be carried forward indefinitely to offset income from future leasing activities. As of December 31, 2000, such suspended passive losses totaled approximately $201.1 million.

           Trac Lease. As of December 31, 2000, Trac Lease has approximately $15.6 million of net operating loss carry-forwards for federal income tax purposes, which may be used only to offset the income of Trac Lease and, if not utilized, will expire between 2005 and 2006. The use of substantially all these loss carry-forwards is subject to a number of limitations under federal tax laws.

           Interpool Limited. Under certain circumstances, Interpool may be liable for United States federal income taxes on earnings of Interpool Limited and any other of Interpool's foreign subsidiaries, whether or not such earnings are distributed to Interpool. This would occur if Interpool Limited realized "Subpart F income" as defined in the Internal Revenue Code, if it were deemed to be a foreign personal holding company or a passive foreign investment company, or if it were to have an increase in earnings invested in United States property.

           Subpart F income includes foreign personal holding company income, such as dividends, interest and rents. Although a substantial portion of Interpool Limited's income consists of rents from container leasing activities, we believe that such rents are not Subpart F income because they are derived from the active conduct of a trade or business and received from unrelated persons. However, Interpool Limited has received some dividend and interest income in past years, which was taxed as Subpart F income.

          If Interpool Limited were treated as a foreign personal holding company for any year, we would be taxed on the amount we would have received if Interpool Limited had distributed all its income to us as a dividend. One of the conditions for treating a foreign subsidiary as a foreign personal holding company is that a minimum of 60% of the foreign subsidiary's gross income must be foreign personal holding company income. Foreign personal holding company income does not include rental income that constitutes at least 50% of the subsidiary's gross income. Because we expect that rental income will constitute at least 50% of Interpool Limited's gross income, we do not anticipate that Interpool Limited will be deemed a foreign personal holding company.

          A parent company is also subject to taxation when a foreign subsidiary increases the amount of its earnings invested in United States property during any calendar year. We do not expect that Interpool Limited will invest any earnings in United States property.

          At December 31, 2000, unremitted earnings of Interpool Limited were approximately $201.0 million. The deferred U.S. Federal Income taxes related to the unremitted earnings of Interpool Limited would be approximately $70.0 million, assuming these earnings are taxable at the United States statutory rate, net of foreign tax credits.

           United States/Barbados Income Tax Convention. Interpool Limited's business is managed and controlled in Barbados; it also has a permanent establishment in the United States. Under the Tax Convention, any profits of Interpool Limited from leasing of containers used in international trade generally are taxable only in Barbados and not in the United States. Interpool Limited is entitled to the benefits of the Tax Convention for each year that more than 50% of the shares of Interpool Limited are owned, directly or indirectly, by United States citizens or residents and its income is not used in substantial part, directly or indirectly, to meet liabilities to persons who are not residents or citizens of the United States. We believe that Interpool Limited passes both of these tests and should continue to be eligible for the benefits of the Tax Convention, but there can be no assurance as to such continued eligibility. If Interpool Limited ceased to be eligible for the benefits of the Tax Convention, a substantial portion of its income would become subject to the 35% United States federal income tax and the 30% branch profits tax.

           Neither the Tax Convention nor the protocol affords Interpool Limited any relief from the personal holding company tax or any other tax that may be imposed on the undistributed earnings of a Barbados corporation. To the extent that Interpool Limited has United States source income that is personal holding company income or is not needed in its business, Interpool Limited could be taxed on such income unless such income is distributed to Interpool as a dividend. We expect that Interpool Limited would distribute any such income to Interpool.

State and Local Taxes Income Taxes

           Interpool, Trac Lease and the United States Subsidiaries are liable for state and local income taxes on their income, and Interpool Limited and other foreign subsidiaries are liable for state and local income taxes on their earnings attributable to operations in the United States.

           Sales Tax. To date, Interpool Limited and Trac Lease generally have not paid sales taxes on their leasing revenues to the states in which they conduct business because management has believed such revenues to be exempt from state sales taxes on several grounds, including a long-standing interpretation of the commerce clause of the United States Constitution that would prohibit the imposition of a tax on cargo containers and chassis used primarily for transportation of goods in interstate commerce or international trade. Itel Containers International Corp., a container leasing company, challenged an attempt by the State of Tennessee to collect sales tax on Itel Containers International's proceeds from the leasing of containers delivered in Tennessee. In a ruling by the United States Supreme Court in February 1993, Itel Containers International's position was rejected and the Court upheld the right of Tennessee to impose sales tax on leasing revenues from containers delivered in Tennessee. We cannot predict the extent to which states other than Tennessee will now attempt to collect sales tax on our equipment leasing revenues based on this Supreme Court decision. Under the terms of our equipment leases, we would be entitled to pass any such sales tax on to our lessees.

Inflation

           Management believes that inflation has not had a material adverse effect on our results of operations. In the past, the effects of inflation on administrative and operating expenses have been largely offset through economies of scale achieved through expansion of the business.

Recent Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. In June 2000, the FASB issued Statement 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. Statement 133 requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

           Statement 133, as amended, is effective for fiscal years beginning after June 15, 2000. A company may also implement Statement 133 as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998, and thereafter). Statement 133 cannot be applied retroactively. Statement 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid instruments. With respect to hybrid instruments, a company may elect to apply Statement 133, as amended, to (1) all hybrid instruments, (2) only those hybrid instruments that were issued, acquired or substantively modified after December 31, 1997 or (3) only those hybrid instruments that were issued, acquired or substantively modified after December 31, 1998.

          We adopted Statement 133 effective January 1, 2001. We plan to apply Statement 133 to only those hybrid instruments that were issued, acquired or substantively modified after December 31, 1998.

           Statement 133, in part, allows special hedge accounting for fair value and cash flow hedges. Statement 133 provides that the gain or loss on a derivative instrument designated and qualifying as a fair value hedging instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized currently in earnings in the same accounting period. Statement 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. (The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings.)

          As of December 31, 2000, we had entered into 13 interest rate swap agreements with various financial institutions. The aggregate notional balance of the swaps was $384.7 million as of December 31, 2000. We use these agreements to manage interest rate risks created by loans indexed to a floating rate index, primarily LIBOR, and contractually terminate at various dates between 2001 and 2007. Under previous generally accepted accounting principals, as interest rates change we accrued the interest differential payable or receivable by us on our interest rate swaps and we recognized such accrued interest differential over the life of the swap agreement. In contrast, Statement 133 requires that changes in the fair value of the swap agreements which are designated as effective cash flow hedges be reported as a component of other comprehensive income and changes in the fair value of the swap agreements that do not qualify for hedge accounting to be reported in earnings. We have determined that of the 13 interest rate swap agreements held, 10 qualify under Statement 133 as effective cash flow hedges with no ineffectiveness, while the remaining 3 interest rate swap agreements intended as cash flow hedges do not quality for hedge accounting treatment. The adoption of Statement 133 on January 1, 2001 increased liabilities by approximately $9,012, with offsetting amounts recorded as decreases to deferred tax liabilities of $2,435 and accumulated other comprehensive income of $7,411 and an increase to earnings (net of tax) of $834.

          On June 29, 2001, the FASB approved its proposed Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

           Under Statement 141, all business combinations should be accounted for using the purchase method of accounting; use of the pooling-of-interests (pooling) method is prohibited. The provisions of the statement will apply to all business combinations initiated after June 30, 2001.

           Statement 142 will apply to all acquired intangible assets whether acquired singly, as part of a group, or in a business combination. The statement will supersede Accounting Principals Board, or APB, Opinion No. 17, "Intangible Assets," and will carry forward provisions in APB Opinion No. 17 related to internally developed intangible assets. Adoption of Statement 142 will result in ceasing amortization of goodwill. All of the provisions of the statement should be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized.

          We do not expect the adoption of these standards to have a material effect on our consolidated financial statements.

BUSINESS

General

          We are the largest lessor of intermodal chassis in the United States and one of the world's leading lessors of intermodal dry freight standard containers. At March 31, 2001, our chassis fleet totaled approximately 176,000 chassis and our container fleet totaled approximately 664,000 TEUs. From 1996 to 2000, we increased the size of our chassis fleet at a compound annual rate of 32% and our container fleet at a compound annual rate of 21%.

          We concentrate on leasing equipment to our customers on a long-term basis. Substantially all of our new equipment is initially leased for terms of five to eight years and approximately 66% of our total fleet of chassis and 88% of our total fleet of containers are currently on long-term lease. We believe our focus on long-term leasing has enabled us to:

•	maintain high utilization rates of our equipment, which over the last five years averaged 98%;

•	achieve more stable and predictable earnings;

•	concentrate on the expansion of our asset base through the purchase and lease of new equipment to fulfill specific orders for new long-term leases; and

•	operate with low overhead and staff levels.

           Approximately 34% of our chassis are currently leased on a short-term basis to satisfy customers' peak or seasonal requirements, generally at higher rates than under long-term leases. For customers who require daily or weekly chassis rentals, we operate chassis pools at major domestic shipping ports and terminals. These chassis pools consist of our chassis and those of our customers.

           Approximately 12% of our containers are currently leased on a short-term basis. Our 50%-owned affiliate, CAI, markets our containers available for short-term leasing as part of its fleet, thereby facilitating redeployment of our containers at the end of long-term leases. Our relationship with CAI maximizes utilization of our container fleet, and increases our leverage in the marketplace by giving us the world's third largest container lessor fleet on a combined basis.

          We lease our chassis and containers to over 400 shipping and transportation customers throughout the world, including all of the world's 20 largest international container shipping lines and major North American We provide customer service and market to our customers through a worldwide network of offices, agents and marketing representatives. We believe one of the key factors in our ability to compete effectively has been the long-standing relationships that our management and marketing representatives have established with most of the world's large shipping lines and major North American railroads. As a result of these relationships, 7 of our top 10 customers have been customers for at least 10 years.

Industry Overview

          The fundamental components of intermodal transportation are the chassis and the container. When a container vessel arrives in port, each marine container is loaded onto a chassis or rail car. A chassis is a rectangular, wheeled steel frame, generally 20 or 40 feet in length, built specifically for the purpose of transporting a container. Once mounted, the chassis and container are the functional equivalent of a trailer. When mounted on a chassis, the container may be trucked either to its final destination or to a railroad terminal for loading onto a rail car. Similarly, a container shipped by rail may be transferred to a chassis to travel over-the-road to its final destination. As the use of containers has become a predominant factor in the intermodal movement of cargo, the chassis has become a prerequisite for the domestic segment of the journey. A chassis seldom travels permanently with a single container, but instead serves as a transport vehicle for containers that are loaded or unloaded at ports or railroad terminals. Because of differing international road regulations and the lack of international standards for chassis, chassis used in the United States are seldom used in other countries.

           Containers provide a secure and cost-effective method of transporting finished goods and component parts because they are generally freely interchangeable between different modes of transport, making it possible to move cargo from a point of origin to a final destination without the repeated unpacking and repacking of the goods required by traditional shipping methods. The same container may be carried successively on a ship, rail car and truck and across international borders with minimal customs formalities. Containerization is more efficient, more economical and safer in the transportation of cargo than "break bulk transport" in which the goods are unpacked and repacked at various intermediate points en route to their final destination. By eliminating manual repacking operations when differing modes of transportation are used, containerization reduces freight and labor costs. In addition, automated handling of containers permits faster loading and unloading and more efficient utilization of transportation equipment, thereby reducing transit time. The protection provided by sealed containers also reduces damage to goods and loss and theft of goods during shipment. Containers may also be picked up, dropped off, stored and repaired at independent common user depots located throughout the world.

          The adoption of uniform standards for containers in 1968 by the International Standards Organization (ISO) precipitated a rapid growth of the container industry, as shipping companies recognized the advantages of containerization over traditional break bulk transportation of cargo. This growth resulted in substantial investments in containers, container ships, port facilities, chassis, specialized rail cars and handling equipment.

          Most containers are constructed of steel in accordance with recommendations of the International Standards Organization. The basic container type is the general-purpose dry freight standard container (accounting for approximately 87% of the world's container fleet), which measures 20 or 40 feet long, 8 feet wide and 8 1/2 or 9 1/2 feet high. In general, 20-foot containers are used to carry heavy, dense cargo loads (such as industrial parts and certain food products) and in areas where transport facilities are less developed, while 40-foot containers are used for lighter weight finished goods (such as apparel, electronic appliances and other consumer goods) in areas with better developed transport facilities.

           Worldwide container traffic at the world's major ports has grown at a compound annual rate of 9% since 1990. The demand for containers is influenced primarily by the volume of international and domestic trade. In recent years, however, the rate of growth in the container industry has exceeded that of world trade as a whole due to several factors, including:

•	the existence of geographical trade imbalances;

•	the expansion of shipping lines;

•	the growing reliance by manufacturers on "just-in-time" delivery methods; and

•	increased exports by technologically advanced countries of component parts for assembly in other countries and the subsequent re-importation of finished products.

In recent years domestic railroads and trucking lines have begun actively marketing intermodal services for the domestic transportation of freight. Management believes that this trend should serve to accelerate the growth of intermodal transportation, and hence result in increased chassis and container demand.

The Leasing Market

           Leasing companies own approximately half of the domestic chassis and half of the world's container fleet with the balance owned predominantly by shipping lines and railroads. Leasing companies have maintained this market position because container shipping lines and railroads receive both financial and operational benefits by leasing a portion of their equipment. The principal benefits of leasing are the following:

•	provide lessees with an alternative source of financing in a traditionally capital-intensive industry;

•	enable shipping lines to expand their routes and market shares at a relatively inexpensive cost without making a permanent commitment to support their new structure;

•	enable lessees to benefit from leasing companies' relationships with equipment manufacturers;

•	enable lessees to accommodate seasonal use and/or geographic concentration, thereby limiting their capital investment and storage costs; and

•	enable lessees to maintain an optimal mix of equipment types in their fleets.

           Because of these benefits, container shipping lines and railroads generally obtain a significant portion of their container fleets from leasing companies, either on short-term or long-term leases. Short-term leases provide considerable operational flexibility in allowing a customer to pick up and drop off containers at various worldwide locations at any time. However, customers pay for this flexibility in the form of substantially higher lease rates for short-term leases and drop-off charges for the privilege of returning equipment to certain locations. Most short-term leases are "master leases," under which a customer reserves the right to lease a certain number of containers, as needed under a general agreement between the lessor and the lessee. Long-term leases provide the lessee with advantageous pricing structures, but usually contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease only upon payment of an early termination fee or a retroactive increase in lease payments.

Business Strategy

          Our objective is to continue to expand on our market position as a leading long-term lessor of intermodal transportation equipment. To achieve this objective, we intend to continue to:

•	Focus on our core business of domestic chassis and international marine container leasing. Our strong market position in the chassis and container leasing businesses provide us with economies of scale that benefit our customers. Our equipment and operations are located worldwide to meet our domestic and international customers' needs in a timely manner. In addition, we are able to focus our management and financial resources to compete effectively for equipment leasing requirements of all quantities.

•	Concentrate on long-term leasing to achieve high utilization rates and more stable and predictable earnings. Over the past 5 years, the annual utilization of our total chassis and container fleet has averaged approximately 98%. We concentrate on long-term leases in order to minimize the impact of economic cycles on our revenues and to achieve high utilization and more stable and predictable earnings. The lower rate of turnover provided by long-term leases enables us to concentrate on the expansion of our asset base through the purchase and lease of new equipment, rather than on the repeated re-marketing of our existing fleet.

•	Be a low cost provider of intermodal equipment. We believe a key part of our success has been our ability to obtain equipment on a low cost basis and to operate as a lean and efficient organization. Our focus on long-term leasing allows us to operate with less overhead and staff.

•	Purchase chassis and containers to fulfill specific customer orders. We generally purchase new containers to fulfill new long-term lease orders. Management believes that as a result, we currently have one of the youngest container fleets of the world's ten largest container lessors. The average age of our chassis is approximately 9.4 years and the average age of our containers is approximately 3.7 years. Due to the young age of the fleet, our equipment spends less time being inspected, repaired and refurbished.

•	Make strategic acquisitions of complementary businesses and asset portfolios on an opportunistic and financially disciplined basis. We intend to continue to review acquisition opportunities whenever asset prices and market conditions are favorable.

Operations

           Lease Terms. Approximately 66% of our chassis and 88% of our containers are leased on a long-term basis. Our long-term leases generally have five to eight year initial terms.

          We offer our customers both operating leases and "direct finance" leases. Under a direct finance lease, the customer owns the container at the expiration of the lease term. Although customers pay a higher per diem rate under a direct finance lease than under a long-term operating lease, a direct finance lease enables us to provide customers with access to financing on terms generally comparable to those available from financial institutions, which provide this type of financing.

           Lease rentals are typically calculated on a per diem basis, regardless of the term of the lease. Our leases generally provide for monthly or quarterly billing and require payment by the lessee within 30 to 60 days after presentation of an invoice. Generally, the lessee is responsible for payment of all taxes and other charges arising out of use of the equipment and must carry specified amounts of insurance to cover physical damage to and loss of equipment, as well as bodily injury and property damage to third parties. In addition, our leases usually require lessees to repair any damage to the chassis and containers. Lessees are also required to indemnify us against our losses arising from accidents or similar occurrences involving the leased equipment. Our leases generally provide for pick-up, drop-off and other charges and set forth a list of locations where lessees may pick-up or return equipment.

           Long-term leases provide the lessee with advantageous pricing structures, but usually contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease only upon payment of an early termination fee or a retroactive increase in lease payments. Since 1991, we have experienced minimal early returns under our long-term leases, primarily because of the penalties involved and because customers must return all containers covered by the particular long-term lease being terminated, generally totaling several hundred units, and bear substantial costs related to their repositioning and repair.

           Frequently, a lessee will desire to retain long-term leased equipment well beyond the initial lease term. In these cases, long-term leases will be renewed at the then prevailing market rate, either for one or more additional one-year periods or as part of a short-term agreement. In some cases, the customer has the right to purchase the equipment at the end of a long-term lease.

           Equipment Tracking and Billing. We use a real time, internet accessible proprietary computer software system to enable sophisticated equipment tracking and billing and to provide a central operating database that coordinates our chassis leasing activities. The system processes information received electronically from our regional offices. The system records the movement and status of each chassis and links that information with the complex data comprising the specific lease terms in order to generate billings to lessees. More than 70,000 movement transactions per month are processed through the system, which is capable of tracking revenue on the basis of individual chassis. The system also generates a wide range of management reports containing information on all aspects of our leasing activities. The equipment acquired from Transamerica was integrated into our billing system on July 1, 2001.

           Chassis Pools. For customers who require daily or weekly chassis rentals, we operate "chassis pools" at most of the major port authorities and terminal operations on the Eastern seaboard and the Gulf coast. These chassis pools consist of our chassis and those of our customers. The principal ports in the United States where we operate chassis pools are Baltimore, Boston, Charleston, Houston, New Orleans, Norfolk and Savannah.

           Depots. We and our affiliate CAI operate in over 90 locations in all major transportation markets throughout the world. Depots are facilities owned by third parties at which containers and other items of transportation equipment are stored, maintained and repaired. We retain independent agents at these depots to handle and inspect equipment delivered to or returned by lessees, to store equipment that is not leased and to handle maintenance and repairs of chassis and containers. Some agents are paid a fixed monthly retainer to defray recurring operating expenses and some are guaranteed a minimum level of commission income. In addition, we generally reimburse our agents for incidental expenses.

           Logistic Support. Our worldwide network of offices and relationships and our industry experience enables us to provide logistic services in order to facilitate the movement of chassis and containers to meet our customers' needs.

           Repositioning and Related Expenses. If lessees return large numbers of equipment to a location which has a larger supply than demand, we may incur expenses in repositioning the equipment to a better location. Repositioning expenses generally range between $50 and $500 per item of equipment, depending on geographic location, distance and other factors, and may not be fully covered by the drop-off charge collected from the lessee. In connection with necessary repositioning, we may also incur storage costs, which generally range between $0.20 and $2.50 per TEU per day. In addition, we bear certain operating expenses associated with our chassis and containers, such as the costs of maintenance and repairs not required to be made by lessees, agent fees, depot expenses for handling, inspection and storage and any insurance coverage in excess of that maintained by the lessee.

           Maintenance, Repairs and Refurbishment. As chassis and containers age, the need for maintenance increases, and they may eventually require extensive maintenance. With the exception of chassis pool customers, our customers are responsible for maintenance and repairs of equipment other than normal wear and tear. When normal wear and tear of equipment is extensive, the equipment may have to be refurbished or remanufactured. Refurbishing and remanufacturing involve substantial cost, although chassis can be remanufactured for substantially less than the cost of purchasing a new chassis. Alternatively, we may elect to sell equipment requiring refurbishment.

           Disposition of Chassis and Containers and Residual Values. On an ongoing basis, we sell equipment that was previously leased. The decision whether to sell depends on the equipment's condition, remaining useful life and suitability for continued leasing or for other uses, as well as prevailing local market resale prices and an assessment of the economic benefits of repairing and continuing to lease the equipment compared to the benefits of selling. Pursuant to our relationship with CAI, containers that have come off long-term lease and have been designated for short-term leasing (not including renewals with existing lessees) are provided to CAI for deployment in CAI's short-term fleet. For each of our containers in its fleet, CAI pays us its average total fleet per diem rate less a management fee. Containers tendered for short-term leasing under our agreement with CAI are accounted for by us as fully utilized. Containers are also sold to shipping or transportation companies for continued use in the intermodal transportation industry or to secondary market buyers, such as wholesalers, depot operators, mini storage operators, construction companies and others, for use as storage sheds and similar structures. Because old chassis are more easily remanufactured than old containers, chassis are less likely to be sold than containers.

          At the time of sale, the residual value of a container or chassis will depend, among other factors, upon mechanical or economic obsolescence, the current newly manufactured equipment price, as well as its physical condition. While there have been no major technological advances in the short history of containerization that have made active equipment obsolete, several changes in standards have decreased the demand for older equipment, such as the increase in the standard height of containers from 8 feet to 8 1/2 feet in the early 1970's.

           Sources of Supply. Most chassis used in the United States are manufactured domestically due to the high cost of transportation to the United States of chassis manufactured abroad. Manufacturers of chassis frequently produce over-the-road trailers as well, and can convert some production capability to chassis as needed. Because of the rising demand for containers and the availability of relatively inexpensive labor in the Pacific Rim, approximately 80% of world container production now occurs in China. Containers are also produced in other countries, such as South Korea, India, Indonesia, Malaysia, Taiwan, Turkey, South Africa, and, to a lesser extent, other parts of the world.

          Upon completion of manufacture, new chassis and containers are inspected to insure that they conform to applicable standards of the International Standards Organization and other international self-regulatory bodies, as well as our internal standards.

PoolStat Chassis Pool Management

          We have developed a proprietary internet-based real-time chassis management system which we call PoolStat. PoolStat has enabled us to operate, on a cooperative basis, pools of chassis which are owned by us and by shipping lines. Under this program, shipping lines can "pool" their chassis at common locations such as marine terminals and railroad depots. The billing and tracking features of PoolStat enable us to operate chassis pools. Our PoolStat software compiles data from each location and reports on levels of chassis contribution as compared to levels of chassis usage by each shipping line in the cooperative pool. In addition, centralized maintenance and repair improves service levels to customers and the trucking community and we receive a management fee.

           PoolStat provides several benefits to customers, including allowing customers to:

•	maintain lower overall inventory requirement at each location;

•	decrease maintenance, repair and other operating expenses;

•	improve equipment control capabilities;

•	reduce time and expense of managing a chassis fleet; and

•	participate in cooperative pool net revenues.

          By providing the PoolStat service, we are able to forge closer relationships with our customers for both short-term and long-term leasing opportunities. PoolStat now has approximately 150,000 chassis under its management and is actively looking to increase its level of business. We believe that PoolStat is the leading provider of chassis management tools in the United States.

Marketing and Customers

          We lease our chassis and containers to over 400 shipping and transportation companies throughout the world, including all of the world's 20 largest international container shipping lines and major North American railroads. The customers for our chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines to which we also lease containers. With a network of offices and agents covering major ports in the United States, Europe and the Far East, we have been able to supply containers in nearly all locations requested by our customers. Our customer base is diverse. As of March 31, 2001, our top 25 customers represented approximately 64% of our consolidated revenues, with no single customer accounting for more than 6%.

          We perform detailed credit risk analysis on our customers. Our credit policy sets different maximum exposure limits depending on our relationship and previous experience with each customer. Credit criteria may include, but are not limited to, customer trade route, country, social and political climate, assessments of net worth, asset ownership, bank and trade credit references, credit bureau reports, and operational history.

          We seek to reduce credit risk by maintaining insurance coverage against defaults and equipment losses. Although there can be no assurance that such coverage will be available in the future, we currently maintain contingent physical damage, recovery/repatriation and loss of revenue insurance, which provides coverage in the event of a customer's default. The policy covers lease payments for 180 days following the declaration of default, the cost of repairing the equipment and the value of equipment which cannot be located or is uneconomical to recover. It also covers a portion of the lease revenues that we may lose as a result of the customer's default (i.e., 180 days of lease payments following default). We have the option to renew the current policy for periods following December 2001, subject to premium adjustments. Insurance costs are increasing throughout the leasing industry, and as a result we expect to pay higher premiums and/or increase our deductibles upon renewal.

Competition

           There are many companies leasing intermodal transportation equipment with which we compete. Some of our competitors have greater financial resources than we do, or are subsidiaries or divisions of much larger companies. Over the last several years, there has been consolidation in the container leasing business resulting from several acquisitions. The result of the consolidation has been fewer lessors, a more rationalized industry and a stabilizing pricing environment.

          In addition, the containerized shipping industry, which we service, competes with providers of alternative methods of transporting goods, such as by air, truck and rail. We believe that in most instances such alternative methods are not as cost-effective as shipping of containerized cargo.

           Because rental rates for chassis and containers are not subject to regulation by any government authority but are determined principally by the demand for and supply of equipment in each geographical area, price is one of the principal methods by which we compete. In times of low demand and excess supply, leasing companies tend to grant price concessions, such as free days or pick-up credits, in order to keep their equipment on lease and to avoid storage charges. We attempt to design lease packages tailored to the requirements of individual customers and consider our long-term relationships with customers to be important to our ability to compete effectively. We also compete on the basis of our ability to deliver equipment in a timely manner in accordance with customer requirements.

Other Business Operations

          In addition to our chassis and container leasing operations we also receive revenues from other activities. We lease approximately 500 freight rail cars to railroad companies through our Chicago based Railpool division. Microtech Leasing Corporation, a 75.5%-owned subsidiary of Interpool, leases microcomputers and related equipment, as does Personal Computer Rentals, a 51%-owned subsidiary. Microtech Leasing Corporation and Personal Computer Rentals have 26 locations and provide computer equipment to businesses and conventions.

Employees

          As of December 31, 2000, we had approximately 480 employees, approximately 460 of whom are based in the United States. Included in the total employee count are approximately 240 employees of Personal Computer Rentals and 11 employees of Microtech Leasing Corporation. None of our employees is covered by a collective bargaining agreement. We believe our relations with our employees are good.

Facilities/Properties

          In connection with our acquisition of Transamerica Leasing, Inc.'s North American Intermodal Division in October 2000, we purchased certain real property located in Chicago, Illinois and Atlanta, Georgia. The purchase price for these two properties was included in the acquisition's aggregate purchase price. The Chicago site consists of an office and garage building containing approximately 20,000 square feet on approximately 38 acres. The Atlanta site was sold on July 31, 2001.

          In July 1998, we purchased approximately 18,000 square feet of condominium office space located on the 27th floor at 633 Third Avenue, New York, NY 10017 and relocated our New York office to this new location during the fourth quarter of 1998. All our other commercial office space, aggregating approximately 38,000 square feet, is leased. Our executive offices are located at 211 College Road East, Princeton, New Jersey. We also lease office facilities in Aberdeen, Antwerp, Barbados, Basel, Chicago, Hong Kong, Portland and Singapore.

Legal Proceedings

          We are engaged in various legal proceedings from time to time incidental to the conduct of our business. In the opinion of management, we are adequately insured against the claims relating to such proceedings, and any ultimate liability arising out of such proceedings will not have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

          Our directors and executive officers are as follows:

Name	Age	Position
Martin Tuchman (a)(c)	60	Chairman of the Board of Directors and Chief Executive Officer
Raoul J. Witteveen	46	President, Chief Operating Officer and Director
Mitchell I. Gordon	44	Chief Financial Officer, Executive Vice President and Director
Arthur L. Burns	56	General Counsel, Secretary and Director
Herbert Mertz	47	Chief Administrative Officer of Interpool, Inc., Chief Operating Officer of Trac Lease and Interpool Limited
Ernst Baenziger	64	Senior Vice President and Director of Interpool Limited
William Geoghan Peter D. Halstead (a)(b)(c) Clifton H.W. Maloney (b) Warren L. Serenbetz (a) Joseph J. Whalen (a)(b)	50 59 63 77 69	Senior Vice President Director Director Director Director

______________________

(a) (b) (c)	member of Compensation Committee member of Audit Committee member of Stock Option Committee

          Our Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years.

           Martin Tuchman has served as our Chairman of the Board of Directors and Chief Executive Officer since February 1988. He is also Chairman of the Board of Directors, Chief Executive Officer and a director of Interpool Limited, which he co-founded in 1968. He also has served as a director of Trac Lease since June 1987, President of Trac Lease from June 1987 through January 1994 and currently serves as its Chairman and Chief Executive Officer. He is Chairman of the Board of Directors of Princeton International Properties, Inc., a family-owned real estate company, which owns and has interests in properties located in Princeton, New Jersey. Mr. Tuchman was previously a member of the Society of Automotive Engineers as well as the American National Standards Institute. Currently, Mr. Tuchman is a member of the United Nations Business Council, a council comprised of leading international executives organized to promote understanding and cooperation between business and government, and a member of the Board of Trustees of the New Jersey Institute of Technology. In 1995, Mr. Tuchman was honored as Entrepreneur Of The Year in an awards program founded by Ernst & Young LLP and in 1996 was named Alumnus of the Year by the New Jersey Institute of Technology. Mr. Tuchman is a member of the Board of Trustees of The Parkinson's Alliance and a director of the Parkinson's Disease Foundation of Columbia Presbyterian Hospital. In 2000, Mr. Tuchman was honored by The Smithsonian Institution for his extensive case study of Interpool for the 2000 Computerworld Smithsonian Collection and Interpool was nominated for the World Smithsonian Award. Interpool's material is now part of the Permanent Research Collection on Information Technology at The Smithsonian's National Museum of American History. Mr. Tuchman was elected to the Yardville National Bank's Board of Directors and serves on its Executive Committee. Mr. Tuchman holds a bachelor's degree in mechanical engineering from the New Jersey Institute of Technology (Newark College of Engineering) and a master's degree in business administration from Seton Hall University.

           Raoul J. Witteveen has served as our President, Chief Operating Officer and a Director since March 1993, also having served as Chief Financial Officer from 1993 to 2000. Mr. Witteveen has been President, Chief Financial Officer and a director of Interpool Limited, since 1988, also having served as Chief Financial Officer from 1988 to 2000. He is a co-founder of Trac Lease and has been Chief Financial Officer, Vice President and a Director of Trac Lease since June 1987. From 1982 to 1986, Mr. Witteveen served in a variety of management capacities at Thyssen-Bornemisza N.V., the former parent of Interpool Limited. Mr. Witteveen holds a bachelor's degree in economics and business administration and a master's degree in economics from the Erasmus University in Rotterdam, The Netherlands.

           Mitchell I. Gordon has served as our Chief Financial Officer and Executive Vice President since October 2000 and as a member of our Board of Directors since 1998. From February 1998 to October 2000, Mr. Gordon was President of Atlas Capital Partners, LLC, a private equity investment and consulting firm which provided investment banking consultation services to us. Prior to February 1998, he was Managing Director of Salomon Smith Barney Inc. and co-head of its Transportation Investment Banking Group from July 1993 to January 1998. From 1988 to 1993, Mr. Gordon was Senior Vice President of Furman Selz Inc., where he ran the firm's Transportation and Automotive Investment Banking groups. From 1984 to 1988, he was a Vice President of Needham & Company Inc. From 1981 to 1984, he held various positions at American Broadcasting Companies, Inc., including Manager of Strategic Planning. Mr. Gordon holds a bachelor's degree in business administration from Washington University and a master's degree in business administration from Harvard Business School.

           Arthur L. Burns has served as our General Counsel and Secretary and as a Director since January 1990 and Secretary of Interpool Limited since 1986. Mr. Burns was Senior Vice President of Law and Administration of Interpool Limited from 1980 until June 1996. Prior to joining Interpool Limited, Mr. Burns was Assistant General Counsel to GATX Leasing Corp. between 1975 and 1980, and an associate attorney at the law firm of Cahill, Gordon & Reindel from 1969 to 1975. Mr. Burns holds a bachelor's degree in economics from Holy Cross College and a law degree from Fordham University School of Law.

           Herbert Mertz has served as our Director of Information Systems since December 1988. In September 2000, he was appointed our Chief Administrative Officer, and Chief Operating Officer of Interpool Limited and Trac Lease. Prior to joining us, Mr. Mertz was an independent consultant in the computer industry. From 1980 to 1983, Mr. Mertz was President of Princeton Energy Partners, an international franchise company in the field of energy conservation. Mr. Mertz holds a bachelor's degree in engineering from Princeton University. He is an associate member of Sigma Xi, the North American Research Society.

           Ernst Baenziger has served as an employee of Interpool since 1977, serving as Senior Vice President and as a Director of Interpool Limited since 1991. Mr. Baenziger is responsible for operations in Europe, Far East, Australia and New Zealand. He also serves as Managing Director of Interpool Limited's Basel, Switzerland branch, handling sales and operations, and as Managing Director of CTC Equipment A.G. Mr. Baenziger holds a bachelor's degree in economics and business administration from Handelshochschule, St. Gallen.

           William Geoghan has served as Senior Vice President of each of Interpool, Interpool Limited and Trac Lease since 1998. Mr. Geoghan served as Controller of Interpool from 1992 to 1998 and Vice President and Controller of Interpool Limited from 1989 to 1998. Mr. Geoghan joined Interpool Limited in 1981 and served as Assistant Controller for Interpool Limited from 1985 to 1989. Mr. Geoghan is a Certified Public Accountant and holds a bachelor's degree in commerce from Rider University.

           Peter D. Halstead has served as a member of our Board of Directors since June 1994. Mr. Halstead is a retired Executive Vice President of Summit Bancorp where he worked in various capacities since 1971. He is now the Principal of P.D. Halstead Associates LLC, a firm consulting in corporate administration and finance. Mr. Halstead serves as a Trustee for numerous associations including McCarter Theatre and Cancer Care of New Jersey. Mr. Halstead holds a bachelor's degree from Colgate University and a master's degree in business administration from Fairleigh Dickinson University.

           Clifton H. W. Maloney has served as a member of our Board of Directors since [February 2000]. He has been President of C.H.W. Maloney & Co., Incorporated, a private investment firm, since 1981. He was a Vice President in investment banking at Goldman, Sachs & Co. from 1974 to 1981. Mr. Maloney is a Director of Chromium Industries, Inc., Liberty-Pittsburgh Systems Inc., The Wall Street Fund and serves as a Trustee of the HSBC Funds Trust and the HSBC Mutual Funds Trust. Mr. Maloney holds a bachelor's degree in Engineering from Princeton University and a master's degree in business administration from Harvard Business School.

           Warren L. Serenbetz has served as a member of our Board of Directors since February 1988 and served as Executive Consultant from February 1988 through January 1995. He has also been a Director of Trac Lease since its founding in November 1986. After co-founding Interpool Limited in 1968, Mr. Serenbetz served as Interpool Limited's President and Chief Executive Officer and as a Director until 1975, after which he was Director, Chairman of the Executive Committee and Chief Executive Officer until his retirement in 1986. Mr. Serenbetz rejoined the Board of Directors of Interpool Limited in 1988. Mr. Serenbetz is currently President of Radcliff Group, Inc. He has been active in industry affairs, serving as an officer, director and member of various world trade and shipping associations. Mr. Serenbetz holds a bachelor's degree in engineering from Columbia University and a master's degree in industrial engineering from Columbia University.

           Joseph J. Whalen has served as a member of our Board of Directors since April 1996. He originally joined the accounting firm of Arthur Andersen LLP in 1957 and served as an audit partner in Andersen's New York and New Jersey offices for more than ten years prior to his retirement in 1994. Mr. Whalen is a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants where he previously served on the Cooperation with Credit Grantors Committee and the Technical Standards Section of the Professional Conduct Committee. Mr. Whalen also serves on the Board of Directors of Griffon Corporation. Mr. Whalen is a Certified Public Accountant in New Jersey and New York and holds a bachelor's degree from St. Peter's College.

Board Compensation

          Each member of the Board of Directors who is not an officer or executive consultant receives an annual service fee of $10,000 for serving on the Board plus $1,000 and reimbursement of expenses for each Board of Directors' or committee meeting attended.

Board Committees

          The Board of Directors has three standing committees: an audit committee, a compensation committee and a stock option committee. The audit committee's function is to review management's maintenance of systems of internal control, financial reporting and application of generally accepted accounting principles. In addition, the audit committee reviews the scope of the services of our independent auditors and may recommend the independent auditors for appointment by the Board of Directors subject to stockholder approval. The compensation committee's functions are to review our general compensation strategy, establish salaries, review benefit programs and approve certain employment contracts. The stock option committee's functions are to administer our stock option plans. Our Board of Directors may establish other committees from time to time to facilitate the management of our business and affairs.

Executive Compensation

          The following table sets forth information for the calendar years ended December 31, 2000, 1999 and 1998 concerning the annual compensation paid or accrued by us to our chief executive officer and our four other most highly compensated executive officers ("Named Executive Officers"):

                                                                                                Long Term
                                                        Annual Compensation                   Compensation
                                                                                Other        # of Stock
Name and Principal Position                Year    Salary         Bonus      Compensation      Options
Martin Tuchman                             2000   $775,664      $1,221,100     $28,990 (1)            0
   Chairman of the Board of Directors,     1999    738,727       1,095,100      27,091 (1)            0
   Chief Executive Officer and Director    1998    703,550       1,104,170      33,877 (1)    2,280,000 (6)

Raoul J. Witteveen                         2000    546,658       1,002,650      50,381 (1)            0
   President, Chief Operating Officer      1999    520,627       1,095,100       7,717 (1)            0
   and Director                            1998    495,835       1,002,660      25,191 (1)    1,140,000 (6)

Ernst Baenziger                            2000    190,074               0   1,306,278 (2)            0
   Sr. Vice President, Interpool           1999    198,033          15,000   1,294,820 (2)            0
   Limited                                 1998    198,652               0     780,000 (2)            0

Mitchell I. Gordon                         2000     39,692 (3)           0     750,000 (4)(5)    50,000
   Executive Vice President,               1999          0               0     807,500 (4)            0
   Chief Financial Officer                 1998          0               0      60,000 (4)            0

Herbert Mertz                              2000     74,042 (3)     115,000     243,135 (4)       50,000
   Chief Administrative Officer,           1999          0               0     279,307 (4)            0
   Chief Operating Officer, Trac           1998          0               0     271,219 (4)        7,500
   Lease and Interpool Limited
(1)	Amounts listed include payments made to or on behalf of the executive for certain company provided automobile and related expenses and medical expense reimbursement as provided for in the executive's Employment Agreement.

(2)	Amounts listed as Other Compensation include sales commissions.

(3)	Mr. Gordon and Mr. Mertz became employees in October 2000.

(4)	Amounts listed as Other Compensation include consulting fees paid prior to the individual becoming an executive officer of Interpool.

(5)	This amount includes the first of three payments of $550,000 to be paid over three years for a bonus earned in connection with the acquisition of the Transamerica Leasing, Inc. North American Intermodal Division.

(6)	These options represent options originally granted prior to fiscal year 1998 but which were repriced during 1998.

                  Aggregate Options Exercised in Last Fiscal Year and 2000 Year End Option Values

                                                           Number of
                         Shares                    Securities Underlying          Value of Unexercised
                       Acquired On     Value      Unexercised Options At         In-the-money Options At
                        Exercise     Realized       2000 Year End (#)            2000 Year End ($)(B)
Name                     (#) (a)        ($)       Exercisable Unexercisable     Exercisable Unexercisable

Martin Tuchman........       --        --         2,280,000       --            $15,533,640    $   --
Raoul J. Witteveen....       --        --         1,140,000       --            $ 7,766,820    $   --
Mitchell I. Gordon....       --        --              --       50,000          $    --        $256,250
Herbert Mertz ........       --        --              --       50,000          $    --        $256,250

__________

(a)	The Named Executive Officers did not exercise any options in 2000.

(b)	Assumes, for all unexercised in-the-money options, the difference between the fair market value ($17.0625 per share) at December 31, 2000 and the exercise price of the option.

                                          Option Grants During Fiscal Year 2000
                                                           and
                                           Assumed Potential Realizable Values

                                        % of
                                     Total Options                              Potential Realized Value
                                       Granted to                                At Assumed Annual Rates
                          Number     Employees in                                 of Stock Appreciation
                          Options       Fiscal        Exercise   Expiration       For Option Term(1)(2)
Name                      Granted       Year 2000      Price         Date         5%               10%

Mitchell I. Gordon          50,000        43.5%        $11.938     10/10/10      $375,387         $951,305
Herbert Mertz               50,000        43.5%        $11.938     10/10/10      $375,387         $951,305

_______________

(1)	Amounts for the named individuals shown under the "Potential Realizable Value" column have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options.

(2)	The amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of our stock prices.

1993 Stock Option Plan

          Our 1993 Stock Option Plan for Executive Officers and Directors (the "Stock Option Plan") was adopted by our Board of Directors and approved by the stockholders in March 1993. A total of 6 million shares of common stock have been reserved for issuance under the Stock Option Plan. Options may be granted under the Stock Option Plan to executive officers and Directors of Interpool or a subsidiary (including any executive consultant of Interpool and its subsidiaries), whether or not they are employees. As of March 31, 2001, 4,415,501 options had been granted (and remained unexercised) under the Stock Option Plan and 36,000 options granted under the Stock Option Plan were exercised.

          The Stock Option Plan is administered by a committee of the Board of Directors (the "Stock Option Committee") consisting of at least two Directors. The Stock Option Plan does not require that the members of the Stock Option Committee be "disinterested persons" within the meaning of Rule 16b-3, as from time to time amended, under the Securities Exchange Act of 1934. The Stock Option Committee consists of Mr. Tuchman and Mr. Halstead. The Stock Option Committee has the authority, within limitations as set forth in the Stock Option Plan, to establish rules and regulations concerning the Stock Option Plan, and to determine the persons to whom options may be granted, the number of shares of common stock to be covered by each option and the terms and provisions of the option to be granted. The Stock Option Committee has the right to cancel any outstanding options and to issue new options on such terms and upon such conditions as may be consented to by the optionee affected. In addition, the Stock Option Committee has the authority, subject to the terms of the Stock Option Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the common stock or our capital structure.

           Options granted under the Stock Option Plan may be either incentive stock options ("ISO's") within the meaning of Section 422 of the Code, or non-qualified stock options ("NQSO's"), as the Stock Option Committee may determine. No option intended to qualify as an ISO may be granted to any individual who, at the time of grant, is not an employee of Interpool or a subsidiary. The exercise price of an option will be fixed by the Stock Option Committee on the date of grant, except that (i) the exercise price of an ISO granted to any individual who owns (directly or by attribution) shares of common stock possessing more than 10% of the total combined voting power of all our classes of outstanding stock (a "10% Owner") must be at least equal to 110% of the fair market value of the common stock on the date of grant and (ii) the exercise price of an ISO granted to any individual other than a 10% Owner must be at least equal to the fair market value of the common stock on the date of the grant. Any options granted must expire within ten years from the date of grant (five years in the case of an ISO granted to a 10% Owner). Shares subject to options granted under the Stock Option Plan which expire, terminate or are canceled without having been exercised in full become available again for option grants. No options shall be granted under the Stock Option Plan more than ten years after the adoption of the Stock Option Plan.

           Options are exercisable by the holder subject to terms fixed by the Stock Option Committee. No option can be exercised until at least six months after the date of grant. However, an option will be exercisable immediately upon the happening of any of the following (but in no event during the six-month period following the date of grant or subsequent to the expiration of the term of an option): (i) the holder's retirement on or after attainment of age 65; (ii) the holder's disability or death; or (iii) the occurrence of such special circumstances or events as the Stock Option Committee determines merits special consideration. Under the Stock Option Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder, or, with respect to NQSO's and subject to approval by the Stock Option Committee, in shares issuable in connection with the option, or by such other method as the Stock Option Committee may permit from time to time.

           Options granted under the Stock Option Plan will be non-transferable and non-assignable; provided, however, that the estate of a deceased holder may exercise any options held by the decedent. If an option holder terminates employment with us and all subsidiaries or service as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of employment or service to exercise the option. However, all options held by an option holder will terminate immediately if the termination is for cause, including but not limited to a result of a violation of such holder's duties. If cessation of employment or service is due to retirement on or after attainment of age 65, disability or death, the option holder or such holder's successor-in-interest, as the case may be, is permitted to exercise any option within three months of retirement or disability or within six months of death.

          The Stock Option Plan may be terminated and may be modified or amended by the Stock Option Committee or the Board of Directors at any time; provided, however, that (i) no modification or amendment increasing the aggregate number of shares which may be issued under options, increasing materially the benefits accruing to participants under the Stock Option Plan, or materially modifying the requirements as to eligibility to receive options will be effective without stockholder approval within one year of the adoption of such amendment and (ii) no such termination, modification or amendment of the Stock Option Plan will alter or affect the terms of any then outstanding options without the consent of the holders thereof. The Stock Option Committee may cancel or terminate an outstanding option with the consent of the holder and grant an option for the same number of shares to the individual based on the then fair market value of the common stock, which may be higher or lower than the exercise price of the canceled option.

Directors Plan

          Our Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors (the "Directors' Plan") was adopted by our Board of Directors and approved by the stockholders in March 1993. The Directors' Plan provides for the automatic grant of non-qualified options to non-employee, non-consultant directors at the time the director first joins the Board. The Directors' Plan authorizes grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share is the fair market value of our common stock on the date the person becomes a director. The options granted pursuant to the Directors' Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options' grant date, one-third of the shares on the second anniversary of the options' grant date and one-third of the shares on the third anniversary of the options' grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the Directors' Plan expire ten years from their grant date except that in the event of the death of a director, the option must be exercised within six months of the date of death or, in the event of resignation of a director, the option must be exercised within ten days of the date of resignation. The Directors' Plan is administered by the Stock Option Committee of the Board of Directors. Pursuant to the Directors' Plan, an option to purchase 15,000 shares of common stock was granted to each of Peter D. Halstead in June 1994, Joseph J. Whalen in April 1996 and Clifton H.W. Maloney in February 2000. In addition, our directors may be granted options under the 1993 Stock Option Plan for Executive Officers and Directors as adopted by the Board of Directors and approved by the stockholders in March 1993. On September 16, 1998, pursuant to an option repricing program, 15,000 options held by each of Messrs. Halstead and Whalen were cancelled and replaced with newly issued options with an exercise price equal to the closing market price on September 16, 1998, the grant date, which vested six months from such grant date and expire ten years from such grant date. All other terms and conditions of the newly issued options are the same as those of the cancelled options. As of March 31, 2001, of the 45,000 options outstanding, 35,000 are exercisable.

401(k) Plan

          We have adopted a deferred savings plan (the "401(k) Plan") which is intended to qualify under Section 401(k) of the Code. All our employees who complete three months of service are eligible to participate in the 401(k) Plan. Each participant may elect to defer the receipt of up to 15% of such participant's compensation on a pre-tax basis and have us contribute such compensation to the 401(k) Plan on such participant's behalf, up to the annual statutory limitation in effect at the time of such contribution. Such salary deferral contributions are 100% vested at all times. Amounts credited to a participant's account are distributed to such participant at the earliest of (i) the termination of his or her employment with us, (ii) a requested withdrawal after age 591/2or upon evidence of disability or (iii) a requested withdrawal due to financial hardship. The 401(k) Plan administrator may authorize loans from the 401(k) Plan to participants in a manner which is uniform and nondiscriminatory. Under the Code, salary deferral contributions are not taxable to the employee until such amounts are distributed to the employee, and all contributions are tax deductible to us. The 401(k) Plan provides for the making by us of any matching or profit sharing contributions to the 401(k) Plan, in the form of shares of common stock of Interpool.

Compensation Committee Interlocks and Insider Participation

           During fiscal year 2000, Mr. Tuchman participated in deliberations of our Board of Directors concerning executive officer compensation. Mr. Tuchman did not participate in discussions regarding his own compensation.

Employment Agreements With Named Executive Officers

          We have employment agreements with Martin Tuchman and Raoul J. Witteveen (the "Employment Agreements"). Each Employment Agreement currently expires on December 31, 2007, except that on each January 1, the expiration date of each Employment Agreement is automatically extended for an additional year unless we or the employee party to such Employment Agreement has given written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any such election not to extend the expiration date must be delivered not less than six months prior to the next occurring January 1.

          As compensation for the services to be rendered under their Employment Agreements, Mr. Tuchman is currently paid an annual base salary of $814,448, Mr. Witteveen is currently paid an annual base salary of $573,991. The base salary under each employment agreement increases by a minimum of 5% each year. In addition, each of Messrs. Tuchman and Witteveen is entitled to receive an annual bonus equal to 2%, in the case of Mr. Tuchman, or 1%, in the case of Mr. Witteveen, of the amount of any increase in our net income during the year from its net income during the preceding year. Mr. Tuchman and Mr. Witteveen may each be entitled to receive discretionary additional bonuses as determined by our Compensation Committee. Each employment agreement (i) includes a non-competition provision; (ii) provides that, in the event of the employee's death, the employee's base salary will continue to be paid to his beneficiary for two additional years and, in the event of termination of the employee without cause, the employee will continue to receive his base salary for the entire remaining term then in effect under the employment agreement; and (iii) provides for reimbursement to the employee, for both the employee and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the employee pursuant to our medical and dental insurance plans, which additional reimbursement continues for a period of five years after expiration of the employment agreement. Mr. Tuchman and Mr. Witteveen may each be entitled to receive incentive bonuses as determined by our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders' Agreement

           Martin Tuchman, Raoul J. Witteveen, Arthur L. Burns, Hickory Enterprises L.P., Warren L. Serenbetz Revocable Trust, Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz, Clay R. Serenbetz, Chartres Limited Partnership and Chartres Institute, who will collectively beneficially own directly or indirectly approximately 61.7% of our common stock upon completion of this offering, are parties to an Amended and Restated Stockholders' Agreement dated May 3, 1993 (the "Stockholders Agreement") pursuant to which they have agreed not to sell or transfer any shares of common stock beneficially owned by them to any person other than us or the other parties to the Stockholders' Agreement without the consent of the other parties to the Stockholders' Agreement, unless (i) such shares are first offered to us for purchase at a per share price equal to the price offered by any third party making a bona fide offer to buy such shares for cash, cash equivalents or marketable securities (or if no such bona fide offer has been received, at a price equal to the average closing price of a share of common stock on the New York Stock Exchange over a period of twenty prior trading days) and we do not elect to purchase such shares and (ii) such shares are then offered to the other parties to the Stockholders' Agreement for purchase by them at the same per share price described in clause (i) and the other stockholders do not elect to purchase such shares. Notwithstanding the foregoing, the parties to the Stockholders' Agreement may transfer shares of common stock to one or more of certain members of their immediate families (or trusts for the benefit of such family members) so long as each transferee agrees to be bound by the terms of the Stockholders' Agreement. The Stockholders' Agreement further provides that if Interpool (which is not a party to the Stockholders' Agreement) elects to purchase any shares offered to it by a party to the Stockholders' Agreement and the shares offered represent greater than 10% of the shares held by the offeror, we shall have the right to pay the purchase price of such shares by delivery of a promissory note, payable in equal monthly installments (with interest at the prime rate) over the following year. Pursuant to the Stockholders' Agreement, each of the parties thereto has agreed to vote for the re-election of Messrs. Tuchman, Serenbetz, Witteveen and Burns as our directors. The Stockholders' Agreement continues in effect until May 4, 2003 and may be extended by the parties. Shared voting power with the other parties to the Stockholders' Agreement is acknowledged but the existence of a group or beneficial ownership of shares owned by other parties to the Stockholders' Agreement is disclaimed.

The Ivy Group Transactions

           The Ivy Group, a New Jersey general partnership composed of Mr. Tuchman, Radcliff Group, Mr. Witteveen, Thomas P. Birnie and Graham K. Owen, has leased chassis to Trac Lease. As of December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group for an aggregate annual lease payment of approximately $2.9 million. On January 1, 2001, the various leases for the 6,047 units were combined into a single lease pursuant to which The Ivy Group was paid a per diem rental rate equal to the Trac Lease fleet average per diem. Effective as of July 1, 2001, we restructured our relationship with The Ivy Group to provide us with managerial control over The Ivy Group chassis. As a result of the restructuring, the partners of The Ivy Group contributed 6,047 chassis and certain other assets and liabilities to our newly formed subsidiary, Chassis Holdings I, LLC ("Chassis Holdings"), in exchange for $26.0 million face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and certain other assets and liabilities to Chassis Holdings I, LLC in exchange for $3.0 million face value of preferred membership units and 90% of the common membership units. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity's operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. The terms of all arrangements between Chassis Holdings and Trac Lease, including rental rates, are, in the opinion of our management, comparable to terms that we would have obtained in arms' length transactions with unrelated third parties. The Ivy Group has entered into an agreement with us pursuant to which it has agreed not to engage in any business activities that are competitive with the business activities of Interpool or its subsidiaries without our prior written consent.

           Trac Lease previously leased an additional 983 chassis under a lease with buyout provisions expiring in 2000. In 2000 Trac Lease paid The Ivy Group lease payments of $252,000 under this agreement that expired. In addition, Trac Lease exercised its buyout right during 2000 and purchased the chassis for $2,212,000.

           During 1992 through 1996, The Ivy Group borrowed $13.4 million from us. The aggregate loan balance of $13.4 million at December 31, 2000 bears interest at LIBOR plus 1.75% repayable on an interest only basis, subject to maintenance of fixed loan to collateral value ratios, and will mature in 2001. In connection therewith, The Ivy Group executed a Chattel Mortgage Security Agreement and Assignment under which we were granted a security interest in 4,364 chassis owned by The Ivy Group and we were granted an assignment of all rights to receive rental payments and proceeds related to the lease of such chassis (the "Ivy Collateral"). The Ivy Collateral was contributed, subject to this debt to us, to Chassis Holdings as part of our July 1, 2001 restructuring with The Ivy Group.

Eurochassis L.P. Transactions

           Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen is one of the limited partners and the general partner, leases 100 chassis to Trac Lease for an annual lease payment of approximately $91,000. The annual lease term renews automatically unless canceled by either party prior to the first day of the renewal period. The terms of the lease agreement, in the opinion of our management, are comparable to terms that Trac Lease would have obtained in an arms' length transaction with an unrelated third party.

The Radcliff Consultation Services Agreement

           We entered into a Consultation Services Agreement with Radcliff Group, Inc. ("Radcliff") dated as of January 1, 1992, as amended and restated in February 1993, pursuant to which Radcliff appointed Warren L. Serenbetz, a stockholder and Director of Interpool, as Executive Consultant. The Consultation Services Agreement was terminated as of January 1, 1995. In accordance with the terms of the Consultation Services Agreement, Radcliff is entitled to receive its full annual consultation services fee in the amount of $492,000 through December 31, 2002 and reimbursement to both the designated Executive Consultant and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the Executive Consultant pursuant to our medical and dental insurance plans.

The Atlas Consulting Agreement

           In February 1998, we entered into a non-exclusive Consulting Agreement with Atlas Capital Partners, LLC ("Atlas") pursuant to which Mitchell I. Gordon, a Director of Interpool since 1998 and Chief Financial Officer and Executive Vice President since October 2000, provided investment banking consultation services to us. Under the terms of the Consulting Agreement, Atlas was to have been paid $240,000 (plus reimbursement of reasonable expenses), a bonus of $560,000 and a twenty percent carried interest in investments made with funds provided by Interpool. In addition, Atlas was contractually entitled to an annual bonus in such amount as is usual and customary in the investment banking business for investment opportunities actually completed by us subject to set-off of the $560,000 bonus. In 2000, a bonus in the amount of $1,650,000, to be paid over three years, was earned by Atlas in connection with the acquisition by us of the North American Intermodal Division of Transamerica Leasing, Inc. As of October 2000, Mitchell Gordon was named our Chief Financial Officer and Executive Vice President and the Consulting Agreement was terminated.

Executive Office Lease

           We lease approximately 28,500 square feet of commercial space for our executive offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership. Martin Tuchman holds a direct or indirect equity interest of 42.76% and Radcliff holds a direct or indirect equity interest of 42.17% in 211 College Road Associates. The annual base rental for this property is approximately $557,000 under a triple net lease expiring in 2006. In the opinion of our management, rent being paid under this lease does not exceed rent that we would have paid in an arms' length transaction with an unrelated third party.

PRINCIPAL STOCKHOLDERS

           The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 1, 2001 by certain beneficial owners, each of our directors, certain executive officers and all executive officers and directors as a group.

                                        Number of Shares(2)
                                           and Options
Name of                                    Exercisable          Options Exercisable    Percentage
Beneficial Owner (1)                      Within 60 days           Within 60 Days     of Class (2)
--------------------                    --------------------      --------------     ------------
Martin Tuchman (3)(4)                         9,717,134              2,280,000           32.72%
Raoul J. Witteveen (3)(5)                     4,825,585              1,140,000           16.90%
Warren L. Serenbetz (3)(6)(7)                 1,740,409                668,438            6.20%
Arthur L. Burns (8)                             300,519                 96,563                *
Mitchell I. Gordon                               15,000                      0                *
Peter D. Halstead                                67,500                 60,000                *
Clifton H. W. Maloney                             5,000                  5,000                *
Joseph J. Whalen                                 37,500                 37,500                *
Ernst Baenziger                                  25,000                      0                *
William A. Geoghan                                9,300                  7,500                *
Herbert Mertz                                     9,250                  7,500                *
Executive officers and directors as a        16,752,197              4,302,501           52.81%
group (eleven persons)
Other Stockholders:
Hickory Enterprises, L.P. (9)                 5,088,911                      0           18.56%
   165 Signal Hill North
   Wilton, Connecticut 06897-1933
Warren L. Serenbetz Jr. (10)(11)                283,646                      0            1.03%
   c/o American National Can Co.
   101 Merritt 7, 3rd Floor
   Norwalk, CT 06856
Paul H. Serenbetz (10)(11)                      283,646                      0            1.03%
   c/o The Morgan School
   Route 81
   Clinton, CT 06413
Stuart W. Serenbetz (10)(11)                    283,646                      0            1.03%
   c/o Turner Development Corp.
   375 Hudson Street, 6th Floor
   New York, NY 10014
Clay R. Serenbetz (10)(11)                      283,646                      0            1.03%
   c/o Radcliff Group, Inc.
   695 West Street
   Harrison, NY 10528
The Chartres Limited Partnership (12)            90,000                      0                *
   c/o Interpool, Inc.
   633 Third Avenue
   New York, NY 10017
The Chartres Institute (12)                       5,000                      0                *
   c/o Interpool, Inc.
   633 Third Avenue
   New York, NY 10017

*        Less than 1%
(1)	Beneficial ownership includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in this table has sole voting power and investment power, or shares voting power and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person. Shares issuable upon exercise of options if exercisable within 60 days are considered outstanding for the purpose of calculating the percentage of outstanding shares held by a person, but not for the purpose of calculating the percentage of outstanding shares held by any other person.

(2)	Includes shares subject to options which are exercisable within 60 days. In the event that all said options are exercised, the total outstanding number of the shares of our common stock (without giving effect to this offering) would be 31,723,953. The percentage of class is calculated on the basis of an assumption that only the named individual exercised all of his options. Does not include the following options not exercisable within 60 days: Clifton H. W. Maloney; 10,000 shares, Herbert Mertz; 50,000 shares and Mitchell I. Gordon; 50,000 shares.

(3)	The business address of Mr. Tuchman and Mr. Witteveen is 211 College Road East, Princeton, New Jersey 08540 and the business address of Mr. Serenbetz is 695 West Street, Harrison, New York 10528.

(4)	Includes 4,749 shares of which Mr. Tuchman's mother is the record owner; 3,037 shares held by Mr. Tuchman's wife; 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 95,919 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman's brother is the beneficiary; 10,948 shares representing Mr. Tuchman's 99% interest in shares held by Martom Associates, and 180,663 shares representing Mr. Tuchman's 28.57% interest in shares held by The Ivy Group, a New Jersey partnership.

(5)	Includes 1,500 shares of which Mr. Witteveen's wife is the record owner and 90,335 shares representing Mr. Witteveen's 14.29% interest in shares held by The Ivy Group, a New Jersey partnership.

(6)	Includes 180,663 shares representing Radcliff Group, Inc.‘s 28.57% interest in shares held by The Ivy Group, a New Jersey partnership, and 15,000 shares held by the Serenbetz Family Foundation.

(7)	The Warren L. Serenbetz Revocable Trust, of which Warren L. Serenbetz is the trustee, is the record owner of these shares of our common stock. The beneficiaries of the Warren L. Serenbetz Revocable Trust are members of the immediate family of Warren L. Serenbetz.

(8)	Includes 111 shares representing Mr. Burns' 1% interest in shares held by Martom Associates.

(9)	In 1994, Hickory Enterprises, L.P., a Delaware limited partnership was formed. Warren L. Serenbetz contributed shares of our common stock in exchange for a limited partnership interest in Hickory Enterprises. One half of that interest was assigned to the Warren L. Serenbetz Retained Annuity Trust, Warren L. Serenbetz, Jr., Trustee. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed shares of our common stock in exchange for a general partnership and limited partnership interest in Hickory Enterprises. Each of the four general partners in Hickory has one vote in matters before Hickory Enterprises. Warren L. Serenbetz, as solely a limited partner, does not have any voting rights or rights to participate in the management or operations of Hickory Enterprises.

(10)	Each of Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a son of Warren L. Serenbetz. None of Mr. Serenbetz's sons are minors.

(11)	Does not include Mr. Serenbetz's interest in shares held by Hickory described in footnote (9) above.

(12)	On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership, in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Burns, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.

DESCRIPTION OF CAPITAL STOCK

General

           As of the date of this prospectus, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. Immediately following the offering, 32,921,452 shares of common stock, or 33,746,452 shares if the underwriters exercise their over-allotment option in full, will be outstanding.

           The following descriptions are summaries of material terms of our Certificate of Incorporation and By-laws. This summary is qualified by our Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

           As of August 1, 2001, there were 27,421,452 shares of common stock outstanding held of record by approximately 1,100 stockholders.

           Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose.

           Voting Rights. Each holder of common stock is entitled to one vote per share on each matter to be voted on by stockholders. Because there is no cumulative voting of shares, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so.

           Liquidation Rights. Upon liquidation, subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to a pro rata share in any distribution to stockholders.

           Other Terms. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

           Our Board of Directors is authorized, without approval of our stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, and our board of directors may fix the designations, powers, privileges, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.

           The specific matters that our Board of Directors may determine include the following:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of any dividends;

•	whether any dividends shall be cumulative or non-cumulative;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company;

•	the terms of any redemption;

•	rights and terms of any conversion or exchange; and

•	any voting rights.

           Although no shares of preferred stock are currently outstanding, and we have no current plans to issue preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block that transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of the common stock. Although our Board of Directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our Board of Directors does not presently intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.

Delaware Anti-Takeover Laws and Certain Certificate of Incorporation and Bylaw Provisions

           Anti-Takeover Provisions. Some provisions of Delaware law and our Certificate of Incorporation and By-laws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

Our Certificate of Incorporation or By-laws include the following restrictions:

•	a classified Board of Directors, with each class containing as nearly as possible one-third of the total number of members of the Board of Directors and the members of each class serving for staggered three year terms;

•	a vote of at least 75% of our voting securities to amend certain provisions of the Certificate of Incorporation and By-laws;

•	advance notice procedures with respect to nominations of directors or other matters to be voted on by stockholders other than by or at the direction of the Board of Directors; the filling of vacancies on the board of directors only by a vote of a majority of the directors then in office;

•	the taking of any action by our stockholders only at a duly called annual or special meeting, which may only be called by the chairman of the Board of Directors or a majority of the directors; and

•	removal of a director only for cause upon the vote of the holders of a majority of our outstanding voting securities.

           These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Delaware Business Combination Statute

           We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Because certain of our stockholders owned more than 15% of our voting stock before we became a public company, Section 203 by its terms is currently not applicable to business combinations with these stockholders even though these stockholders each own more than 15% of our outstanding stock. If any other person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203.

           Limitation On Liability of Directors. Our Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director's duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

           Our By-laws provide that, to the fullest extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or served at our request for any other enterprise as a director or officer. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Transfer Agent and Registrar

           The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

           Upon the completion of this offering, we will have outstanding 32,921,452 shares of common stock, assuming no exercise of outstanding options. 8,704,311 of these shares of common stock and the 5,500,000 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. Generally, the balance of our outstanding shares of common stock are "restricted securities" under the Securities Act, subject to the limitations and restrictions that are described below.

           In connection with this offering, our directors and officers, and the parties to the Stockholders Agreement will enter into 90-day lock-up agreements with the underwriters of this offering, subject to customary exceptions. Taking into account these agreements, our outstanding shares of common stock that are "restricted securities" will become eligible for sale upon expiration of these lock-up agreements, subject to the limitations of Rule 144. Salomon Smith Barney Inc. may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

Rule 144

           In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 329,215 shares after the closing of this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

           Sales under Rule 144 also are subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

           Under Rule 144(k), persons who are not our affiliate at any time during the 90 days preceding a sale and who have beneficially owned the shares proposed to be sold for at least two years are entitled to sell their shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. The two-year holding period includes the holding period of any prior owner who is not our affiliate. Therefore, unless otherwise restricted, shares covered by Rule 144(k) may be sold immediately upon the closing of this offering.

Rule 701

           In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who before November 13, 2000 purchased shares from us in connection with a compensatory stock plan or other written agreement, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

UNDERWRITING

           Salomon Smith Barney Inc., ABN AMRO Rothschild LLC, A.G. Edwards & Sons, Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter                                            Number of Shares
-----------                                            ----------------
Salomon Smith Barney Inc.
ABN AMRO Rothschild LLC
A.G. Edwards & Sons, Inc.
U.S. Bancorp Piper Jaffray Inc.
Total.......................................              5,500,000
                                                          =========

           The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in the offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

           The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $ per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $ per share on sale to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

           We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 825,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

           We, our officers and directors, and the parties to the Stockholders Agreement have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

           Our common stock is listed on the New York Stock Exchange under the symbol "IPX."

           The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                          PAID BY INTERPOOL, INC.
                                       -----------------------------
                                       No Exercise     Full Exercise
                                       -----------     -------------
        Per share..................    $               $
        Total......................    $               $

           In connection with the offering Salomon Smith Barney Inc. on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

           The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

           Any of these activities may have the effect of preventing or retarding a decline in the market price of common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

           We estimate that our total expenses for this offering will be $1.2 million.

           The underwriters and their affiliates have performed investment banking, advisory and other financial services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may engage in transactions with and perform services for us in the ordinary course of their business.

           A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

           We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

           The validity of the common stock offered hereby will be passed on for us by Stroock & Stroock & Lavan LLP, New York, New York and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

EXPERTS

           The consolidated financial statements for Interpool, Inc. as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000, and the financial statements for Transamerica N.A. Intermodal as of December 31, 1999 and September 30, 2000 and for the years ended December 31, 1998 and 1999 and the nine month period ended September 30, 2000 included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

AVAILABLE INFORMATION

           We have filed with the Securities and Exchange Commission (SEC), a registration statement on Form S-1 under the Securities Act with respect to the securities to be sold in this offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement. For further information with respect to us and the securities to be sold in this offering, you should refer to the registration statement and to its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other document are not necessarily complete. You should refer in each instance to the copy of the agreement filed or incorporated by reference as an exhibit to the registration statement, each such statement being qualified in all respects by the document to which it refers. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

           You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York, 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also request copies of the documents upon payment of a duplicating fee, by writing to the SEC. In addition, the SEC maintains a web site that contains reports, proxy and information statement and other information regarding registrants (including us) that file electronically with the SEC, which you can access at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Interpool, Inc.:

Report of Independent Public Accountants	F-2

Consolidated Balance Sheets as of December 31, 1999 and 2000	F-3

Consolidated Statements of Income for the Years Ended December 31, 1998, 1999 and 2000	F-4

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1998, 1999 and 2000	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1999 and 2000	F-6

Notes to Consolidated Financial Statements	F-7

Unaudited Condensed Consolidated Financial Statements of Interpool, Inc.:

Condensed Consolidated Balance Sheets as of December 31, 2000 and March 31, 2001	F-26

Condensed Consolidated Statements of Income for the Three Months Ended March 31, 2000 and 2001	F-27

Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2000 and 2001	F-28

Condensed Consolidated Statements of Changes in Stockholders' Equity for the Year Ended December 31, 2000 and the Three Months Ended March 31, 2001	F-30

Notes to Condensed Consolidated Financial Statements	F-32

Financial Statements of Transamerica N.A. Intermodal:

Report of Independent Public Accountants	F-39

Balance Sheets as of December 31, 1999 and September 30, 2000	F-40

Statements of Income for the Years Ended December 31, 1998 and 1999, and the Nine Month Period Ended September 30, 2000	F-41

Statements of Changes in Divisional Equity for the Years Ended December 31, 1998 and 1999, and the Nine Month Period Ended September 30, 2000	F-42

Statements of Cash Flows for the Years Ended December 31, 1998 and 1999, and the Nine Month Period Ended September 30, 2000	F-42

Notes to Financial Statements	F-43

Unaudited Pro Forma Combined Condensed Consolidated Financial Statements of Interpool, Inc.:

Unaudited Pro Forma Consolidated Statement of Income for the Year Ended December 31, 2000	F-51

Notes to Pro Forma Combined Condensed Consolidated Financial Statements	F-53

Consolidated Financial Statements of Interpool, Inc.:

Report of Independent Public Accountants

To the Stockholders of Interpool, Inc.:

           We have audited the accompanying consolidated balance sheets of Interpool, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interpool, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP ARTHUR ANDERSEN LLP

New York, New York
February 28, 2001

INTERPOOL, INC.
CONSOLIDATED BALANCE SHEETS
At December 31, 1999 and 2000
(Dollar Amounts In Thousands, Except Per Share Amounts)

                                                                                    1999           2000
                                                                                    ----           ----
   ASSETS
Cash and short-term investments                                                   $207,388       $156,155
Marketable securities, at fair value                                                   238            136
Accounts and notes receivable, less allowance of $10,275 and $14,377                31,837         67,915
Assets held for sale                                                                    --        348,389
Net investment in direct financing leases                                          164,394        170,380
Other receivables, net, including amounts from related parties of $13,433
   and $13,433                                                                      52,437         53,354
Leasing equipment, net of accumulated depreciation and amortization of
   $230,460 and $287,107, respectively                                             876,067      1,263,989
Other investment securities, at fair value                                          33,359         30,454
Other assets                                                                        77,539        104,059
                                                                                    ------        -------
   Total Assets                                                                 $1,443,259     $2,194,831
                                                                                ==========     ==========

   LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable and Accrued Expenses                                              $47,907       $126,854
Income Taxes:
   Current                                                                             346            956
   Deferred                                                                         18,649         28,892
                                                                                    ------         ------
                                                                                    18,995         29,848
Deferred Income                                                                        618            911
Debt and capital lease obligations, including $2,296 and $0
   due to a related party, respectively:
     Due within one year                                                           115,286        218,709
     Due after one year                                                            882,942      1,399,327
                                                                                   -------      ---------
                                                                                   998,228      1,618,036
Company-Obligated mandatorily redeemable preferred securities in subsidiary grantor trusts (holding solely junior Subordinated Deferrable interest debentures of the Company) (75,000 shares 9-7/8% Capital Securities
   outstanding, liquidation preference $75,000)                                     75,000         75,000

Minority interest in equity of subsidiaries                                          1,144          1,951

Stockholders' equity:
   Preferred stock, par value $.001 per share; 1,000,000 authorized, none issued        --
   Common stock, par value $.001 per share; 100,000,000 shares authorized,
     27,579,952 issued at December 31, 2000 and 1999                                    28             28
   Additional paid-in capital                                                      124,184        124,184
   Treasury stock, at cost, 158,500 shares in 2000 and 1999                         (1,170)        (1,170)
   Retained earnings                                                               177,612        217,955
   Accumulated other comprehensive income                                              713          1,234
        Total stockholders' equity                                                 301,367        342,231
                                                                                   -------        -------
        Total liabilities and stockholders' equity                              $1,443,259     $2,194,831
                                                                                ==========     ==========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

INTERPOOL, INC.
CONSOLIDATED STATEMENTS OF INCOME
for the Years Ended December 31, 1998, 1999 and 2000
(In Thousands, Except Per Share Amounts)

                                                                      1998         1999          2000
                                                                      ----         ----          ----

Revenues                                                            $182,316     $217,840      $287,055
                                                                    --------     --------      --------
Cost and expenses:
   Lease operating expenses                                           25,071       37,112        54,255
   Administrative expenses                                            17,826       29,050        35,958
   Provision for doubtful accounts                                     2,142        7,686         3,417
   Depreciation and amortization of leasing equipment                 42,651       61,736        68,406
   Other (income)/expense, net                                        (1,998)       2,628         2,719
   Interest expense                                                   64,271       66,406        87,230
   Interest income                                                   (11,061)     (12,049)      (16,511)
                                                                     -------      -------       -------
                                                                     138,902      192,569       235,474
                                                                     -------      -------       -------

   Income before provision for income taxes and extraordinary items   43,414       25,271        51,581
        Provision for income taxes                                     5,800        3,400         8,625
                                                                     -------      -------       -------
   Income before change in accounting principle and extraordinary
     item                                                             37,614       21,871        42,956
   Cumulative effect of change in accounting principle, net of
     applicable taxes of $440                                             --           --           660
   Extraordinary gain on debt retirement, net of applicable taxes
     of $494 and $560                                                     --          740           840
                                                                     -------      -------       -------
        Net income                                                   $37,614      $22,611       $44,456
                                                                     =======      =======       =======
Income per share before change in accounting principle and
extraordinary item:
   Basic                                                               $1.36        $0.79         $1.57
   Diluted                                                             $1.31        $0.77         $1.54
Cumulative effect of change in accounting principle:
   Basic                                                                  NA           NA         $0.02
   Diluted                                                                NA           NA         $0.02
Extraordinary gain per share:
   Basic                                                                  NA        $0.03         $0.03
   Diluted                                                                NA        $0.03         $0.03
Net income per share:
   Basic                                                               $1.36        $0.82         $1.62
   Diluted                                                             $1.31        $0.80         $1.60
Weighted average shares outstanding (in thousands):
   Basic                                                              27,561       27,571        27,421
   Diluted                                                            28,615       28,234        27,834

The accompanying notes to consolidated financial statements are an integral part of these statements.

INTERPOOL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
for the Years Ended December 31, 1998, 1999 and 2000
(In Thousands)

                                 Preferred Stock   Common Stock
                                 ---------------   ------------                                   Accum.
                                                                  Additional                      Other
                                            Par             Par    Paid-in    Treasury  Retained  Comp.     Comp.
                                   Shares  Value   Shares  Value   Capital     Stock    Earnings  Income   Income
                                   ------  -----   ------  -----  ----------  --------  --------  ------   -------
BALANCE, December 31, 1997             --   $ --   27,552    $28   $124,046   $     --  $125,657    $715
Net income                             --     --       --     --         --         --    37,614      --   $37,614
Other comprehensive loss               --     --       --     --         --         --        --    (712)     (712)
                                                                                                           -------
     Comprehensive income              --     --       --     --         --         --        --      --   $36,902
                                                                                                           =======
Shares issued on exercise of
   stock option                        --     --       37     --        363         --        --      --
Shares surrendered in satisfaction
   of stock option purchase price      --     --      (23)    --       (363)        --        --      --
Cash dividends declared:
   Common Stock, $0.15 per Share       --     --       --     --         --         --    (4,133)     --
                                   ------  -----   ------  -----  ----------  --------  --------  ------
BALANCE, December 31, 1998             --     --   27,566     28    124,046         --   159,138       3
Net income                             --     --       --     --         --         --    22,611      --   $22,611
Other comprehensive income             --     --       --     --         --         --        --     710       710
                                                                                                           -------
     Comprehensive income              --     --       --     --         --         --        --      --   $23,321
                                                                                                           =======
Shares issued on exercise of
   stock option                        --     --       14     --        138         --        --
Purchase of 158,500 shares of
   treasury stock                      --     --       --     --         --     (1,170)       --      --
Cash dividends declared:
   Common stock, $0.15 per Share       --     --       --     --         --         --    (4,137)     --
                                   ------  -----   ------  -----  ----------  --------  --------  ------
BALANCE, December 31, 1999             --     --   27,580     28    124,184     (1,170)  177,612     713
Net income                             --     --       --     --         --         --    44,456      --   $44,456
Other comprehensive income             --     --       --     --         --         --        --     521       521
                                                                                                           -------
     Comprehensive income              --     --       --     --         --         --        --      --   $44,977
                                                                                                           =======
Cash dividends declared:
   Common stock, $0.15 per Share       --     --       --     --         --         --    (4,113)     --
                                   ------  -----   ------  -----  ----------  --------  --------  ------
BALANCE, December 31, 2000             --   $ --   27,580    $28   $124,184    $(1,170) $217,955  $1,234

The accompanying notes to consolidated financial statements are an integral part of these statements.

INTERPOOL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the Years Ended December 31, 1998, 1999 and 2000
(Dollars In Thousands)

                                                                       1998            1999            2000
                                                                       ----            ----            ----
Cash flows from operating activities:
Net income                                                           $37,614         $22,611         $44,456
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Extraordinary gain on retirement of debt                               --            (740)           (840)
   Cumulative effect of change in accounting principle                    --              --            (660)
   Gain on securitized lease receivables                                  --          (7,942)             --
   Loss (gain) on sale of marketable securities                       (1,734)             43             (11)
   Depreciation and amortization                                      44,590          63,599          74,298
   Loss (gain) on sale of leasing equipment                           (1,313)          1,196           1,729
   Collections on net investment in direct financing leases          128,064          86,657          88,854
   Income recognized on direct financing leases                      (34,288)        (20,725)        (21,063)
   Provision for uncollectible accounts                                2,142           7,686           3,417
   Provision for deferred income taxes                                 2,935             552           5,484
   Changes in assets and liabilities:
     Accounts and notes receivable                                    (6,978)          2,779         (12,878)
     Other assets                                                    (20,321)          8,759          (5,457)
     Accounts payable and accrued expenses                             7,112          (9,209)          9,790
     Income taxes payable                                                945          (1,290)          4,173
     Other receivables                                                 4,186           4,321            (917)
     Deferred income                                                    (499)           (914)            294
     Minority interest in equity of subsidiaries                         115             520             807
                                                                    --------        --------        --------
       Net cash provided by operating activities                     162,570         157,903         191,476
                                                                    --------        --------        --------
Cash flows from investing activities:
Acquisition of leasing equipment                                    (182,350)       (200,950)       (255,549)
Proceeds from dispositions of leasing equipment                        8,253          15,190          85,426
Proceeds from disposition of loan receivable                          14,148              --              --
Investment in loan receivable                                         (5,698)             --              --
Investment in direct financing leases                                (80,694)       (123,337)        (64,731)
Investment in and advances to subsidiary                             (47,469)         (3,500)             --
Changes in marketable securities and other investing activities        8,139           4,775             123
Accrued equipment purchases                                           16,856           2,661          48,857
Acquisitions, net of cash acquired                                        --          (2,887)       (673,369)
                                                                    --------        --------        --------
       Net cash used for investing activities                       (268,815)       (308,048)       (859,243)
                                                                    --------        --------        --------
Cash flows from financing activities:
Proceeds from issuance of long-term debt                             230,708         145,181         580,785
Payment of long-term debt and capital lease obligations              (77,616)        (71,044)       (111,149)
Borrowings of revolving credit lines                                 297,428         263,170         337,034
Repayment of revolving credit lines                                 (263,318)       (270,918)       (186,023)
Proceeds from issuance of common stock                                    --             138              --
Purchase of treasury stock                                                --          (1,170)             --
Proceeds from securitized lease receivables                               --         189,087              --
Dividends paid                                                        (4,133)         (4,137)         (4,113)
                                                                    --------        --------        --------
       Net cash provided by financing activities                     183,069         250,307         616,534
                                                                    --------        --------        --------
       Net increase (decrease) in cash and short-term investments     76,824         100,162         (51,233)
Cash and short-term investments, beginning of year                    30,402         107,226         207,388
                                                                    --------        --------        --------
Cash and short-term investments, end of year                        $107,226        $207,388        $156,155
                                                                    ========        ========        ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

INTERPOOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars In Thousands, Except Per Share Amounts)

Note 1 - Nature of operations and significant accounting policies:

           The nature of operations and the significant accounting policies used by Interpool, Inc. and its subsidiaries (the "Company" or "Interpool") in the preparation of the accompanying consolidated financial statements are summarized below. The Company's accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States.

           A. Nature of operations--

           The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the Company has three reportable segments: container leasing, domestic intermodal equipment and computer leasing equipment. The container-leasing segment specializes in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes in the leasing of intermodal container chassis and other equipment, namely freight rail cars and intermodal trailers. The computer leasing segment specializes in the leasing of microcomputers and other related equipment. The Company leases its containers principally to international container shipping lines located throughout the world. The customers for the Company's chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines. Equipment is purchased directly or acquired through conditional sales contracts and lease agreements, many of which qualify as capital leases.

           B. Basis of consolidation--

           The consolidated financial statements include the accounts of the Company and subsidiaries more than 50% owned. All significant intercompany transactions have been eliminated. Minority interest in equity of subsidiaries represents the minority stockholders' proportionate share of the equity in the income of the subsidiaries. In connection with acquisitions in 1988 and 1993 of certain consolidated subsidiaries, the excess of fair value of assets acquired over the acquisition cost was allocated proportionately to certain assets to reduce the value assigned to those assets. For accounting purposes this allocation has only been recorded in the consolidation of the Company and its subsidiaries.

           In connection with certain investments in which the Company does not own a majority interest, these investments are accounted for using the equity method of accounting. The excess of costs over the fair value of net assets acquired is being amortized on a straight-line basis over twenty years. In addition, the Company's equity in the income and/or loss from such equity investments is included in other (income)/expense, net. The Company's investment in its equity method investees is included in other assets.

           The Company's equity in the income and/or loss from such equity investments, net of goodwill amortization, is included in other (income)/expense, net and was approximately ($686), $1,315 and $835 for the years ended December 31, 1998, 1999 and 2000, respectively.

           C. Goodwill--

           Goodwill represents the excess of costs over the fair value of net assets acquired and is being amortized on a straight-line basis over twenty years and is included in other assets.

           D. Translation of foreign currencies--

           The Company considers the U. S. dollar its functional currency and therefore translates foreign currency statements using an average exchange rate for revenue and expense accounts and the rate of exchange in effect at the balance sheet date for assets and liabilities. Substantially all transactions are U.S. dollar denominated.

           E. Revenues--

           Equipment leasing revenues include revenue from operating leases and income on direct financing leases, which is recognized over the term of the lease using the effective interest method.

           F. Leasing equipment--

           As of December 31, 2000, in excess of 98% of leasing equipment is on lease to customers. The net value of equipment available for hire is not material. Depreciation and amortization of leasing equipment (both equipment currently on-lease to customers and available for hire) are provided under the straight-line method based on the following estimated useful lives:

Dry freight standard containers	12.5 to 15 years
Chassis	17.5 years
Other	3 to 25 years

           Effective October 1, 2000, the Company revised its estimate of the depreciation life of chassis from 15 years to 17.5 years. The effect of this change was to decrease depreciation expense by $955 for the three months ended December 31, 2000.

           Gains or losses resulting from the disposition of leasing equipment are recorded in the year of disposition.

           The residual value of leasing equipment is estimated based on the projections for the economic value and market value of intermodal equipment as well as the Company's experience in leasing and selling similarly aged equipment. Such projected values are reviewed and updated when market and/or economic conditions change. The Company continually reviews leasing equipment and other long-lived assets to evaluate whether changes have occurred that would suggest these assets may be impaired based on the estimated cash flows of the assets over the remaining amortization period. If this review indicates that the remaining estimated useful life requires revision or that the asset is not recoverable, the carrying amount of the asset is reduced to its fair value.

           G. Marketable and other investment securities--

           Management has determined that all securities are to be held for an indefinite period of time and classified as securities available-for-sale carried at market value. Unrealized holding gains and losses for available-for-sale securities are credited (charged) to a component of stockholders' equity net of related income taxes. Management determines the appropriate classifications of securities at the time of purchase.

           Premium and discount on securities are included in interest income over the period from acquisition to maturity using the level-yield method. The specific identification method is used to record gains and losses on security transactions.

           The Company classified the Retained Interest as an available-for-sale security, which is included in "Other Investment Securities" in the accompanying consolidated balance sheets.

           Sales of available-for-sale securities for the twelve months ended December 31, 1998, 1999 and 2000, respectively, resulted in proceeds of $7,838, $642 and $107, gross gains of $1,945, $88 and $11, and gross losses of $211, $131 and $0.

           The amortized cost and estimated fair value of available for sale securities as of December 31, 1999 and 2000 are as follows:

                                                      Gross Unrealized
                                     Amortized    Holding     Holding    Estimated
                                        Cost       Gains       Losses   Fair Value
                                    ----------- ----------- ----------- -----------
1999
      Other Investment Securities      $32,588        $771        $ --     $33,359
      Equity and Other Securities          269          57         (88)        238
-----------------------------------------------------------------------------------
                                       $32,857        $828        $(88)    $33,597
-----------------------------------------------------------------------------------
2000
      Other Investment Securities      $29,140      $1,314        $ --     $30,454
      Equity and Other Securities          193          10         (67)        136
-----------------------------------------------------------------------------------
                                       $29,333      $1,324        $(67)    $30,590
-----------------------------------------------------------------------------------

           The amortized cost and estimated fair value of other investment securities, by contractual maturity, are shown below:

                                                  Amortized         Estimated
                                                     Cost           Fair Value
                                                  ----------        ----------
Due in one year                                     $18,043           $18,857
Due after one year through five years                11,097            11,597

           Comprehensive income--

           Comprehensive income consists of net income or loss for the current period and revenues, expenses, gains and losses that have been previously excluded from the income statement and were only reported as a component of equity. All prior periods have been restated.

           The tax effect of comprehensive income is as follows:

                                                                                                     Net of
                                                                           Before Tax                 Tax
                                                                             Amount     Tax Effect   Amount
                                                                           ----------   ----------   ------
Year Ended December 31, 1998
Unrealized gains on securities-
   Unrealized holding gains arising during period                               $717      $(215)       $502
   Less: Reclassification adjustments for gains realized in net income         1,734       (520)      1,214
--------------------------------------------------------------------------------------------------------------
Unrealized loss on marketable securities                                     $(1,017)      $305       $(712)
--------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1999
Unrealized gains on securities-
   Unrealized holding gains arising during period                               $694       $(12)       $682
   Less: Reclassification adjustments for gains realized in net income           (43)        15         (28)
--------------------------------------------------------------------------------------------------------------
Unrealized gain on marketable securities                                        $737       $(27)       $710
--------------------------------------------------------------------------------------------------------------
Year Ended December 31, 2000
Unrealized gains on securities-
   Unrealized holding gains arising during period                               $564       $(36)       $528
   Less: Reclassification adjustments for gains realized in net income            11         (4)          7
--------------------------------------------------------------------------------------------------------------
Unrealized gain on marketable securities                                        $553       $(32)       $521
--------------------------------------------------------------------------------------------------------------

           Interest rate swaps--

           Interest rate swap contracts are intended to be an integral part of borrowing transactions and therefore are not recognized at fair value. Interest differentials paid or received under these contracts are recognized as yield adjustments to the effective yield of the underlying debt instruments hedged. Interest rate swap contracts would only be recognized at fair value if the hedged relationship is terminated. Gains or losses accumulated prior to termination of the relationship would be amortized as a yield adjustment over the shorter of the remaining life of the contract, or the remaining period to maturity of the underlying debt instrument hedged. If the contract remained outstanding after termination of the hedged relationship, subsequent changes in market value of the contract would be recognized in earnings. The Company does not use leveraged swaps and does not use leverage in any of its investment activities that would put principal capital at risk.

           Fair value of financial instruments--

           The carrying amount of cash and short-term investments, trade receivables and payables, accrued interest receivable and payable approximate fair value. The carrying amount and estimated fair value of the Company's debt and capital securities is $1,073,228 and $1,003,094, respectively, at December 31, 1999. The carrying amount and estimated fair value of the Company's debt and capital securities is $1,693,036 and $1,602,473, respectively, at December 31, 2000.

           The following table summarizes the carrying and fair values of the interest rate swap contracts in place at December 31, 1999 and 2000:

                                             December 31, 1999                December 31, 2000
                                      -------------------------------  ------------------------------
                                      Carrying Amount    Fair Value    Carrying Amount    Fair Value
                                      --------------- ---------------  --------------- ---------------
Interest rate swap agreements                $130          $3,045             $133         ($9,012)

           Concentration of credit risk--

           The Company extends credit to its customers after extensive credit evaluation. At December 31, 1999, approximately 29% of accounts receivable and notes receivable and 65% of the net investment in direct financing leases were from customers outside of the United States. At December 31, 2000, approximately 19% of accounts receivable and notes receivable and 73% of the net investment in direct financing leases were from customers outside of the United States.

           The Company's credit exposure to Korean, South American and Indonesian customers at December 31, 1999 and 2000 represented 4% and 6%, respectively, of accounts receivable and notes receivable and 13% and 16%, respectively, of the net investment in direct financing leases. During 1998, 1999 and 2000, respectively, 8%, 4% and 6% of the Company's consolidated revenues were from these customers.

           In 1998, 1999 and 2000, the Company's top 25 customers represented approximately 68%, 67% and 67%, respectively, of its consolidated revenues, with no single customer accounting for more than 7%.

           Net income per share--

           Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the period (which is net of treasury shares). Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of stock options have been added to the weighted shares outstanding in the diluted earnings per share computation.

           A reconciliation of weighted average common shares outstanding to weighted average common shares outstanding assuming dilution follows:

                                                             1998          1999           2000
                                                             ----          ----           ----
                                                                       (in thousands)
Average common shares outstanding                           27,561        27,571         27,421
Common shares issuable (1)                                   1,054           663            413
Average common shares outstanding assuming dilution         28,615        28,234         27,834
(1)  Issuable primarily under stock option plans.

           On September 16, 1998, the Company canceled all of the 4,393,501 options to purchase shares of the Company's common stock outstanding under its 1993 Stock Option Plan for Executive Officers and Directors, as well as the Company's Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors and issued 4,393,501 new options in their place. The newly issued options were granted with an exercise price equal to the closing market price of the Company's stock as of September 16, 1998. This results in a new measurement date whereby the newly issued options vest six months from date of grant and expire ten years from date of grant. All other terms and conditions of the newly issued options are similar to the canceled options.

           Prospective accounting pronouncements--

           In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of Fasb Statement No. 133. In June 2000, the FASB issued Statement 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of Fasb Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

           Statement 133, as amended, is effective for fiscal years beginning after June 15, 2000. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998, and thereafter). Statement 133 cannot be applied retroactively. Statement 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid instruments. With respect to hybrid instruments, a company may elect to apply Statement 133, as amended, to (1) all hybrid instruments, (2) only those hybrid instruments that were issued, acquired, or substantively modified after December 31, 1997, or (3) only those hybrid instruments that were issued, acquired or substantively modified after December 31, 1998.

           The Company plans to adopt Statement 133 on January 1, 2001. The Company plans to apply Statement 133 to only those hybrid instruments that were issued, acquired, or substantively modified after December 31, 1998.

           The Company has not yet quantified all effects of adopting Statement 133 on its financial statements. However, as discussed in the following paragraphs, the Statement could increase volatility in earnings and other comprehensive income or involve certain changes in the Company's business practices.

           Statement 133, in part, allows special hedge accounting for fair value and cash flow hedges. Statement 133 provides that the gain or loss on a derivative instrument designated and qualifying as a fair value hedging instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized currently in earnings in the same accounting period. Statement 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. (The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings.)

           As of December 31, 2000, the Company had entered into 13 interest rate swap agreements with various financial institutions. The aggregate notional balance of the swaps was $384,739 as of December 31, 2000. These agreements are used by the Company to manage interest rate risks created by loans indexed to a floating rate index, primarily LIBOR. Under current generally accepted accounting principals, the interest differential payable or receivable by the Company on its interest rate swaps is accrued by the Company as interest rates change, and is recognized by the Company over the life of the swap agreement as an adjustment of interest expense. In contrast Statement 133 effectively will require that changes in the fair value of the swap agreements which are designated as effective cash flow hedges, be reported as a component of other comprehensive income and changes in the fair value of the swap agreements that do not qualify for hedge accounting to be reported in earnings. If Statement 133 had to be applied to all swap agreements in place at December 31, 2000, changes in the fair value of the agreements would increase liabilities by approximately $9,012, With offsetting amounts recorded as decreases to deferred tax liabilities of $2,435 and accumulated other comprehensive income of $7,411 and an increase to earnings (net of tax) of $834.

           Use of estimates--

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           Certain prior year amounts have been reclassified to conform to the current year presentation.

           Reclassifications--

           Certain reclassifications have been made to the 1999 amounts in order to conform to the 2000 presentation.

Note 2 - Income taxes:

           Significant components of deferred tax assets and liabilities as of December 31, 1999 and 2000 were as follows:

                                                  1999              2000
                                                  ----              ----
Deferred tax assets:
   Loss carry forwards                          $37,130           $75,844
   Finance leases receivable                      3,371             3,392
   Other, primarily operating reserve             3,723             4,934
                                                -------           -------
       Total deferred tax assets                $44,224           $84,170
Deferred tax liabilities:
   Operating property, net                       60,265           103,603
   Other                                          2,608             9,459
                                                -------           -------
       Total deferred tax liability              62,873           113,062
                                                -------           -------
       Net deferred tax liability               $18,649           $28,892
                                                -------           -------

           One of the Company's subsidiaries has tax net operating loss carryforwards (NOLs) for Federal income tax purposes totaling approximately $15,602 which may be used only to offset that subsidiary's income. These NOLs, if not utilized, will expire between 2005 and 2006. In addition, NOLs of approximately $201,094 have been granted as a result of certain losses from leasing activities that are characterized as suspended passive losses. These losses can be carried forward indefinitely to offset income from future leasing activities.

           A significant subsidiary of the Company is a Barbados corporation. Under the terms of a protocol between the United States and Barbados, the subsidiary's leasing income is fully taxable by Barbados, but exempt from U.S. Federal taxation. Since 1991, the Barbados tax rate was a maximum of 2 1/2% of income earned in Barbados. No deferred U.S. Federal income taxes have been provided on the unremitted earnings of the subsidiary since it is the Company's intention to indefinitely reinvest such earnings. At December 31, 2000, unremitted earnings of this subsidiary were approximately $201,000. The deferred U.S. Federal Income taxes related to the unremitted earnings of this subsidiary would be approximately $70,000, assuming these earnings are taxable at the U.S. statutory rate, net of foreign tax credits.

           A reconciliation of the U. S. statutory tax rate to the actual tax rate follows:

                                                          1998     1999     2000
                                                          ----     ----     ----
U.S. statutory rate                                       35.0%    35.0%    35.0%
Difference due to operation of subsidiary in Barbados    (28.1)   (24.0)   (22.8)
Federal taxes on foreign income                            4.0      1.3      0.9
State taxes                                                2.6      0.9      3.1
Other                                                     (0.1)     0.3      0.5
                                                          -----     ---      ---
    Actual tax rate                                       13.4%    13.5%    16.7%
                                                          =====    =====    =====

           The provision for income taxes reflected in the accompanying consolidated statements of income is as follows:

                        1998                 1999                  2000
               -------------------- --------------------- --------------------
U.S.                   $5,300               $3,000                $7,909
Other                     500                  400                   716
------------------------------------------------------------------------------
                       $5,800               $3,400                $8,625
------------------------------------------------------------------------------
Current                $2,865               $2,848                $3,141
Deferred                2,935                  552                 5,484
------------------------------------------------------------------------------
                       $5,800               $3,400                $8,625
------------------------------------------------------------------------------

Note 3 - Leasing activities:

           As lessee:

           The net book value of assets acquired through capital leases was $359,021 at December 31, 2000. The aggregate capital lease obligations, secured by equipment, with installments payable in varying amounts through 2010, were $375,633 at December 31, 2000.

           As of December 31, 2000, the annual maturities of capital leases and related interest were as follows:

                                   Payment         Interest         Principal
                                  --------         --------         ---------
         2001                      $61,914          $17,978           $43,936
         2002                       53,260           15,921            37,339
         2003                       71,915           13,888            58,027
         2004                       57,933           10,613            47,320
         2005                       80,527            8,516            72,011
         Thereafter                130,212           13,212           117,000
                                  --------          -------          --------
                                  $455,761          $80,128          $375,633
                                  ========          =======          ========

           The Company leases office space and certain leasing equipment under operating leases expiring at various dates through 2010. Rental expense under operating leases aggregated $4,088, $5,229 and $9,069 for the periods ended December 31, 1998, 1999 and 2000, respectively.

           As of December 31, 2000, the aggregate minimum rental commitment under operating leases having initial or remaining noncancellable lease terms in excess of one year was as follows:

         2001                         $15,294
         2002                          10,866
         2003                           8,734
         2004                           8,707
         2005                           8,706
         Thereafter                    53,592

           As lessor:

           The Company has entered into various leases of equipment that qualify as direct financing leases. At the inception of a direct finance lease, the Company records a net investment based on the gross investment (representing the total future minimum lease payments plus unguaranteed residual value), net of unearned lease income. The unguaranteed residual value is generally equal to the purchase option of the lessee, which in the case of the Company's lease contracts is insignificant and is included in total lease receivables. Unearned income represents the excess of gross investment over equipment cost. Receivables under these direct financing leases, net of unearned income, are collectible through 2008 as follows:

                                       December 31, 2000
                      ------------------------------------------------------
                      Total Lease           Unearned               Net Lease
                      Receivable          Lease Income            Receivable
                      -----------         ------------            ----------
2001                    $64,715              $16,293                $48,422
2002                     50,434               11,811                 38,623
2003                     37,550                7,394                 30,156
2004                     28,780                3,466                 25,314
2005                     15,199                1,998                 13,201
Thereafter               16,590                1,926                 14,664
                         ------                -----                 ------
                       $213,268              $42,888               $170,380
                       ========              =======               ========

           As of December 31, 2000, the Company also had noncancelable operating leases, under which it will receive future minimum rental payments as follows:

         2001                         $53,162
         2002                          40,605
         2003                          24,258
         2004                          13,882
         2005                           6,402

           Effective January 1, 1995, the Company began capitalizing lease commissions and amortizing this cost over the average life of the related lease contract. At December 31, 1999 and 2000, $3,981 and $3,801 of these commissions were included in other assets.

           Allowance for doubtful accounts--

           The following summarizes the activity in the allowance for doubtful accounts:

                                          1998           1999          2000
                                         ------         ------        ------
Balance, beginning of year               $3,633         $4,632       $10,275
Provision charged to expense              2,142          7,686         3,417
Acquired                                     --             --           724
Write-offs, net of recoveries            (1,143)        (2,043)          (39)
                                         ------        -------       -------
Balance, end of year                     $4,632        $10,275       $14,377
                                         ======        =======       =======

           The allowance for doubtful accounts includes the Company's estimate of allowances necessary for receivables on both operating and finance lease receivables. Once a finance lease is determined to be non-performing, Company procedures provide for the following events to take place in order to evaluate collectibility:

•	The past due amounts are reclassified to accounts and notes receivable;

•	The equipment value supporting such financing lease is reclassified to leasing equipment; and

•	Collectibility is evaluated taking into consideration equipment book value, the total outstanding receivable, as well as the likelihood to collect through the recovery of equipment and the Company’s insurance policies.

           As of December 31, 1999 and 2000, included in accounts and notes receivable are non-performing receivables of $9,808 and $10,034, respectively.

           As all outstanding amounts due for non-performing finance lease accounts are reclassified to accounts and notes receivable, an allowance for doubtful accounts for the net investment in direct financing leases is not required.

Note 4 - Debt:

           Debt consists of notes and loans with installments payable in varying amounts through 2008, with effective interest rates of approximately 4.2% to 12.0% and a weighted average rate of 7.51% in 2000. The principal amount of debt payable under fixed rate contracts is $635,300. Remaining debt is payable under floating rate arrangements. Approximately $389,500 of floating rate debt outstanding has been converted to fixed rate debt through the use of interest rate swaps as described below. The agreements contain certain covenants, which, among other things, provide for the maintenance of specified levels of tangible net worth (as defined) and a maximum debt to net worth ratio. At December 31, 2000, under covenants in the Company's loan agreement approximately $151,900 of retained earnings were available for dividends. The Company was in compliance with its debt covenants at December 31, 2000.

           As of December 31, 2000, the annual maturities of notes and loans, net of interest thereon were as follows:

         2001                           $174,773
         2002                            276,869
         2003                            113,507
         2004                             44,454
         2005                            194,944
         Thereafter                      437,856
                                         -------
                                      $1,242,403
                                      ==========

           The Company has a $215,000 revolving credit facility with a group of commercial banks; on December 31, 2000, $190,000 was outstanding, with an interest rate of 7.69%. In July 2000, this facility was renewed and amended with the term extended to July 31, 2005. The credit limit remains at $215.0 million through July 31, 2003; thereafter the credit limit declines to $193.5 million through July 31, 2004 and $172.0 million through July 31, 2005. In addition, as of December 31, 2000, the Company had available lines of credit of $68,834 under various facilities, under which $50,303 was outstanding. Interest rates under these facilities ranged from 7.6% to 9.0%. Subsequent to December 31, 2000, the Company has continued to incur and repay debt obligations in connection with financing its equipment leasing activities.

           In October 2000, the Company established a secured financing facility in the amount of $300,000, of which $100,000 is due on October 23, 2001. The remaining $200,000 is payable in quarterly installments of $500 beginning January 31, 2001, with a balloon payment of $196,500 due on October 24, 2002. At December 31, 2000, the interest rate on the secured financing facility was 8.81%.

           In July 2000, the Company established a chassis securitization facility of $280,000 million. In October 2000, this chassis securitization facility was increased to $300,000 million. At December 31, 2000, $284,830 million of this facility was outstanding. This facility provides the Company an additional source of funding and is accounted for as on-balance sheet secured debt financing.

           In February 1998, the Company issued $100,000 principal amount of 6-5/8% Notes due 2003 (the "6-5/8% Notes"). The net proceeds were used to repay $83,000 in borrowings under the revolving credit agreement and for other general corporate purposes. During the fourth quarter of 1999, the Company retired $17,000 of the 6-5/8% Notes and recognized an extraordinary gain of $740 net of tax expense of $494. During the first quarter of 2000, the Company retired $8,200 of the 6-5/8% Notes and recognized an extraordinary gain of $471 net of tax expense of $314. As of December 31, 2000, $74,800 principal amount of the 6-5/8% Notes remains outstanding.

           In July and August, 1997, the Company issued $225,000 of ten year notes, comprised of $150,000 of 7.35% Notes due 2007 and $75,000 of 7.20% Notes due 2007. The net proceeds from these offerings were used to repay secured indebtedness, to purchase equipment and for other investments. During the first quarter of 2000, the Company retired $3,000 of the 7.35% Notes and recognized an extraordinary gain of $369 net of tax expense of $246. As of December 31, 2000, $147,000 principal amount of the 7.35% Notes remains outstanding.

           In addition to the debt specifically identified above, the Company has additional notes and loan outstanding with various financial institutions totaling $120,470, as of December 31, 2000, with installments payable in varying amounts through 2008 with interest rates of approximately 4.2% to 12.0%.

           In 1996, the Company entered into a five-year interest rate swap contract with a notional amount of $80,000 to convert variable rate debt into fixed rate debt. The maturity of this contract coincides with the maturity of the underlying debt instruments hedged. In 1997, a portion of the debt instrument hedged was retired and the related portion of the swap contract was closed. At December 31, 2000, the notional amount was approximately $13,437.

           In 1998, the Company entered into interest rate swap contracts with notional amounts totaling $79,709. The terms of the interest rate swap contracts are for three, five and seven years. The interest rate swap contracts convert variable rate debt into fixed rate debt. The maturity of these contracts coincides with the maturity of the underlying debt instruments hedged. In 2000, a portion of the debt instrument hedged was retired and the related portion of the swap contract was closed. At December 31, 2000, the notional amount was approximately $44,048.

           In 2000, the Company entered into interest rate swap contracts with notional amounts totaling $334,882. The terms of the interest rate swap contracts are for two and seven years. The interest rate swap contracts convert variable rate debt into fixed rate debt. The maturity of these contracts coincides with the maturity of the underlying debt instruments hedged. At December 31, 2000, the notional amount was approximately $332,015.

Note 5 - Acquisition of North American Intermodal Division of Transamerica Leasing, Inc.:

           In October, 2000, the Company completed the acquisition of the North American Intermodal division of Transamerica Leasing, Inc. (TA), a subsidiary of Transamerica Finance Corporation and AEGON N.V. Under the terms of the agreement, the Company acquired substantially all of the domestic containers, chassis, and trailers of TA and related assets and assumed certain of the liabilities of the business. The Company paid approximately $681,000 in cash for the acquisition, which includes $8,400 in fees and other costs for advisors, of which $1,650 is payable to a director of the Company for consultation services rendered. The acquisition was financed through a combination of cash on hand, proceeds obtained from a committed secured financing facility in the amount of approximately $300,000, as well as approximately $101,000 of proceeds obtained from a chassis securitization facility established in July 2000.

           In the acquisition, the Company acquired approximately 70,000 chassis, 23,000 rail trailers and 18,000 domestic containers. The acquisition was effective October 1, 2000 in a transaction accounted for under the purchase method of accounting, accordingly the acquired assets and liabilities have been recorded at the estimated fair values at the date of acquisition. In January 2001, the Company and TIP Intermodal Services (TIP), a GE Capital Company, announced the signing of a definitive agreement for the sale of 50,000 rail trailers and domestic containers by the Company to TIP, including all of the rail trailers and domestic containers the Company acquired from TA in October 2000. The Company established a basis in the assets acquired from TA to be sold to TIP equal to (i) TA's historical net book value of the assets ($273,572), (ii) the expected gain to be realized from the sale to TIP ($5,614), (iii) the estimated cash collections (net of cash disbursements) resulting from the operations of these assets from October 1, 2000 through the estimated date of disposition of March 31, 2001 ($7,296) and (iv) the incremental amount of interest expense from October 1, 2000 through March 31, 2001 associated with the acquisition of these assets ($18,828). The excess of the purchase price paid over the book value of the assets and liabilities acquired (after establishing the basis associated with the assets held for sale) in an amount approximating $66,500 has been allocated to the chassis acquired from TA and is being amortized over the remaining depreciable life of those chassis.

           The following table presents the pro forma consolidated results of operations for the years ended December 31, 1999 and 2000 as if the above acquisition had occurred on January 1:

                                                      1999              2000
                                                      ----              ----
Revenues                                           $286,485          $343,284
Income before change in accounting
  principle and extraordinary items                  29,855            48,206
Basic net income per share                            $1.08             $1.76
Diluted net income per share                          $1.06             $1.73

Note 6 - Assets Held for Sale:

           In January 2001, the Company and TIP announced the signing of a definitive agreement for the sale of 50,000 rail trailers and domestic containers by the Company to TIP, including all 41,000 rail trailers and domestic containers the Company acquired from TA in October 2000. The assets held for sale as of December 31, 2000 include $279.2 million related to the units acquired from TA, $5.9 million of accounts receivable and $63.3 million of assets previously owned by the Company. The Company expects to record a gain of $1.8 million upon the consummation of this sale, which represents the premium paid for the units previously owned by the Company over their net book value.

Note 7 - Lease securitization program:

           On March 30, 1999, the Company entered into an asset backed note program (the "ABN Program"). The ABN Program involved the sale by the Company of direct finance leases (collateralized by intermodal containers) with a historical net book value of $228,832 (the "Assets"). The Assets were sold to a special purpose entity whose sole business activity is issuing asset backed notes ("ABNs"), supported by the future cash flows of the Assets. Proceeds received by the Company upon selling the Assets were $189,087 of cash and the lowest priority ABN issued in the ABN Program (the "Retained Interest") with an allocated historical book value of $47,687.

           The transaction was accounted for as a sale by the Company for financial reporting purposes. Accordingly, the Company recorded a pre-tax gain from the sale of $7,942 ($5,742 net of expenses) during the quarter ended March 31, 1999, which is included in revenues in the accompanying consolidated statements of income. The gain represents the difference between (i) the historical basis in the net assets sold and (ii) the cash received plus the allocated historical book value of the Retained Interest. The allocated historical book value of the Retained Interest is determined using the relative amounts of the fair market value of the interests sold to third parties, and the estimated fair market value of Retained Interest.

           The Company classified the Retained Interest as an available for sale security, which is included in "Other Investment Securities" in the accompanying consolidated balance sheets. Accordingly, the Retained Interest is accounted for at fair value, with any changes in fair value over its allocated historical book value recorded as a component of other comprehensive income, net of tax, in the statement of changes in shareholders' equity. As of December 31, 2000, the Company estimated the fair market value of Retained Interest was $30,454 using a discounted cash flow model assuming expected credit losses of 1.5% and a discount rate of 12.6%. For the years ended December 31,1999 and 2000, the Company recorded interest income on the Retained Interest totaling $3,050 and $4,145, respectively, which is included in revenues in the accompanying, consolidated statements of income.

           Interpool Limited, a subsidiary of the Company (the "Servicer"), acts as servicer for the Assets. Pursuant to the terms of the servicing agreement, the Servicer is paid a fee of 0.40% of the assets under management. The Company's management has determined that the servicing fee paid approximates the fair value for services provided, as such, no servicing asset or liability has been recorded. Such servicing fees are included in revenues in the accompanying consolidated statement of income.

           At December 31, 2000, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

                                                             Securitized
                                                                Lease
                                                             Receivables
Carrying amount/fair value of retained interests               $30,454
Weighted-average life (in years)                                   1.9
Expected credit losses (annual rate)                               1.5%
Impact on fair value of 10% adverse change                        $372
Impact on fair value of 20% adverse change                        $745
Residual cash flows discount rate (annual)                        12.6%
Impact on fair value of 10% adverse change                        $541
Impact on fair value of 20% adverse change                      $1,050

           The table below summarizes certain cash flows received from and paid to securitization trusts:

                                                   Year Ended December 31
                                                 1999                  2000
                                               --------              --------
Proceeds from new securitizations              $189,087                    --
Servicing fees received                            $552                  $611
Cash flows received on retained interest        $24,191                $7,593

Note 8 - Acquisition of Personal Computer Rentals, Inc.:

           In May 1999, the Company's Microtech subsidiary acquired a 51% interest in Personal Computer Rentals Inc. (PCR), a nationwide lessor of computers and related equipment at a cost of approximately $3,150. The Company accounted for the acquisition of PCR as a purchase. Accordingly, the acquired assets and liabilities assumed have been recorded at the estimated fair values at the date of acquisition. The Company recorded goodwill of approximately $1,557 in connection with such acquisition, which is being amortized on a straight-line basis over twenty years.

           The results of operations of PCR are included in the accompanying consolidated statements of income from the respective date of acquisition.

           The following table presents the pro forma consolidated results of operations for the years ended December 31, 1998 and 1999 as if the above acquisition had occurred on January 1:

                                                 1998                  1999
                                               --------              --------
 Revenues                                      $208,660              $223,137
 Income before extraordinary items               33,649                21,684
 Basis net income per share                       $1.22                 $0.79
 Diluted net income per share                     $1.18                 $0.77

Note 9 - Retirement of debt:

           During 1999, the Company retired debt and recognized an extraordinary gain of $740 net of tax expense of $494. During 2000, the Company retired debt and recognized an extraordinary gain of $840 net of tax expense of $560.

Note 10 - Cumulative effect of change in accounting principle:

           During 2000, the Company recorded the cumulative effect of a change in accounting principle of $660 net of tax expense of $440. This represents a change in the Company's accounting for its maintenance and repairs expense from an accrual to cash basis, as recommended by the Securities and Exchange Commission.

Note 11 - Other contingencies and commitments:

           At December 31, 2000, the Company has outstanding purchase commitments for equipment of approximately $17,394.

           Under certain of the Company's leasing agreements, the Company as lessee may be obligated to indemnify the lessor for loss, recapture or disallowance of certain tax benefits arising from the lessor's ownership of the equipment. This recourse feature is included in capital lease obligations with a net book value of approximately $23,265.

           The Company has entered into employment agreements with certain key officers and employees, which provide for minimum salary, bonus arrangements and benefits for periods up to seven years.

           The Company has a number of claims pending against it, has filed claims against others and has been named as a defendant in a number of lawsuits incidental to its business. The Company believes that such proceedings will not have a material effect on its consolidated financial statements.

Note 12 - Cash flow information:

           For purposes of the consolidated statements of cash flows, the Company includes all highly liquid short-term investments with an original maturity of three months or less in cash and short-term investments.

           For the years ended December 31, 1998, 1999 and 2000, cash paid for interest was approximately $71,248, $66,641 and $81,454, respectively. Cash paid for income taxes was approximately $2,500, $3,587 and $2,102, respectively.

Note 13 - Related party transactions:

           The Company leases approximately 28,500 square feet of commercial space for its executive offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership. Martin Tuchman, the Company's Chief Executive Officer, holds a direct or indirect equity interest of 42.76% and Radcliff Group, Inc., a related party, holds a direct or indirect equity interest of 42.17% in 211 College Road Associates. The annual base rental for this property is approximately $557 under a triple net lease expiring in 2006. In the opinion of the Company's management, rent being paid under this lease does not exceed rent that the Company would have paid in an arms' length transaction with an unrelated third party.

           The Company had a consultation agreement with Radcliff Group, Inc. pursuant to which Radcliff designated Warren L. Serenbetz, a stockholder and director, as an executive consultant. Under the terms of the agreement compensation continues through December 31, 2002. Compensation under this agreement was $492 in 1998, 1999 and 2000.

           The Ivy Group, a New Jersey general partnership formed in 1986, in which Mr. Tuchman, Radcliff Group, Inc. and Mr. Witteveen, and two senior executives of Trac Lease hold interests owns chassis which it has leased to Trac Lease, a wholly owned subsidiary of the Company. Radcliff Group, Inc. and Mr. Tuchman share equally in the net income of The Ivy Group derived from the lease of 1,184 chassis to Trac Lease ("Contributed Chassis"). In addition, each of Radcliff Group and Mr. Tuchman receives 28.5% of the net income of The Ivy Group, other than that derived from the Contributed Chassis. In 1998, 1999 and 2000, 28.5%, 31.03% and 31.17%, respectively of the aggregate gross income of The Ivy Group was derived from the Contributed Chassis and 71.5%, 68.97% and 68.83% respectively was derived from other activities. The terms of all agreements between Trac Lease and The Ivy Group, including rental rates, are fixed and, in the opinion of the Company's management, are comparable to terms that Trac Lease would have obtained in arms' length transactions with unrelated third parties. Trac Lease has been advised by the principals of The Ivy Group that the personal tax consequences to such principals would make it inadvisable to terminate the transactions entered into except with respect to any extensions of the lease agreements. The Ivy Group has entered into an agreement with the Company pursuant to which it has agreed not to engage in any business activities that are competitive with the business activities of the Company or its subsidiaries (including Trac Lease) without the prior consent of the Company.

           In 1992, The Ivy Group borrowed $7,100 from the Company. In connection therewith, The Ivy Group executed a Chattel Mortgage Security Agreement and Assignment under which the Company was granted a security interest in 4,364 chassis owned by The Ivy Group and was granted an assignment of all rights to receive rental payments and proceeds related to the lease of such chassis (the "Ivy Collateral"). In 1996, the $6,398 balance of the 1992 borrowing was added to the new borrowing of $7,035 for an aggregate loan balance of $13,433. The aggregate loan balance bears interest at LIBOR plus 1.75% repayable over a five-year term on an interest only basis, subject to maintenance of fixed loan to collateral value ratios.

           At December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group for aggregate year 2000 annual lease payment of approximately $2,941. Additionally, Trac Lease leased 983 chassis with lease payments of $252 and a lease buyout in the amount of $2,212 was paid by Trac Lease to The Ivy Group.

           As of January 1, 2001, the leases were combined into a single lease for 6,047 units at a per diem rental rate equal to the Trac Lease fleet average per diem. The new lease will renew automatically unless either party provides 30 days advance cancellation notice. All renewal term rental rates will automatically be adjusted to equal the then current Trac Lease fleet average per diem rate.

           On August 15, 1992, Eurochassis L.P., a New Jersey limited partnership in which Mr. Witteveen is one of the limited partners and the general partner, entered into a master equipment lease agreement, as lessor, with Trac Lease, as lessee, pursuant to which Eurochassis L.P. leases 100 chassis to Trac Lease for an annual lease payment of $92. The annual lease term renews automatically unless canceled by either party prior to the first day of the renewal period. The terms of such master equipment lease agreement, in the opinion of Trac Lease's management, are comparable to terms that Trac Lease would have obtained in an arms' length transaction with an unrelated third party.

           In February 1998, the Company entered into a non-exclusive Consulting Agreement with Atlas Capital Partners, L.L.C. ("Atlas"), pursuant to which director Mitchell I. Gordon, President of Atlas, provided investment banking consulting services to the Company for a term of two years. Under the terms of the Consulting Agreement, Atlas will be paid a monthly fee of $20, plus reimbursement of the reasonable expenses of Atlas. In addition, Atlas will receive an annual incentive fee in such amount as is usual and customary in the investment banking business for investment opportunities actually completed by the Company subject to a minimum fee in the amount of $560. In connection with investment opportunities presented by Atlas, the parties have agreed that Atlas will receive a twenty percent carried interest in investments made with funds provided by the Company, upon terms and conditions to be agreed upon by the parties. In 2000, a fee in the amount of $1,650, to be paid in equal installments over three years, was earned by Atlas in connection with consultation services provided for the acquisition of the North American Intermodal division of Transamerica Leasing Inc. with Atlas waiving its right to a twenty percent carried interest.

           In October 2000, Mitchell I. Gordon was named Executive Vice President and Chief Financial Officer of the Company and the consulting agreement was terminated.

           The effect of the above-related party transactions included in the accompanying statement of income are as follows:

                                               1998        1999        2000
                                              ------      ------      ------
         Revenue                                $991        $958      $1,104
         Lease operating expense              $3,024      $3,030      $3,033
         Administrative expense               $1,064      $1,092      $1,061
         Interest expense                       $374        $353        $168

Note 14 - Retirement plans:

           Certain subsidiaries have defined contribution plans covering substantially all full-time employees. No contributions were made by the Company or its subsidiaries to these plans during the years ended December 31, 1998, 1999 and 2000.

Note 15 - Segment and geographic data:

           The Company has three reportable segments: container leasing, domestic intermodal equipment and computer leasing equipment. The container leasing segment specializes in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes in the leasing of intermodal container chassis and other equipment namely freight rail cars and intermodal trailers. The computer leasing segment specializes in the leasing of microcomputers and other related equipment.

           The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes and extraordinary items. The Company's reportable segments are strategic business units that offer different products and services.

           Segment Information:

                                                                    Domestic       Computer
                                                   Container       Intermodal       Leasing
                        1998:                       Leasing        Equipment       Equipment        Totals
---------------------------------------------      ---------       ----------      ---------        ------
Revenues from external customers                     $92,172         $82,069         $8,075        $182,316
Lease operating and administrative expenses            9,621          33,332          2,086          45,039
Depreciation and amortization                         20,982          17,732          3,937          42,651
Other income/(expense), net                              873           1,078             47           1,998
Interest income                                        3,353           7,708             --          11,061
Interest expense                                      29,489          33,358          1,424          64,271
Income before taxes and extraordinary item            36,306           6,433            675          43,414
Net investment in DFL's                              303,180          34,563         18,626         356,369
Leasing equipment, net                               362,591         366,448          7,055         736,094
Equipment purchases                                  156,695          82,813         23,536         263,044
Total segment assets                                $756,887        $579,063        $26,284      $1,362,234

                                                                    Domestic       Computer
                                                   Container       Intermodal       Leasing
                        1999:                       Leasing        Equipment       Equipment        Totals
---------------------------------------------      ---------       ----------      ---------        ------
Revenues from external customers                     $94,608         $95,182        $28,050        $217,840
Lease operating and administrative expenses           16,959          38,722         18,167          73,848
Depreciation and amortization                         32,886          22,749          6,101          61,736
Other income/(expense), net                           (1,953)           (870)           195          (2,628)
Interest income                                        3,563           8,486             --          12,049
Interest expense                                      24,635          39,794          1,977          66,406
Income before taxes and extraordinary item            21,738           1,533          2,000          25,271
Net investment in DFL's                              106,788          35,887         21,719         164,394
Leasing equipment, net                               409,723         458,265          8,079         876,067
Equipment purchases                                  168,485         128,758         27,044         324,287
Total segment assets                                $682,353        $723,929        $36,977      $1,443,259

                                                                    Domestic       Computer
                                                   Container       Intermodal       Leasing
                        2000:                       Leasing        Equipment       Equipment        Totals
---------------------------------------------      ---------       ----------      ---------        ------
Revenues from external customers                    $103,018        $139,237        $44,800        $287,055
Lease operating and administrative expenses           12,637          49,088         31,905          93,630
Depreciation and amortization                         29,911          30,858          7,637          68,406
Other income/(expense), net                             (719)         (1,792)          (208)         (2,719)
Interest income                                        5,984          10,527             --          16,511
Interest expense                                      32,569          52,027          2,634          87,230
Income before taxes and extraordinary item            33,166          15,999          2,416          51,581
Net investment in DFL's                              125,046          26,339         18,995         170,380
Leasing equipment, net                               483,925         771,010          9,054       1,263,989
Equipment purchases                                  163,535         129,938         26,807         320,280
Total segment assets                                $795,994      $1,360,794        $38,043      $2,194,831

           The Company's shipping line customers utilize international containers in world trade over many varied and changing trade routes. In addition, most large shipping lines have many offices in various countries involved in container operations. The Company's revenue from international containers is earned while the containers are used in service carrying cargo around the world, while certain other equipment is utilized in the United States. Accordingly, the information about the business of the Company by geographic area is derived from either international sources or from United States sources. Such presentation is consistent with industry practice.

           Geographic Information:

                                  1998              1999             2000
                                  ----              ----             ----
REVENUES:                             -                 -                -
United States (a)               $92,106          $131,256         $184,112
International                    90,210            86,584          102,943
--------------------------- ----------------- ----------------- ----------------
                               $182,316          $217,840         $287,055
--------------------------- ----------------- ----------------- ----------------
ASSETS:
United States                  $605,347          $760,906       $1,398,837
International                   756,887           682,353          795,994
--------------------------- ----------------- ----------------- ----------------
                             $1,362,234        $1,443,259       $2,194,831
--------------------------- ----------------- ----------------- ----------------

(a) Includes revenues from related parties of $991, $958 and $1,104 in 1998, 1999 and 2000, respectively.

Note 16 - Company-obligated mandatorily redeemable preferred securities in subsidiary grantor trusts:

           On January 27, 1997, Interpool Capital Trust, a Delaware business trust and special purpose entity (the "Trust"), issued 75,000 shares of 9-7/8% Capital Securities with an aggregate liquidation preference of $75,000 (the "Capital Securities") for proceeds of $75,000. Costs associated with the transaction amounted to approximately $1,700 and were borne by the Company. Interpool owns all the common securities of the Trust. The proceeds received by the Trust from the sale of the Capital Securities were used by the Trust to acquire $75,000 of 9-7/8% Junior Subordinated Deferrable Interest Debentures due February 15, 2027 of the Company (the "Debentures"). The sole asset of the Trust is $77,320 aggregate principal amount of the Debentures. The Capital Securities represent preferred beneficial interests in the Trust's assets. Distributions on the Capital Securities are cumulative and payable at the annual rate of 9-7/8% of the liquidation amount, semi-annually in arrears and commenced February 15, 1997. The Company has the option to defer payment of distributions for an extension period of up to five years if it is in compliance with the terms of the Capital Securities. Interest at 9-7/8% will accrue on such deferred distributions throughout the extension period. The Capital Securities will be subject to mandatory redemption upon repayment of the Debentures to the Trust. The redemption price decreases from 104.975% of the liquidation preference in 2007 to 100% in 2017 and thereafter. Under certain limited circumstances, the Company may, at its option, prepay the Debentures and redeem the Capital Securities prior to 2007 at a prepayment price specified in the governing instruments. The obligations of the Company under the Debentures, under the Indenture pursuant to which the Debentures were issued, under certain guarantees and under certain back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Capital Securities.

Note 17 - Capital stock:

           The Company's 1993 Stock Option Plan for Executive Officers and Directors (the "Stock Option Plan") was adopted by the Company's Board of Directors and approved by the stockholders in March 1993. A total of 6 million shares of common stock have been reserved for issuance under the Stock Option Plan. Options may be granted under the Stock Option Plan to executive officers and directors of the Company or a subsidiary (including any executive consultant of the Company and its subsidiaries), whether or not they are employees. These options vest six months from date of grant and expire ten years from date of grant.

           The Company's Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors (the "Directors' Plan") was adopted by the Board of Directors and approved by the stockholders in March 1993. The Directors' Plan is administered by the Stock Option Committee of the Board of Directors. Under the Directors' Plan a nonqualified stock option to purchase 15,000 shares of common stock is automatically granted to each non-employee, non-consultant director of the Company, in a single grant at the time the director first joins the Board of Directors. The Directors' Plan authorizes grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share is the fair market value of the Company's common stock on the date on which the option is granted (the "Grant Date"). The options granted pursuant to the Directors' Plan may be exercised at the rate of 1/3 of the shares on the first anniversary of the director's Grant Date and 1/3 of the shares on the second anniversary of the director's Grant Date and 1/3 of the shares on the third anniversary of the director's Grant Date, subject to certain holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the Directors' Plan expire ten years from their Grant Date.

           Through September 16, 1998, options to purchase 4,408,501 shares under the Company's 1993 Stock Option Plan for Executive Officers and Directors have been granted, 22,500 of which have expired due to failure to exercise and 22,500 of which have been exercised. Options to purchase 90,000 shares have been granted under the Company's Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors 30,000 of which have expired due to failure to exercise and 15,000 of which have been exercised.

           On September 16, 1998, the Company canceled all of the 4,393,501 options to purchase shares of the Company's common stock outstanding under its 1993 Stock Option Plan for Executive Officers and Directors, as well as the Company's Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors and issued 4,393,501 new options in their place. The newly issued options were granted with an exercise price equal to the closing market price of the Company's stock as of September 16, 1998 (the "date of grant"). This results in a new measurement date whereby the newly issued options vest six months from date of grant and expire ten years from date of grant. All other terms and conditions of the newly issued options are similar to the canceled options.

           In February 2000, options to purchase 15,000 shares were granted under the Company's Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors to Clifton H.W. Maloney upon his appointment to the Company's Board of Directors.

           On October 10, 2000, options to purchase 50,000 shares of the Company's common stock were granted under the 1993 Stock Option Plan for Executive Officers and Directors to each of Mitchell I. Gordon, the Company's Chief Financial Officer and Executive Vice President, and Herbert Mertz, the Company's Chief Administrative Officer and Chief Operating Officer of Interpool Limited and Trac Lease, Inc. The newly issued options were granted with an exercise price equal to the closing market price of the Company's stock as of October 10, 2000 (the "Grant Date"). The options vest five years from the Grant Date and expire ten years from the Grant Date.

           Changes during 1998, 1999 and 2000 in options outstanding for the combined plans were as follow:

                                                                     Weighted
                                                  Number of          Average
                                                   Options        Exercise Price
                                                  ---------       --------------
Outstanding at January 1, 1998                    4,438,501           $11.63
     Granted in 1998                              4,393,501            10.25
     Canceled in 1998                            (4,401,001)           11.64
     Exercised in 1998                              (37,500)            9.68
Outstanding at December 31, 1999                  4,393,501           $10.25
     Granted in 1999                                     --
     Canceled in 1999                                    --               --
     Exercised in 1999                              (13,500)           10.25
Outstanding at December 31, 1999                  4,380,001           $10.25
     Granted in 2000                                115,000            11.21
     Canceled in 2000                                    --               --
     Exercised in 2000                                   --               --
Outstanding at December 31, 2000                  4,495,001           $10.27
Exercisable at December 31, 2000                  4,380,001           $10.25

           Except as disclosed herein above, no other options under either the 1993 Stock Option Plan for Executive Officers and Directors or the Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors have been exercised to date.

           Common stock dividends declared and unpaid at December 31, 1999 and 2000 amounted to $1,034 and are included in accounts payable and accrued expenses.

           Effective January 1, 1996, the Company adopted the provisions of Statement No. 123, Accounting for Stock-Based Compensation. As permitted by the Statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. To date, all options were granted with exercise price equal to the fair market price of the Company's Stock at Grant Date; accordingly, no compensation expense has been recognized. Options issued with an exercise price below the fair value of the Company's common stock on the date of grant will be accounted for as compensatory options. The difference between the exercise price and the fair value of the Company's common stock will be charged to expense over the shorter of the vesting or service period. Options issued at fair value are non-compensatory. Had the fair value method of accounting been applied to the Company's stock option plans, pro forma net income and per share amounts would be as follows:

                                                       Year Ended December 31,
                                                       -----------------------
                                                     1998       1999       2000
                                                     ----       ----       ----
Net income as reported                             $37,614    $22,611    $44,456
Net income pro forma                               $32,111    $18,681    $44,423
Basic net income per share, as reported              $1.36      $0.82      $1.62
Basic net income per share, pro forma                $1.16      $0.68      $1.62
Diluted net income per share, as reported            $1.31      $0.80      $1.60
Diluted net income per share, pro forma              $1.12      $0.66      $1.60

           This pro forma impact only takes into account options granted since January 1, 1995. The average fair value of options granted during 2000 was $5.35 and $2.62, respectively. The fair value was estimated using the Black-Scholes option pricing model based on the market price at Grant Date of $11.94 and $6.38 in 2000, respectively, and the following weighted average assumptions: risk-free interest rate of 5.97% and 6.70%, expected life of 7 and 7 years, volatility of 37% and 37% and dividend yield of 1.3% and 2.4% in 2000, respectively.

           This pro forma impact only takes into account options granted since January 1, 1995. The average fair value of options granted during 1998 was $3.56. The fair value was estimated using the Black-Scholes option pricing model based on the market price at Grant Date of $10.25 in 1998, and the following weighted average assumptions: risk-free interest rate of 4.95%, expected life of 7 years, volatility of 35% and dividend yield of 1/5% in 1998.

           On November 9, 1999, the Company authorized the repurchase up to 1,000,000 shares of its common stock. The shares will be purchased from time to time through open market purchases or privately negotiated transactions. A total of 158,500 shares were purchased by the Company during the fourth quarter 1999, for an aggregate purchase price of $1,170.

Note 18--

1999 quarterly financial data (unaudited):          1st(a)       2nd      3rd      4th(b)
-----------------------------------------           ------       ---      ---      ------

Revenues                                            $56,571   $44,154   $56,939   $60,176
Income before extraordinary gain                     $9,256    $5,726    $6,071      $818
Basic income per share                                $0.34     $0.21     $0.22     $0.03
Diluted income per share                              $0.32     $0.20     $0.22     $0.03

2000 quarterly financial data (unaudited):            1st       2nd       3rd      4th(c)
------------------------------------------            ---       ---       ---      ------

Revenues                                            $61,152   $66,093   $69,103   $90,707
Income before change in accounting principle and     $9,043   $10,377   $11,080   $12,456
extraordinary gain
Basic income per share                                $0.33     $0.38     $0.40     $0.45
Diluted income per share                              $0.33     $0.38     $0.40     $0.44
(a)	Revenues include a pre-tax gain of $7,942 recognized in connection with the lease securitization.

(b)	Income before extraordinary gain includes a pre-tax write-down of $6,782 for certain equipment for which the residual value was deemed impaired.

(c)	Includes contributions from the North American Intermodal division of Transamerica Leasing, Inc., which the Company acquired on October 24, 2000. The acquisition was effective October 1, 2000 and includes only the chassis acquired from TA as the rail trailers and domestic containers were identified as assets held for sale at the time of purchase.

Unaudited Condensed Consolidated Financial Statements of Interpool, Inc.

The condensed consolidated financial statements of Interpool, Inc. and Subsidiaries (the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. These condensed consolidated financial statements reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for the interim periods. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 31, 2000 and March 31, 2001
(dollar amounts in thousands, except per share amounts)

                                                                December 31,     March 31,
                                                                    2000           2001
                                                                ------------     ---------
ASSETS                                                                          (Unaudited)
Cash and short-term investments                                    $156,155       $199,287
Marketable securities, at fair value                                    136            136
Accounts and notes receivable, less allowance of $14,377
   and $5,482 respectively                                           67,915         58,526
Assets held for sale                                                348,389         26,677
Net investment in direct financing leases                           170,380        171,923
Other receivables, net including amounts from related
   parties of $13,433 and $13,433                                    53,354         54,945
Leasing equipment, net of accumulated depreciation
   and amortization of $287,107 and $268,337, respectively
                                                                  1,263,989      1,274,074
Other investment securities, at fair value                           30,454         27,553
Other assets                                                        104,059         89,786
                                                                    -------         ------

Total Assets                                                     $2,194,831     $1,902,907
                                                                 ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable and Accrued Expenses                              $126,854       $105,576
Income Taxes:                                                        29,848         32,380
Deferred Income                                                         911            872
Debt and Capital Lease Obligations
Due within one year                                                 218,709        107,764
Due after one year                                                1,399,327      1,239,024
                                                                  ---------      ---------

                                                                  1,618,036      1,346,788
Company-Obligated Mandatorily Redeemable Preferred Securities
in Subsidiary Grantor Trusts
(holding solely junior Subordinated Deferrable interest
debentures of the Company)(75,000 shares 9-7/8% Capital
Securities outstanding, liquidation preference $75,000)              75,000         75,000

Minority Interest in Equity of Subsidiaries                           1,951          1,879

Stockholders' Equity,
Preferred stock, par value $.001 per share, 1,000,000
authorized, none issued
Common stock, par value $.001 per share; 100,000,000 shares
authorized, 27,579,952 issued at December 31, 2000 and
March 31, 2001
                                                                         28             28
Additional paid-in capital                                          124,184        124,184
Treasury stock, at cost, 158,500 shares in 2000 and 2001             (1,170)        (1,170)
Retained earnings                                                   217,955        228,762
Accumulated other comprehensive income (loss), net of taxes           1,234        (11,392)
Total stockholders' equity                                          342,231        340,412
Total Liabilities and Stockholders' Equity                       $2,194,831     $1,902,907
                                                                 ==========     ==========

The accompanying notes to condensed consolidated financial statements are an integral part of these balance sheets.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands, Except Per Share Amounts)
(unaudited)

                                                                      Three Months Ended
                                                                           March 31,
                                                                      2000           2001
                                                                      ----           ----
Revenues                                                           $61,152        $86,395

Costs And Expenses:
     Lease operating and administrative expenses                    19,848         28,870
     Provision for doubtful accounts                                   862          1,167
     Market value adjustment for derivative instruments                 --            870
     Depreciation and amortization of leasing equipment
                                                                    15,452         20,803
     Other (income)/expense, net                                       363         (1,703)
     Interest expense, net                                          13,634         22,486
                                                                   -------        -------
                                                                    50,159         72,493
     Income before provision for income taxes, cumulative
         effect of change in accounting principle and
         extraordinary gain                                         10,993         13,902

     Provision For Income Taxes                                      1,950          2,900
                                                                   -------        -------
     Income before cumulative effect of change in accounting
     principle and extraordinary gain                                9,043         11,002

     Cumulative effect of change in accounting principle, net
     of applicable taxes of $440 and $44                               660            833

     Extraordinary gain on debt retirement, net of applicable
     taxes of $560                                                     840             --
                                                                   -------        -------
Net Income                                                         $10,543        $11,835
                                                                   =======        =======
Income Per Share Before Cumulative Effect Of Change In
Accounting Principle And Extraordinary Gain:
     Basic                                                           $0.33          $0.40
     Diluted                                                         $0.33          $0.38
Cumulative Effect Of Change In Accounting Principle:
     Basic                                                           $0.02          $0.03
     Diluted                                                         $0.02          $0.03
Extraordinary Gain:
     Basic                                                           $0.03             NA
     Diluted                                                         $0.03             NA
Net Income Per Share:
     Basic                                                           $0.38           0.43
     Diluted                                                         $0.38           0.41
Weighted Average Shares Outstanding (in thousands):
     Basic                                                          27,421         27,421
     Diluted                                                        27,421         29,122

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars In Thousands, Except Per Share Amounts)
(unaudited)

                                                                      Three Months Ended
                                                                           March 31,
                                                                      2000           2001
                                                                      ----           ----
Cash flows from operating activities:
Net income                                                         $10,543        $11,835
Adjustments to reconcile net income to net cash provided by
     operating activities:
     Depreciation and amortization                                  16,052         21,552
     Gain (loss) on sale of leasing equipment                          423           (212)
     Gail on sale of assets held for sale                               --         (1,774)
     Collections on net investment in direct financing leases       25,341         18,992
     Income recognized on direct financing leases                   (5,904)        (5,407)
     Provision for uncollectible accounts                              862          1,167
     Gain on retirement of debt                                       (840)            --
     Cumulative effect of change in accounting principle              (660)          (833)
     Changes in assets and liabilities:
         Accounts and notes receivable                              (2,259)         9,662
         Other receivables                                          (2,375)        (1,591)
         Other assets and non-cash transactions                     (3,268)         4,557
         Accounts payable and accrued expenses                      (3,989)       (17,144)
         Income taxes payable                                          828          5,699
         Deferred income                                               (81)           (39)
         Minority interest in equity of subsidiaries                   169            (72)
                                                                   -------        -------
              Net cash provided by operating activities             34,842         46,392
                                                                   -------        -------
Cash flows from investing activities:
Acquisition of leasing equipment                                   (75,619)       (21,114)
Proceeds from dispositions of leasing equipment                      3,641          4,987
Proceeds from disposition of assets held for sale                       --        292,294
Investment in direct financing leases                              (23,945)       (13,814)
Change in marketable securities and other investing activities          99             --
Changes in accrued equipment purchases                               4,527        (20,665)
                                                                   -------        -------
              Net cash used for investing activities               (91,297)       241,688
                                                                   -------        -------
Cash flows from financing activities:
Proceeds from issuance of long-term debt                            14,419            426
Payment of long-term debt and capital lease obligations            (36,620)      (104,480)
Borrowings of revolving credit lines                                48,253          2,284
Repayment of revolving credit lines                                (79,870)      (142,150)
Dividends paid                                                      (1,028)        (1,028)
                                                                   -------        -------
              Net cash provided by financing activities            (54,846)      (244,948)
                                                                   -------        -------
              Net increase (decrease) in cash and short-term
              investments                                         (111,301)        43,132
Cash and short-term investments, beginning of period               207,388        156,155
                                                                   -------        -------
Cash and short-term investments, end of year                       $96,087       $199,287
                                                                   =======       ========
Supplemental schedule of non-cash financing activities
Assumption of debt by Purchaser in connection with Assets held
     for Sale                                                           --        $32,686

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS
OF CHANGES IN STOCKHOLDER'S EQUITY
For the Year Ended December 31, 2000
And the Three Months Ended March 31, 2001
(In Thousands)
(unaudited)

                             Preferred Stock   Common Stock
                             ---------------   ------------                                     Accum.
                                                                                                Other
                                                                Add'l                           Comp.      Comp.
                                        Par             Par    Paid-in    Treasury  Retained    Income    Income
                               Shares  Value   Shares  Value   Capital     Stock    Earnings    (Loss)    (Loss)
                               ------  -----   ------  -----  ----------  --------  --------    ------    -------

BALANCE,
December 31, 1999                --      --    27,580   $28    $124,184   $(1,170)  $177,612      $713       --
Net income                       --      --      --      --       --         --      44,456        --     $44,456
Other comprehensive
income                           --      --      --      --       --         --        --         521       521
                                                                                                          -------
Comprehensive income             --      --      --      --       --         --        --          --     $44,977
                                                                                                          =======
Cash dividends declared:
Common stock $0.15 per
Share                            --      --      --      --       --         --      (4,113)       --
                               ------  -----   ------  -----  ----------  --------  --------   ---------
BALANCE,
December 31, 2000                --      --    27,580   $28    $124,184   $(1,170)  $217,955     $1,234
Net income                       --      --      --      --       --         --      11,835        --     $11,835
Adoption of FAS 133
Cumulative effect
through
December 31, 2000                --      --      --      --       --         --        --       (7,411)   (7,411)
Other comprehensive loss         --      --      --      --       --         --        --       (5,215)   (5,215)
                                                                                                          -------
Comprehensive loss               --      --      --      --       --         --        --          --      $(791)
                                                                                                          =======
Cash dividends declared:
Common stock, $0.0375 per Share  --      --      --      --       --         --      (1,028)       --
                               ------  -----   ------  -----  ----------  --------  --------   ---------
BALANCE, March 31, 2001          --      --    27,580   $28    $124,184   $(1,170)  $228,762   $(11,392)
                               ======  =====   ======  =====  ==========  ========  ========   =========

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars In Thousands, Except Per Share Amounts)
(Unaudited)

Note 1 - Nature of operations and accounting policies:

           A. Nature of operations--

           The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the Company has three reportable segments: container leasing, domestic intermodal equipment and computer leasing equipment. The container-leasing segment specializes in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes in the leasing of intermodal container chassis and other equipment namely freight rail cars and intermodal trailers. The computer leasing segment specializes in the leasing of microcomputers and other related equipment. The Company leases its containers principally to international container shipping lines located throughout the world. The customers for the Company's chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines. Equipment is purchased directly or acquired through conditional sales contracts and lease agreements, many of which qualify as capital leases.

           The Company's accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States.

           B. Basis of consolidation--

           The consolidated financial statements include the accounts of the Company and subsidiaries more than 50% owned. All significant intercompany transactions have been eliminated.

           C. Net income per share--

           Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the period (which is net of treasury shares). Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of stock options have been added to the weighted shares outstanding in the diluted earnings per share computation for the three months ended March 31, 2001. For the three months ended March 31, 2000, the effect of stock options is antidilutive, thus the common shares issuable has not been added to the weighted shares outstanding.

           A reconciliation of weighted average common shares outstanding to weighted average common shares outstanding assuming dilution follows:

                                                            Three Months Ended
                                                                 March 31,
                                                            2000          2001
                                                           ------        ------
                                                              (in thousands)
Average common shares outstanding                          27,421        27,421
Common shares issuable (1)                                     --         1,701
                                                           ------        ------
Average common shares outstanding assuming dilution        27,421        29,122
                                                           ======        ======

(1) Issuable under stock option plans.

           D. Adoption of New Accounting Standard--

           In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. In June 2000, the FASB issued Statement 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

           Statement 133, as amended, is effective for fiscal years beginning after June 15, 2000. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998, and thereafter). Statement 133 cannot be applied retroactively. Statement 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid instruments. The Company does not hold any such hybrid instruments.

           On January 1, 2001, the Company adopted Statement 133. Statement 133, in part, allows special hedge accounting for fair value and cash flow hedges. Statement 133 provides that the gain or loss on a derivative instrument designated and qualifying as a fair value hedging instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized currently in earnings in the same accounting period. Statement 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. (The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings.)

           As of December 31, 2000, the Company had entered into 13 interest rate swap agreements with various financial institutions. The aggregate notional balance of the swaps was $384.7 million as of December 31, 2000. These agreements are used by the Company to manage interest rate risks created by loans indexed to a floating rate index, primarily LIBOR, and contractually terminate at various dates between 2001 and 2007. Under previous generally accepted accounting principals (GAAP), the interest differential payable or receivable by the Company on its interest rate swaps is accrued by the Company as interest rates change, and is recognized by the Company over the life of the swap agreement. In contrast Statement 133 requires that changes in the fair value of the swap agreements which are designated as effective cash flow hedges, be reported as a component of other comprehensive income and changes in the fair value of the swap agreements that do not qualify for hedge accounting to be reported in earnings. The Company has determined that of the 13 interest rate swap agreements held, 10 qualify under Statement 133 as effective cash flow hedges with no ineffectiveness, while the remaining 3 interest rate swap agreements intended as cash flow hedges do not quality for hedge accounting treatment. The adoption of Statement 133 on January 1, 2001 increased liabilities by approximately $9,012, with offsetting amounts recorded as decreases to deferred tax liabilities of $2,435 and accumulated other comprehensive income of $7,411 and an increase to earnings (net of tax) of $834.

           E. Comprehensive Income--

           The tax effect of comprehensive income is as follows:

                                                        Before-Tax     Tax      Net of Tax
                                                          Amount      Effect      Amount
                                                        ----------  ----------  ----------
Three Months Ended March 31, 2001

Unrealized holding losses arising during the period:
Marketable securities                                       $(14)          $5         $(9)
Other investment securities                                 (223)          11        (212)
Swap agreements                                           (6,317)       1,323      (4,994)
                                                         --------      ------     --------
Unrealized loss on marketable securities, other
investment securities and swap agreements                $(6,554)      $1,339     $(5,215)
                                                         ========      ======     ========

Note 2 - Cash flow information:

           For the three months ended March 31, 2001 and 2000 cash paid for interest was approximately $38,023 and $24,937, respectively. Cash paid for income taxes was approximately $1,032 and $300, respectively.

Note 3 - Segment and geographic data:

           The Company has three reportable segments: container leasing, domestic intermodal equipment and computer leasing. The container leasing segment specializes in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes in the leasing of intermodal container chassis and other equipment, namely freight rail cars and intermodal trailers. The computer leasing segment specializes in the leasing of microcomputers and other related equipment.

           The accounting policies of the segments are the same as those described in Note 1. The Company evaluates performance based on profit or loss from operations before income taxes and extraordinary items. The Company's reportable segments are strategic business units that offer different products and services.

           Segment Information:

                                                          Domestic
                                             Container   Intermodal   Computer
Three Months Ended March 31, 2001:            Leasing     Equipment   Leasing        Totals
---------------------------------             -------     ---------   --------       ------
Revenues from external customers              $26,172       $50,296     $9,927      $86,395
Lease operating and administrative expenses     3,863        19,552      7,492       30,907
Depreciation and amortization                   8,633        10,136      2,034       20,803
Other income/(expense), net                      (116)        1,892        (73)       1,703
Interest income                                 2,192           486         --        2,678
Interest expense                                8,207        16,382        575       25,164
Income before taxes and extraordinary item      7,545         6,604       (247)      13,902
Net investment in DFL's                       130,709        25,662     15,552      171,923
Leasing equipment, net                        484,562       781,414      8,098    1,274,074
Equipment purchases                            28,761         4,164      2,003       34,928
Total segment assets                         $742,416    $1,125,977    $34,514   $1,902,907

                                                          Domestic
                                             Container   Intermodal   Computer
Three Months Ended March 31, 2000:            Leasing     Equipment   Leasing        Totals
---------------------------------             -------     ---------   --------       ------
Revenues from external customers              $23,682       $26,847    $10,623      $61,152
Lease operating and administrative expenses     3,536         9,876      7,298       20,710
Depreciation and amortization                   7,078         6,514      1,860       15,452
Other income/(expense), net                      (331)           66        (98)        (363)
Interest income                                 1,617         2,806         --        4,423
Interest expense                                7,488         9,967        602       18,057
Income before taxes and extraordinary item      6,866         3,362        765       10,993
Net investment in DFL's                       118,697        36,018     20,860      175,575
Leasing equipment, net                        430,079       485,125     10,069      925,273
Equipment purchases                            49,650        38,780     11,134       99,564
Total segment assets                         $639,079      $719,282    $40,531   $1,398,892

           The Company's shipping line customers utilize international containers in world trade over many varied and changing trade routes. In addition, most large shipping lines have many offices in various countries involved in container operations. The Company's revenue from international containers is earned while the containers are used in service carrying cargo around the world, while certain other equipment is utilized in the United States. Accordingly, the information about the business of the Company by geographic area is derived from either international sources or from United States sources. Such presentation is consistent with industry practice.

           Geographic Information:

                                               2000          2001
                                               ----          ----
REVENUES:
United States                                $37,493        $60,233
International                                 23,659         26,162
                                             -------        -------
                                             $61,152        $86,395
                                             =======        =======
ASSETS:
United States                               $759,813     $1,160,491
International                                639,079        742,416
                                             -------        -------
                                          $1,398,892     $1,902,907
                                          ==========     ==========

Note 4 - Other contingencies and commitments:

           At March 31, 2001, the Company had outstanding purchase commitments for equipment of approximately $31,300.

           Under certain of the Company's leasing agreements, the Company, as lessee, may be obligated to indemnify the lessor for loss, recapture or disallowance of certain tax benefits arising from the lessor's ownership of the equipment.

           The Company is engaged in various legal proceedings from time to time incidental to the conduct of its business. In the opinion of management, the Company is adequately insured against the claims relating to such proceedings, and any ultimate liability arising out of such proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

Note 5 - Lease securitization program:

           On March 30, 1999, the Company entered into an asset backed note program (the "ABN Program"). The ABN Program involved the sale by the Company of direct finance leases (collateralized by intermodal containers) with a historical net book value of $228,832 (the "Assets"). The Assets were sold to a special purpose entity whose sole business activity is issuing asset backed notes ("ABNs"), supported by the future cash flows of the Assets. Proceeds received by the Company upon selling the Assets were $189,087 of cash and the lowest priority ABN issued in the ABN Program (the "Retained Interest") with an allocated historical book value of $47,687.

           The Company classified the Retained Interest as an available for sale security which is included in "Other Investment Securities" in the accompanying consolidated balance sheets. Accordingly, the Retained Interest is accounted for at fair value, with any changes in fair value over its allocated historical book value recorded as a component of other comprehensive income, net of tax, in the statement of changes in shareholders' equity. As of March 31, 2001, the Company estimated the fair market value of Retained Interest was $27,553 using a discounted cash flow model assuming expected credit losses of 1.5% and a discount rate of 12.6%. During the three months ended March 31, 2001 and 2000, the Company recorded interest income on the Retained Interest totaling $978 and $1,013 which is included in revenues in the accompanying consolidated statements of income.

           Interpool Limited, a subsidiary of the Company (the "Servicer"), acts as servicer for the Assets. Pursuant to the terms of the servicing agreement, the Servicer is paid a fee of 0.40% of the assets under management. The Company's management has determined that the servicing fee paid approximates the fair value for services provided, as such, no servicing asset or liability has been recorded. For the three months ended March 31, 2001 and 2000, the Company received servicing fees totaling $118 and $176 which are included in revenues in the accompanying consolidated statements of income. For the three months ended March 31, 2001 and 2000, cash flows received on the Retained Interest were $3,656 and $2,625, respectively.

           At March 31, 2001, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

                                                                 Securitized
                                                                    Lease
                                                                 Receivables
                                                                 -----------
Carrying amount/fair value of retained interests                   $27,553
Weighted-average life (in years)                                       1.9
Expected credit losses (annual rate)                                   1.5%
Impact on fair value of 10% adverse change                            $185
Impact on fair value of 20% adverse change                            $369
Residual cash flows discount rate (annual)                            12.6%
Impact on fair value of 10% adverse change                            $479
Impact on fair value of 20% adverse change                            $931

Note 6 - Acquisition of North American Intermodal Division of Transamerica Leasing, Inc.:

           In October 2000, the Company completed the acquisition of the North American Intermodal division of Transamerica Leasing, Inc. (TA), a subsidiary of Transamerica Finance Corporation and AEGON N.V. Under the terms of the agreement, the Company acquired substantially all of the domestic containers, chassis, and trailers of TA and related assets and assumed certain of the liabilities of the business. The Company paid approximately $681,000 in cash for the acquisition, which includes $8,400 in fees and other costs for advisors, of which $1,650 is payable to a director of the Company for consultation services rendered. The acquisition was financed through a combination of cash on hand, proceeds obtained from a committed secured financing facility in the amount of approximately $300,000, as well as approximately $101,000 of proceeds obtained from a chassis securitization facility established in July 2000.

           In the acquisition, the Company acquired approximately 70,000 chassis, 23,000 rail trailers and 18,000 domestic containers. The acquisition was effective October 1, 2000 in a transaction accounted for under the purchase method of accounting, accordingly the acquired assets and liabilities have been recorded at the estimated fair values at the date of acquisition. In January 2001, the Company and TIP Intermodal Services (TIP), a GE Capital Company, announced the signing of a definitive agreement for the sale of 50,000 rail trailers and domestic containers by the Company to TIP, including all of the rail trailers and domestic containers the Company acquired from TA in October 2000. The Company established a basis in the assets acquired from TA to be sold to TIP equal to (i) TA's historical net book value of the assets ($273,572), (ii) the expected gain to be realized from the sale to TIP ($5,614), (iii) the estimated cash collections (net of cash disbursements) resulting from the operations of these assets from October 1, 2000 through the estimated date of disposition of March 31, 2001 ($7,296) and (iv) the incremental amount of interest expense from October 1, 2000 through March 31, 2001 associated with the acquisition of these assets ($18,828). The excess of the purchase price paid over the book value of the assets and liabilities acquired (after establishing the basis associated with the assets held for sale) in an amount approximating $66,500 has been allocated to the chassis acquired from TA and is being amortized over the remaining depreciable life of those chassis.

Note 7 - Assets Held for Sale:

           In March 2001, the Company and TIP completed the sale of 50,000 rail trailers and domestic containers by the Company to TIP, including all 41,000 rail trailers and domestic containers the Company acquired from TA in October 2000. The assets held for sale as of December 31, 2000 include $279,186 related to the units acquired from TA, $5,871 of accounts receivable and $63,332 of assets previously owned by the Company. The Company recorded a gain of $1,774 upon the consummation of this sale, which represents the premium paid for the units previously owned by the Company over their net book value. The assets held for sale as of March 31, 2001 include $25,793 of assets previously owned by the Company which have not yet been assumed by TIP and $884 related to units which TIP has requested delayed delivery.

           A portion of the proceeds from the sale were used to pay down a secured financing facility by $175,000 and an additional $100,100 of cash was placed in escrow in anticipation of an amendment of the facility allowing the borrowing in this facility to remain outstanding. The cash held in escrow is included in cash and short-term investments on the condensed consolidated balance sheet.

Note 8 - Derivative instruments:

           The Company's assets are primarily fixed rate in nature while its debt instruments are primarily floating rate. The Company employs derivative financial instruments (interest rate swap agreements) to effectively convert certain floating rate debt instruments into fixed rate instruments and thereby manage its exposure to fluctuations in interest rates.

           The unrealized pre-tax losses on cash flow hedges as of March 31, 2001 of $6,317 have been reported in the Company's condensed consolidated balance sheet as a component of accumulated other comprehensive income (loss), net of related deferred income taxes of $1,323.

           Amounts recorded in accumulated other comprehensive income would be reclassified into earnings upon termination of these interest rate swap agreements prior to their contractual maturity. The Company does not intend to terminate any such interest rate swap agreements prior to maturity and therefore does not expect any gains or losses to be reclassified into income within the next twelve months.

           Pre-tax losses for the three months ended March 31, 2001 resulting from the change in fair value of interest rate swap agreements held which do not quality as cash flow hedges under Statement 133 of $870 have been recorded on the condensed consolidated statements of income as market value adjustment for derivative instruments. Interest rate swap agreements which qualify as cash flow hedges, are perfectly correlated and therefore no ineffectiveness relating to these instruments is recorded in the condensed consolidated statements of income.

Financial Statements of Transamerica N.A. Intermodal

Report of Independent Public Accountants

To the Board of Directors of Interpool, Inc.:

           We have audited the accompanying balance sheets of Transamerica N.A. Intermodal (the "Company") as of December 31, 1999 and September 30, 2000, and the related statements of income, changes in divisional equity, and cash flows for the years ended December 31, 1998 and 1999 and the nine month period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transamerica N.A. Intermodal as of December 31, 1999 and September 30, 2000, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999 and the nine month period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP ARTHUR ANDERSEN LLP

New York, New York
July 27, 2001

TRANSAMERICA N.A. INTERMODAL
BALANCE SHEETS
(Dollars In Thousands)

                                                       12/31/99         9/30/00
                                                       --------         -------
Assets:
   Cash and Marketable Securities                           $15            $ --

   Revenue Earning Equipment                            868,929         930,446
   Accumulated Depreciation                             328,076         354,438
                                                        -------         -------
   Net Revenue Earning Equipment                        540,853         576,008

   Accounts Receivable, net of allowance for
   doubtful accounts of $1,263 and 1,292 in 1999
   and 2000 respectively                                 35,920          30,895

   Other Assets                                           9,616          10,117
                                                        -------         -------
      Total Assets                                     $586,404        $617,020
                                                       ========        ========

Liabilities and Divisional Equity:
   Accounts Payable and Accrued Expenses                 $9,687         $22,769

   Deferred Tax Liabilities                             156,654         166,011

   Advances from TAL                                    364,055         371,131
                                                        -------         -------

      Total Liabilities                                 530,396         559,911

   Commitments and Contingencies

   Divisional Equity                                     56,008          57,109
                                                         ------          ------
      Total Liabilities and Divisional Equity          $586,404        $617,020
                                                       ========        ========

The accompanying notes to financial statements are an integral part of these balance sheets.

TRANSAMERICA N.A. INTERMODAL
STATEMENTS OF INCOME
(Dollars In Thousands)

                                                   Year         Year      9 Months
                                                   Ended       Ended        Ended
                                                 12/31/98     12/31/99     9/30/00
                                                 --------     --------     -------
REVENUES:
                                               --------------------------------------
   Leasing Revenues                              $164,353    $165,885     $122,917
                                               --------------------------------------
COST AND EXPENSES:
   Lease operating expenses                        40,906      36,707       33,696
   Administrative expenses                         18,394      12,402       10,055
   Depreciation and amortization of leasing
equipment                                          49,836      50,387       39,458
   Other (income)/expense, net                     (3,917)     (2,336)      (2,062)
   Interest expense, net of interest earnings
from TAL                                           23,679      22,546       18,107
                                               --------------------------------------
                                                  128,898     119,706       99,254
                                               --------------------------------------

   Income before provision for income taxes        35,455      46,179       23,663

PROVISION FOR INCOME TAXES                         14,088      18,102        9,357
                                               --------------------------------------

NET INCOME                                        $21,367     $28,077      $14,306
                                               ======================================

The accompanying notes to financial statements are an integral part of these statements.

TRANSAMERICA N.A. INTERMODAL
STATEMENTS OF CHANGES IN DIVISIONAL EQUITY
For the Years Ended December 31, 1998 and 1999
and the Nine Months Ended September 30, 2000
(Dollars In Thousands)

Balance, December 31, 1997                    $58,682

   Net Income                                  21,367

   Dividends Paid                             (24,263)
                                             --------

Balance, December 31, 1998                     55,786

   Net Income                                  28,077

   Dividends Paid                             (27,855)
                                             --------
Balance, December 31, 1999                     56,008

   Net income                                  14,306

   Dividends Paid                             (13,205)
                                             --------
Balance, September 30, 2000                   $57,109
                                             ========

The accompanying notes to financial statements are an integral part of these statements.

TRANSAMERICA N.A. INTERMODAL
STATEMENTS OF CASH FLOWS
(Dollars In Thousands)

                                                             Year Ended      Year Ended     9 Months Ended
                                                              12/31/98        12/31/99         9/30/00
                                                              --------        --------         -------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                                                  $21,367         $28,077          $14,306
   Depreciation and amortization                                49,836          50,387           39,458
   Gain on sale of leasing equipment                            (3,550)         (1,511)          (1,090)
   Accounts and notes receivable                                   144         (11,296)           5,025
   (Increase) decrease in other assets                              (4)           (662)            (501)
   Increase in accounts payable and accrued expenses            (1,365)           (447)          13,082
   Deferred Tax Provision                                       14,088          18,102            9,357
                                                                ------          ------           ------
     Net cash provided by operating activities                  80,516          82,650           79,637
                                                                ------          ------           ------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of leasing equipment                            (49,498)        (64,568)         (77,286)
   Proceeds from dispositions of leasing equipment              12,070           8,342            3,763
                                                                ------          ------           ------
      Net cash used for investing activities                   (37,428)        (56,226)         (73,523)
                                                                ------          ------           ------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Net advances from (reimbursements to) TAL                   (18,825)          1,446            7,076
   Dividends paid                                              (24,263)        (27,855)         (13,205)
                                                                ------          ------           ------
     Net cash provided by financing activities                 (43,088)        (26,409)          (6,129)
                                                                ------          ------           ------

Net increase (decrease) in cash and short-term investments          --              15              (15)
CASH AND SHORT-TERM INVESTMENTS,
BEG. OF PERIOD                                                      --              --               15
                                                                ------          ------           ------
CASH AND SHORT-TERM INVESTMENTS,
END OF PERIOD                                                    $  --             $15              $ -
                                                                ======          ======           ======

The accompanying notes to financial statements are an integral part of these statements.

TRANSAMERICA N.A. INTERMODAL
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2000
(In Thousands)

Note 1 - Nature of operations and significant accounting policies:

           Nature of operations--

           Transamerica N.A. Intermodal (the "Company"), is a division of Transamerica Leasing Inc. ("TAL") itself a wholly owned subsidiary of Transamerica Finance Corp. ("TFC"), Transamerica and AEGON, NV. Separate accounting records were maintained for the Company, however financial statements prepared in accordance with accounting principles generally accepted in the United States had not been historically prepared; all assets, liabilities, revenues and expenses attributable to the Company being part of the financial results of TAL. As such, the Company was economically dependent upon TAL.

           The Company conducts business principally in three industry segments. These are the leasing of (i) domestic intermodal chassis, (ii) rail trailers and (iii) domestic containers. The customers for this equipment are a significant number of domestic companies, some of which are domestic subsidiaries or branches of international shipping lines. Equipment is principally purchased directly or acquired through lease agreements.

           In October 2000, the Company was acquired by Interpool, Inc. Under the terms of the agreement, substantially all of the domestic containers, chassis, and trailers along with related assets and liabilities were sold to Interpool, Inc.

           Basis of Presentation--

           The accompanying financial statements present the operations of the Company. Financial statement balances have been derived from the financial records of TAL, which contained businesses other than the domestic intermodal chassis, rail trailer, and domestic container businesses. These financial statements are presented as if the Company had existed as an entity separate from TAL during the periods presented, and includes financial information directly related to the Company's operations and allocated costs from TFC and TAL for services provided to the Company by these entities. Divisional equity at January 1, 1998 represents the net assets of the Company at that point in time and does not reflect cumulative income statement activity from the Company's inception. These statements do not purport to reflect the financial position, or results of operations or cash flows, that would have resulted if the Company had operated as a separate entity. Management believes the financial statements of the Company to be a fair representation of Company's financial position, results of operations and cash flows within the framework of TAL's business.

           The assets of the Company were determined by specific identification of the assets used in, or relating to, the Company's business.

           Revenue recognition--

           Equipment leasing revenues include revenue generated from operating leases, which are recognized over the term of the respective lease agreements.

           Expense recognition--

           The statements of income of the Company include all costs directly attributable to the Company and also include allocated expenses for services provided by TFC and TAL. All lease operating expenses, depreciation, and other income and expenses are directly attributable to the Company . Certain administrative expenses including employee benefits, occupancy, information technology services and technology usage that relate to the Company have been allocated. In 1999 and 2000, expense allocations have been based on specific identification or headcount equivalents. During 1998, expense allocations were based on fleet size. Management believes that these allocations are reasonable and represent their best estimate. These allocations are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity.

           Cash--

           The Company maintains only a notional cash balance. TAL provides the Company with all of its liquidity needs.

           Accounts Receivable--

           Accounts receivable represent amounts due from lessors for the rental of the Company's equipment. The Company's policy is to establish an allowance for possible losses for at least 50% of an account balance when an account is 120 past due and to write-off the account when it becomes 365 days past due. Management believes the allowance for doubtful accounts of $1,263 and $1,292 at December 31, 1999 and September 30, 2000, respectively, provide adequate reserves for potentially uncollectable accounts.

           Other Assets--

           Other assets include land and buildings, furniture and equipment, capitalized software costs, and prepaid licensing expenses. Buildings are being depreciated over 20 years using the straight-line method. Furniture and equipment are being depreciated over 10 years using the straight-line method. Capitalized software costs are being depreciated over 5 years using the straight-line method. Depreciation expense during the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000, and totaled $169, $321 and $626 respectively. Prepaid licensing costs are depreciated using the straight-line method over the life of the related license.

           Income Taxes--

           The Company's operations and those of TAL and TFC are included in the Federal and state income tax returns of Transamerica under the terms of a tax sharing agreement. Pursuant to the tax sharing agreement, Transamerica utilizes net operating loss carryforwards generated by the Company and TAL. The Company records a deferred tax asset equal to the amount of the net operating losses utilized and earns interest income on these balances from TAL. This interest income is recorded net of interest expense on the accompanying statements of income and totaled $2,954, $2,488, and $1,173 for the years ended December 31, 1998 and 1999 and the nine month period ended September 30, 2000.

           Leasing Equipment--

           Depreciation and amortization of leasing equipment, both equipment currently on-lease to customers and available for hire, are provided under the straight-line method based on the following useful lives:

Rail Trailers Domestic Containers Chassis	13.5 years 12 years 15 to 20 years

           Gains or losses derived from the disposition of leasing equipment are recorded in the year of disposition.

           The residual value of leasing equipment is estimated based on the projections for the economic value and market value of the respective intermodal equipment as well as the experience in leasing and selling similarly aged equipment. Such projected values are reviewed and updated when market and/or economic conditions change.

           Concentration of credit risk--

           The Division extends credit to its customers after extensive credit evaluation. At December 31, 1999 and September 30, 2000 less than 1% of accounts receivable for operating leases were from customers outside of the United States.

           In 1998, 1999 and 2000 the Company's top 20 customers represented approximately 88%, 87% and 84% respectively, of its consolidated divisional revenues.

           Prospective accounting pronouncements--

           In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of Fasb Statement No. 133. In June 2000, the FASB issued Statement 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of Fasb Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

           Statement 133, as amended, is effective for fiscal years beginning after June 15, 2000. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998, and thereafter). Statement 133 cannot be applied retroactively. Statement 133 must be applied to (A) derivative instruments and (B) certain derivative instruments embedded in hybrid instruments. With respect to hybrid instruments, a company may elect to apply Statement 133, as amended, to (1) all hybrid instruments, (2) only those hybrid instruments that were issued, acquired, or substantively modified after December 31, 1997, or (3) only those hybrid instruments that were issued, acquired, or substantively modified after December 31, 1998.

           The Company has determined that it did not hold any derivative or hybrid instruments as defined by Statement 133.

           Use of estimates--

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and the accompanying disclosures. The more significant estimates that impact these statements include such items as allocations of costs and expenses from TAL and TFC to the Company. In the opinion of management, the allocation of costs and expenses are reasonable; however, they are not necessarily indicative of costs and expenses that would have been incurred had the Company been operated as an unaffiliated entity. Although management believes these estimates to be reasonable, actual results could differ from those estimates.

Note 2 - Leasing Activities:

           As lessee:

           As of September 30, 2000, the aggregate annual minimum rental commitments under operating leases having initial or remaining noncancellable terms in excess of one year are as follows:

2001 2002	$3,629 $2,075

The Company leases office space under rental agreements expiring at various dates into 2002. The remaining aggregate minimum commitments are as follows:

2001 2002	$205 $ 17

           As lessor:

           As of September 30, 2000 the Company had noncancellable operating leases, under which it will receive future minimum rental payments as follows:

2001 2002 2003 2004 2005	$24,456 $19,179 $ 8,942 $ 8,286 $ 5,584

Note 3 - Allowance for doubtful accounts:

           The following summarizes the activity in the allowance for doubtful accounts:

                                           1998        1999         2000
                                           ----        ----         ----
Balance, beginning of period              $1,528       $949        $1,263
   Provision charged to expense               --        530         3,494
   Write-offs, net of recoveries            (579)      (216)       (3,465)
                                        -------------------------------------
Balance, end of period                      $949     $1,263        $1,292
                                        =====================================

           The allowance for doubtful accounts includes the Company's estimate of allowances necessary for receivables. As of December 31, 1999 and September 30, 2000, included in accounts receivable are non-performing receivables of $569 and $371, respectively.

Note 4 - Advances from TAL and Divisional Equity:

           The Company was dependent upon TAL for all financing of business operations. Historically, TAL has managed the leverage of the Company to a ratio of 6.5:1. As a result, advances from TAL and divisional equity on the accompanying balance sheets represent amounts calculated based on these established leverage ratios. Shareholders equity is increased by earnings of the Company and reduced by dividends to arrive at the 6.5:1 leverage ratio. Interest expense incurred on the advances from TAL totaled $26,633, $25,034, and $19,280 for the years ended December 31, 1998 and 1999, and the nine month period ended September 30, 2000, respectively, is recorded net of interest income earned from Transamerica under the terms of the tax sharing agreement on the accompanying income statements. The effective interest rates charged by TAL to the Company on these advances (which are based on TAL's average cost of funds) were 6.9%, 6.8%, and 7.1% for the years ended December 31, 1998 and 1999, and the nine month period ended September 30, 2000, respectively.

Note 5 - Commitments and Contingencies:

           At September 30, 2000, the Division had outstanding purchase commitments for equipment of approximately $14,958.

           The Company is engaged in various legal proceedings from time to time incidental to the conduct of its business. In the opinion of management, the Company is adequately insured against the claims relating to such proceedings, and the ultimate liability arising out of such proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

Note 6 - Cash Flow Information:

           For the periods ended December 31, 1998 and 1999, and September 30, 2000, cash paid for interest expense (net of interest earned from TAL in accordance with the tax sharing agreement) was approximately $23,679, $22,546 and $18,107 respectively. No cash was paid for Federal or state income taxes during the periods ended December 31, 1998, December 31, 1999 and September 30, 2000.

Note 7 - Income Taxes:

           Significant components of deferred tax assets and liabilities were as follows:

                                                    12/31/99         9/30/00
                                                    --------         -------
Deferred tax assets:
     Loss carry forwards                             $23,984         $13,804

Deferred tax liabilities:
     Operating property, net                        $180,638        $179,815
                                                   --------------------------
Net deferred tax liability                          $156,654        $166,011
                                                   ==========================

           A reconciliation of the U.S. statutory tax rate to the actual tax rate follows:

                                           1998      1999      2000
                                           ----      ----      ----

U.S. statutory rate                        35.0%     35.0%     35.0%
State taxes                                 4.7%      4.2%      4.5%
                                           ----      ----      -----
Actual tax rate                            39.7%     39.2%     39.5%
                                           ====      ====      =====

           The provision for income taxes reflected in the accompanying statements of income is as follows:

                                                                 9 Months
                                   Year Ended     Year Ended       Ended
                                    12/31/98       12/31/99       9/30/00
                                    --------       --------       --------
U.S. Federal                          $12,156        $15,727       $7,596
State                                   1,932          2,375        1,761
                                      -------        -------       ------
                                      $14,088        $18,102       $9,357
                                      =======        =======       ======

Current                                 $  --          $  --        $  --
Deferred                               14,088         18,102        9,357
                                      $14,088        $18,102       $9,357

Note 8 - Employee Benefit Plans:

           Transamerica had a savings plan for eligible employees. Under the employee savings plan, Transamerica contributed an amount equal to 75% of employee contributions up to a maximum of 6% of each employee's salary, or $10,500 each year. Contributions are directed by the employees into investment funds maintained in accordance with the employee savings plan. Transamerica contributions charged to the Company's operations related to the Company's employees amounted to $108, $160 and $150 in 1998, 1999 and 2000, respectively.

           The company also maintains a supplemental retirement plan program for all full-time eligible employees. Due to the over funded status of the Transamerica plan, no contributions were required by Transamerica in 1998, 1999 and 2000.

           In addition, the Company maintained a bonus/incentive plan program for substantially all full-time employees. Transamerica expenses charged to operations associated with this program were $323, $537 and $641 in 1998, 1999 and 2000, respectively.

Note 9 - Segment and geographic data:

                                                                      1998
                                                                      ----
                                                             (Dollars In Thousands)
                                                                                 Domestic
                                              Chassis             Rail         Containers       Consolidated
                                              -------             -----        ----------       ------------

Revenues from external customers              $60,453           $82,288           $21,612           $164,353

Lease operating & administrative expenses      19,869            33,823             5,608             59,300

Depreciation & amortization                    15,437            24,064            10,335             49,836

Other income/(expense), net                     1,119             2,629               169              3,917

Interest expense                                9,743            10,430             3,506             23,679

Income before taxes                            16,523            16,600             2,332             35,455

Leasing Equipment, net                        242,613           195,114            95,776            533,503

Equipment purchases                            27,527             6,117            15,855             49,499

Total segment assets                         $257,058          $214,128           $95,895           $567,081

                                                                      1999
                                                                      ----
                                                             (Dollars In Thousands)
                                                                                 Domestic
                                              Chassis             Rail         Containers       Consolidated
                                              -------             -----        ----------       ------------

Revenues from external customers              $67,231           $76,713           $21,941           $165,885

Lease operating & administrative expenses      19,023            27,166             2,920             49,109

Depreciation & amortization                    16,495            22,988            10,904             50,387

Other income/(expense), net                     1,414               882                40              2,336

Interest expense                               10,284             9,272             2,990             22,546

Income before taxes                            22,843            18,169             5,167             46,179

Leasing Equipment, net                        277,883           169,343            93,627            540,853

Equipment purchases                            54,653                               9,915             64,568
                                                                     --

Total segment assets                         $299,217          $190,075           $97,112           $586,404

                                                       9 Months Ended September 30, 2000
                                                             (Dollars In Thousands)
                                                                                 Domestic
                                              Chassis            Rail          Containers        Consolidated
                                              -------            -----         ----------        ------------

Revenues from external customers              $57,357          $48,151            $17,409            $122,917

Lease operating & administrative expenses      21,573           21,589                589              43,751

Depreciation & amortization                    13,689           16,878              8,891              39,458

Other income/(expense), net                     1,172            1,058              (168)               2,062

Interest expense                                8,382            7,361              2,364              18,107

Income before taxes                            14,885            3,381              5,397              23,663

Leasing Equipment, net                        302,100          166,901            107,007             576,008

Equipment purchases                            38,672           15,886             22,728              77,286

Total segment assets                         $323,443         $181,329           $112,248            $617,020

Note 10 - Quarterly financial data (unaudited):

           (Dollars in Thousands)     1st          2nd         3rd        4th
                                      ---          ---         ---        ---

1998
----
Revenues                             $38,731    $39,442      $41,082     $45,098

Net Income                            $3,105     $4,753       $5,473      $8,036

1999
----
Revenues                             $39,774    $40,090      $41,259     $44,762

Net Income                            $6,293     $6,120       $6,759      $8,905

2000
----
Revenues                             $40,588    $41,118      $41,211      N/A

Net Income                            $5,718     $5,240       $3,348      N/A

Note 11 - Subsequent Events:

           In October 2000, Interpool, Inc. completed its acquisition of the Company. Under the terms of the agreement, Interpool, Inc. acquired substantially all of the domestic containers, chassis, and rail trailers of the Company and related assets and assumed certain of the liabilities of the business. Interpool, Inc. paid approximately $681,000 in cash for the acquisition, which includes $8,400 in fees and other costs for advisors, of which $1,650 is payable to a director of Interpool, Inc. for consultation services rendered. The acquisition was financed through a combination of cash on hand, proceeds obtained from a committed secured financing facility in the amount of approximately $300,000, as well as approximately $101,000 of proceeds obtained from a chassis securitization facility established in July 2000.

           In the acquisition, Interpool, Inc. acquired approximately 70,000 chassis, 23,000 rail trailers, and 18,000 domestic containers. The acquisition was effective October 1, 2000 in a transaction accounted for under the purchase method of accounting, accordingly the acquired assets and liabilities have been recorded at the estimated fair values at the date of acquisition on the financial statements of Interpool, Inc.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                                                              Year Ended December 31, 2000
                                        -----------------------------------------------------------------
                                        Interpool    Transamerica                              Interpool/
                                        Year Ended  N.A. Intermodal       Less:                   T.A.
                                         December  Nine Months Ended   Assets Held  Pro Forma  Pro Forma
                                         31, 2000  September 30, 2000 For Sale (1) Adjustments  Combined
                                        ---------- ------------------ ------------ ----------- ----------
                                                                 (Dollars in Thousands)
REVENUES:
                                        ---------- ------------------ ------------ ----------- ----------
   Leasing Revenues                       $287,055         $122,917      $65,560       $    -- $344,412
                                        ---------- ------------------ ------------ ----------- ----------
COST AND EXPENSES:

   Lease operating expenses                 57,672           31,396       18,348                 70,720

   Administrative expenses                  35,958           10,055        3,830                 42,183

   Depreciation and amortization of
   leasing equipment                        68,406           39,458       25,769    (1,836)(2)   80,259

   Other (income)/expense, net               2,719              238        (890)                  3,847
   Interest expense, net                    70,719           18,107                (18,107)(3)   86,727
                                                                                      7,850(3)
                                                                                      8,158(4)
                                        ---------- ------------------ ------------ ----------- ----------
                                           235,474           99,254       47,057       (3,935)  283,736
                                        ---------- ------------------ ------------ ----------- ----------
   Income before provision for income
   taxes and extraordinary items            51,581           23,663       18,503         3,935   60,676

PROVISION FOR INCOME TAXES                   8,625            9,357        7,401      1,574(5)   12,155
                                        ---------- ------------------ ------------ ----------- ----------
   Income before change in accounting
   principle and extraordinary item         42,956           14,306       11,102         2,361   48,521

   Cumulative effect of change in
   accounting principle, net of
   applicable taxes of $440                    660               --           --            --      660

   Extraordinary gain on debt
   retirement, net of Applicable taxes
   of $560                                     840               --           --            --      840
                                        ---------- ------------------ ------------ ----------- ----------
NET INCOME                                 $44,456          $14,306      $11,102        $2,361  $50,021

Net Income Per Share Before Change in
Accounting Principle and Extraordinary
Item:

   BASIC                                     $1.57              N/A          N/A           N/A    $1.77
                                        ========== ================== ============ =========== ===========
   DILUTED                                   $1.54              N/A          N/A           N/A    $1.74
                                        ========== ================== ============ =========== ===========

The accompanying notes to proforma combined condensed consolidated financial statements are an integral part of this statement.

Notes to Pro Forma Combined Condensed
Consolidated Financial Statements
(unaudited)

           The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations have been prepared to reflect the acquisition of the North American Intermodal Division of Transamerica Leasing, Inc. as if the acquisition occurred at January 1, 2000. The acquisition has been accounted for under the purchase method of accounting.

           The following is a summary of the adjustment reflected in the Unaudited Pro Forma Combined Consolidated Statements of Income:

1.	At the date of acquisition, it was the Intent of Interpool, Inc. to sell the rail trailers and domestic containers acquired from Transamerica N.A. Intermodal. In January 2001, Interpool and TIP Intermodal Services (TIP) announced a definitive agreement for the sale of 50,000 rail trailers and domestic containers including all 41,000 rail trailers and domestic containers acquired from Transamerica N.A. Intermodal. This sale was consummated on March 30, 2001. As such, Interpool accounted for these assets during the holding period as assets held for sale. Accordingly, the revenues and expenses related to the operations of these assets are eliminated from the operating results of Interpool, Inc. and are added to the carrying value of the assets held for sale.

2.	Represents adjustment to depreciation expense associated with the step up in basis of the assets acquired to fair value based upon the remaining useful life of the related equipment.

3.	Represents the reversal of interest expense, net incurred by Transamerica N.A. Intermodal of $18,107 for the year ended December 31, 2000, and the addition of interest expense of $26,016 on debt incurred by Interpool, Inc. related to the acquisition, less interest expense of $18,166 associated with the Transamerica N.A. Intermodal assets to be sold, which was capitalized to assets held for sale for the year ended December 31, 2000.

4.	Represents the adjustment to reflect interest earnings on Interpool cash and cash equivalents which would have been foregone had the transaction been consummated at the beginning of the period presented.

5.	Represents the adjustment to the tax provision based on the above adjustments to the statements of income based on the statutory rate of 40%.

5,500,000 Shares

Interpool, Inc.

Common Stock

PROSPECTUS

, 2001

Salomon Smith Barney

ABN AMRO Rothschild LLC

A.G. Edwards & Sons, Inc.

U.S. Bancorp Piper Jaffray

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

          The estimated expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

SEC registration fee......................       $30,076.00
NYSE filing fee...........................             *
Printing and engraving costs..............             *
Accounting fees and expenses..............             *
Legal fees and expenses...................             *
Blue sky fees and expenses................             *
Transfer agent and registrar fees.........             *
Miscellaneous.............................             *
                                                 --------------------
         Total............................       $     *
                                                 ====================
_______________

*  To be filed by amendment

Item 14.     Indemnification of Directors and Officers

          The Company's Restated Certificate of Incorporation limits the liability of directors (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). Specifically, no director of the Company will be personally liable for monetary damages for breach of the director's fiduciary duty as a director, except for liability; (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

           Under the Restated Certificate of Incorporation, the Company will indemnify those persons whom it shall have the power to indemnify to the fullest extent permitted by Section 145 of the DGCL, which may include liabilities under the 1933 Act. Accordingly, in accordance with Section 145 of the DGCL, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper.

          The Restated Certificate of Incorporation provides that the Company will advance expenses to the fullest extent permitted by Section 145 of the DGCL. Accordingly, the Company, in accordance therewith, will pay for the expenses incurred by an indemnified person in defending the proceedings specified in the preceding paragraph in advance of their final disposition, provided that, if the DGCL so requires, such person agrees to reimburse the Company if it is ultimately determined that such person is not entitled to indemnification. In addition, pursuant to the DGCL the Company may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the Company against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Company would have the power or obligation to indemnify such person against such liability under the provisions of DGCL. The Company has obtained insurance for the benefit of the Company's officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

          The Company has entered into agreements to indemnify its outside directors which are intended to provide the maximum indemnification permitted by Delaware law. These agreements, among other things, indemnify each of the Company's outside directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such director in any action or proceeding, including any action by or in the right of the Company, on account of such director's service as a director of the Company.

Item 15.     Recent Sales of Unregistered Securities

None.

__________

Item 16.     Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement*

3.1	Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498))

3.2	Form of Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498))

4.1	Form of Certificate representing the Common Stock of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

5.1	Opinion of Stroock & Stroock & Lavan LLP*

10.1	Purchase Agreement dated as of January 30, 1993 by and between Sequa Capital Corp. and the Company, as amended as of March 5, 1993 (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498))

10.2	Restructuring Agreement as of August 5, 1992 among the Company, Trac Lease, Radcliff Group, Interpool Limited, Sequa Capital Corp., Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz (incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.3	Employment Agreement dated as of January 1, 1992 by and between Raoul J. Witteveen and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.4	Employment Agreement dated as of January 1, 1992 by and between Radcliff Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.5	Consultation Services Agreement dated as of January 1, 1992 by and between Radcliff Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.6	Stock Option Plan for Executive Officers and Directors (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.7	Stockholders' Agreement dated as of May 4, 1993, among the Company and Messrs. Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Clay R. Serenbetz, Paul H. Serenbetz, Stuart W. Serenbetz and Arthur L. Burns and the Serenbetz Trust (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.8	Non-Compete Agreement dated as of May 4, 1993, by and between The Ivy Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-71538)).

10.9	Lease Agreements by and between 211 College Road Associates and Interpool Limited and 211 College Road Associates and Microtech Leasing (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.10	Lease Agreement dated December 30, 1986 between Princeton Intermodal Equipment Trust I and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.11	Lease Agreements between The Ivy Group and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.12	Amendment No. 1, dated August 10, 1992, to Secured Promissory Note and Chattel Mortgage, Security Agreement and Assignment by and between The Ivy Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.13	Chassis Lease Agreement dated as of August 15, 1992 by and between Eurochassis L.P. and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.15	Transfer and Subscription Agreement among Radcliff Group, Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Clay R. Serenbetz, Paul H. Serenbetz, Stuart W. Serenbetz, the Serenbetz Trust and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.16	Exchange and Subscription Agreement by and between the Company and Arthur L. Burns (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.17	Demand promissory notes of the Company payable to Martin Tuchman, Warren L. Serenbetz and Princeton International Properties (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.18	Indemnity Agreement between the Company and other directors (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.19	Agreement between the Company and Arthur L. Burns regarding certain litigation (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.20	Indenture between Interpool, Inc. and United States Trust Company of New York, as trustee, relating to the 7.35% Notes, dated July 29, 1997 (incorporated herein by reference to the Company’s Current Report on Form 8-K, dated July 29, 1997).

10.21	Indenture between Interpool, Inc. and United States Trust Company of New York, as trustee, relating to the 7.20% Notes, dated August 5, 1997 (incorporated herein by reference to the Company's Registration Statement on Form S-4 (Reg. No. 333-38705)).

10.22	Indenture between Interpool, Inc. and United States Trust Company of New York, as trustee, related to the 6-5/8% Notes, dated February 24, 1998 (incorporated by reference to the Company's Registration Statement on Form S-4 (Reg. No. 333-56065)).

10.23	Indenture between the Company and IBJ Schroeder Bank & Trust Company, as Trustee, dated January 27, 1997 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 1996).

10.24	First Supplemental Indenture between Interpool, Inc. and IBJ Schroeder Bank & Trust Company dated January 27, 1997 (incorporated herein by reference to the Registrant's Annual Report on Form 10-K for the period ended December 31, 1996).

10.25	Series A Capital Securities Guarantee Agreement dated January 27, 1997 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 1996).

10.26	Agreement of Merger dated March 15, 1996 among Trac Lease, Inc., Trac Lease Merger Corp. and the Company (incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 1995).

10.27	Letter Agreement between The Ivy Group and the Company (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 1995).

10.28	Chassis Lease Agreement dated January 1, 1998 between The Ivy Group and Trac Lease, Inc. (incorporated herein by reference to the Company's Annual Report on Form 10K for the period ended December 31, 2000).

10.29	Consulting Agreement between Interpool, Inc. and Atlas Capital Partners dated February 28, 1998 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for period ended June 30, 1998).

10.30	Asset Purchase Agreement, dated as of July 27, 2000 by and between the Company and Transamerica Leasing, Inc. (incorporated herein by reference to the Company's Form 8-K filed on November 3, 2000).

10.31	Amendment No. 1 to the Asset Purchase Agreement dated October 24, 2000 by and between the Company and Transamerica Leasing, Inc. (incorporated herein by reference to the Company's Form 8-K filed on November 3, 2000).

10.32	Chassis Lease Agreement dated January 1, 2001 between The Ivy Group and Trac Lease, Inc. (incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2000).

10.33	Asset Purchase Agreement, dated as of January 26, 2001, by and between Interpool, Inc. and Transport International Pool, Inc (incorporated herein by reference to the Company’s Form 8-K filed on April 3, 2001).

10.34	Amendment No.1 to the Asset Purchase Agreement, dated as of March 30, 2001, by and between Interpool, Inc. and Transport International Pool, Inc. (incorporated herein by reference to the Company's Form 8-K filed on April 3, 2001)

21.1	Subsidiaries of the Company

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1)*

23.2	Consent of Arthur Andersen LLP

24.1	Power of Attorney (included in signature page)

_______________

* (b)	To be filed by amendment. Financial Statement Schedules.

Schedule 2--	INTERPOOL, INC. AND SUBSIDIARIES SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 and 1998 ALLOWANCE FOR DOUBTFUL ACCOUNTS

          All other financial statement schedules have been omitted because they are not required, not applicable or the information to be included in the financial statement schedules is included in the Consolidated Financial Statements or the notes thereto.

Item 17.     Undertakings

           Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

           Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on August 3, 2001.

INTERPOOL, INC. By: /S/ Martin Tuchman Martin Tuchman Chairman and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin Tuchman and Raoul J. Witteveen, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Martin Tuchman Martin Tuchman	Chairman of the Board and Chief Executive Officer	August 3, 2001

/s/ Raoul J. Witteveen Raoul J. Witteveen	President, Chief Operating Officer and Director	August 3, 2001

/s/ Mitchell I. Gordon Mitchell I. Gordon	Chief Financial Officer, Executive Vice President and Director	August 3, 2001

/s/ Arthur L. Burns Arthur L. Burns	General Counsel, Secretary and Director	August 3, 2001

/s/ William Geoghan William Geoghan	Senior Vice President (Principal Accounting Officer)	August 3, 2001

/s/ Warren L. Serenbetz Warren L. Serenbetz	Director	August 3, 2001

/s/ Peter D. Halstead Peter D. Halstead	Director	August 3, 2001

/s/ Joseph J. Whalen Joseph J. Whalen	Director	August 3, 2001

/s/ Clifton H.W. Maloney Clifton H.W. Maloney	Director	August 3, 2001

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Interpool, Inc.

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements in Interpool, Inc. and subsidiaries included in their Annual Report on Form 10-K for the year ended December 31, 2000 and have issued our report thereon dated February 28, 2001. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule II is the responsibility of the Company’s management and is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP	ARTHUR ANDERSEN LLP

New York, New York
February 28, 2001

                                          INTERPOOL, INC. AND SUBSIDIARIES
                                   SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 and 1998

                                          ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                   (in thousands)

                                               Balance At     Charge to              Write-offs,      Balance At
                                              Beginning of      Costs                   Net of          End of
                                                  Year       and Expenses  Acquired   Recoveries         Year

Year Ended December 31, 2000                    $10,275        $3,417         $724         $39       $14,377

Year Ended December 31, 1999                     $4,632        $7,686         --        $2,043       $10,275

Year Ended December 31, 1998                     $3,633        $2,142         --        $1,143        $4,632

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement*

3.1	Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498))

3.2	Form of Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498))

4.1	Form of Certificate representing the Common Stock of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

5.1	Opinion of Stroock & Stroock & Lavan LLP*

10.1	Purchase Agreement dated as of January 30, 1993 by and between Sequa Capital Corp. and the Company, as amended as of March 5, 1993 (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498))

10.2	Restructuring Agreement as of August 5, 1992 among the Company, Trac Lease, Radcliff Group, Interpool Limited, Sequa Capital Corp., Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz (incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.3	Employment Agreement dated as of January 1, 1992 by and between Raoul J. Witteveen and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.4	Employment Agreement dated as of January 1, 1992 by and between Radcliff Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.5	Consultation Services Agreement dated as of January 1, 1992 by and between Radcliff Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.6	Stock Option Plan for Executive Officers and Directors (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.7	Stockholders' Agreement dated as of May 4, 1993, among the Company and Messrs. Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Clay R. Serenbetz, Paul H. Serenbetz, Stuart W. Serenbetz and Arthur L. Burns and the Serenbetz Trust (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.8	Non-Compete Agreement dated as of May 4, 1993, by and between The Ivy Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-71538)).

10.9	Lease Agreements by and between 211 College Road Associates and Interpool Limited and 211 College Road Associates and Microtech Leasing (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.10	Lease Agreement dated December 30, 1986 between Princeton Intermodal Equipment Trust I and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.11	Lease Agreements between The Ivy Group and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.12	Amendment No. 1, dated August 10, 1992, to Secured Promissory Note and Chattel Mortgage, Security Agreement and Assignment by and between The Ivy Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.13	Chassis Lease Agreement dated as of August 15, 1992 by and between Eurochassis L.P. and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.15	Transfer and Subscription Agreement among Radcliff Group, Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Clay R. Serenbetz, Paul H. Serenbetz, Stuart W. Serenbetz, the Serenbetz Trust and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.16	Exchange and Subscription Agreement by and between the Company and Arthur L. Burns (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.17	Demand promissory notes of the Company payable to Martin Tuchman, Warren L. Serenbetz and Princeton International Properties (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.18	Indemnity Agreement between the Company and other directors (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.19	Agreement between the Company and Arthur L. Burns regarding certain litigation (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.20	Indenture between Interpool, Inc. and United States Trust Company of New York, as trustee, relating to the 7.35% Notes, dated July 29, 1997 (incorporated herein by reference to the Company’s Current Report on Form 8-K, dated July 29, 1997).

10.21	Indenture between Interpool, Inc. and United States Trust Company of New York, as trustee, relating to the 7.20% Notes, dated August 5, 1997 (incorporated herein by reference to the Company's Registration Statement on Form S-4 (Reg. No. 333-38705)).

10.22	Indenture between Interpool, Inc. and United States Trust Company of New York, as trustee, related to the 6-5/8% Notes, dated February 24, 1998 (incorporated by reference to the Company's Registration Statement on Form S-4 (Reg. No. 333-56065)).

10.23	Indenture between the Company and IBJ Schroeder Bank & Trust Company, as Trustee, dated January 27, 1997 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 1996).

10.24	First Supplemental Indenture between Interpool, Inc. and IBJ Schroeder Bank & Trust Company dated January 27, 1997 (incorporated herein by reference to the Registrant's Annual Report on Form 10-K for the period ended December 31, 1996).

10.25	Series A Capital Securities Guarantee Agreement dated January 27, 1997 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 1996).

10.26	Agreement of Merger dated March 15, 1996 among Trac Lease, Inc., Trac Lease Merger Corp. and the Company (incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 1995).

10.27	Letter Agreement between The Ivy Group and the Company (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 1995).

10.28	Chassis Lease Agreement dated January 1, 1998 between The Ivy Group and Trac Lease, Inc. (incorporated herein by reference to the Company's Annual Report on Form 10K for the period ended December 31, 2000).

10.29	Consulting Agreement between Interpool, Inc. and Atlas Capital Partners dated February 28, 1998 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for period ended June 30, 1998).

10.30	Asset Purchase Agreement, dated as of July 27, 2000 by and between the Company and Transamerica Leasing, Inc. (incorporated herein by reference to the Company's Form 8-K filed on November 3, 2000).

10.31	Amendment No. 1 to the Asset Purchase Agreement dated October 24, 2000 by and between the Company and Transamerica Leasing, Inc. (incorporated herein by reference to the Company's Form 8-K filed on November 3, 2000).

10.32	Chassis Lease Agreement dated January 1, 2001 between The Ivy Group and Trac Lease, Inc. (incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2000).

10.33	Asset Purchase Agreement, dated as of January 26, 2001, by and between Interpool, Inc. and Transport International Pool, Inc (incorporated herein by reference to the Company’s Form 8-K filed on April 3, 2001).

10.34	Amendment No.1 to the Asset Purchase Agreement, dated as of March 30, 2001, by and between Interpool, Inc. and Transport International Pool, Inc. (incorporated herein by reference to the Company's Form 8-K filed on April 3, 2001)

21.1	Subsidiaries of the Company

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1)*

23.2	Consent of Arthur Andersen LLP

24.1	Power of Attorney (included in signature page)

*     To be filed by amendment

_______________